Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-134927


                                   Prospectus

                           INTRAOP MEDICAL CORPORATION

                        24,085,000 Shares of Common Stock

         The selling stockholders named in this prospectus are offering to sell up to 24,085,000 shares of common stock, including up to 23,850,000 shares of common stock issuable upon exercise of warrants that were previously issued by us to the selling stockholders in private transactions, and 235,000 shares of common stock that were previously issued to selling stockholders in private transactions. We will not receive any proceeds from the resale of shares of our common stock. We will, however, receive proceeds from the exercise of our common stock purchase warrants.

         The selling stockholders are offering these shares of common stock. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

         Our common stock currently trades on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol "IOPM."

         On June 19, 2006, the last reported sale price for our common stock on the OTC Bulletin Board was $0.70 per share.

         The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 1 of this prospectus to read about factors you should consider before buying shares of our common stock.

         Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this Prospectus is June 19, 2006


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
                                Table of Contents

Prospectus Summary........................................................................ii
Risk Factors...............................................................................1
Note Regarding Forward-Looking Statements..................................................8
Use Of Proceeds............................................................................9
Management's Discussion And Analysis Or Plan Of Operations................................10
Description Of Business...................................................................38
Description Of Property...................................................................44
Legal Proceedings.........................................................................44
Directors And Executive Officers..........................................................45
Executive Compensation....................................................................49
Certain Relationships And Related Transactions............................................51
Changes And Disagreements With Accountants On Accounting And Financial Disclosure.........51
Market For Common Equity And Related Stockholder Matters..................................52
Security Ownership Of Certain Beneficial Owners And Management............................53
Selling Stockholders......................................................................56
Description Of Securities And Related Transactions........................................58
Plan Of Distribution......................................................................60
Legal Matters.............................................................................61
Experts.................................................................................. 62
Where You Can Find More Information.......................................................62
Disclosure Of Commission Position On Indemnification For Securities Act Liabilities.......62
Index To Consolidated Financial Statements for the
  Quarters Ended March  31, 2006 and 2005.................................................Q-1
Index To Consolidated Financial Statements for the Fiscal
  Years Ended September 30, 2005 and 2004.................................................Y-1


       You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation to an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. Intraop Medical Corporation is referred to throughout this prospectus as "Intraop," "we" or "us."

GENERAL

         We were incorporated in Nevada on November 5, 1999, under the name Digitalpreviews.com to engage in a consulting and seminar business. We did not generate any revenue from our consulting and seminar business and in September 2003, we formally abandoned our consulting and seminar business. On March 9, 2005, we completed a merger with Intraop Medical, Inc., pursuant to which Intraop Medical, Inc. was merged with and into Intraop and Intraop Medical, Inc.'s business became our sole business. Since the merger, our business has been to develop, manufacture, market and service mobile electron beam treatment systems designed for intraoperative radiotherapy, or the application of radiation directly to a cancerous tumor and/or tumor bed during surgery. Our principal executive office is located at 570 Del Rey Avenue, Sunnyvale CA 94085, and our telephone number is 408-636-1020.


                                                                      This Offering
Shares offered by Selling
Stockholders.........................................        24,085,000 shares of common stock, including
                                                             up to 23,850,000 shares of common stock issuable upon
                                                             exercise of warrants that were previously issued by us
                                                             to the selling stockholders in private transactions, and 235,000 shares of common stock that were previously issued to
                                                             selling shareholders in private transactions.

Use of Proceeds......................................        We will not receive any proceeds from the resale of shares of our common stock.  We will however receive proceeds
                                                             from the exercise of common stock purchase warrants.

Risk Factors.........................................        The purchase of our common stock includes a high degree
                                                             of risk.  You should carefully review and consider
                                                             "Risk Factors" beginning on the next page.

OTC Bulletin Board
Trading Symbol.......................................        IOPM.

                                  RISK FACTORS

     An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus as, if they actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Additional risks and uncertainties that we do not currently know about or that we currently deem immaterial may also adversely affect our business, financial condition and results of operations. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements".



                         RISKS RELATING TO OUR BUSINESS

We have been in operation for over 10 years and have never been profitable.

         Intraop is a medical device company that has experienced significant operating losses in each year since incorporation on March 9, 1993, primarily due to the cost of substantial research and development of its sole product, the Mobetron. We have generated about $14.9 million in revenues through March 31, 2006, however we expect to continue to incur operating losses as well as negative cash flows from operations in future periods. Our ability to achieve profitability will depend upon our successful commercial marketing of the Mobetron and effectively making the transition to a manufacturing and marketing company. It is possible that the Mobetron and any other products of Intraop will never gain full commercial acceptance, and as a result we may never generate significant revenues or achieve or maintain profitability. As a consequence of these uncertainties, our independent public accountants have expressed a "going concern" qualification in their audit reports.

We have pledged all of our assets and issued a significant amount of our capital stock as security for a loan.

         In August 2005, we entered into a revolving, $3,000,000, combined inventory and international factoring agreement, or Revolving Line, under which we pledged as collateral certain of our inventory and receivables. On June 1, 2006, we amended the Revolving Line to increase the amount of the line to $4,000,000. Also in August 2005, we borrowed $2,000,000 pursuant to 10% senior secured debentures issued to two private lenders which are due at maturity in August 2008. Among other terms, the loan is secured by a lien on all of our assets not otherwise pledged under our Revolving Line. In addition we issued 1,600,000 shares of our common stock to the holders of the 10% senior secured debentures, the Collateral Shares. So long as an event of default under the secured debentures has not occurred, we retain voting rights over the Collateral Shares and the lenders are not permitted to sell the Collateral Shares. Should a default occur under the Revolving Line or the secured debentures, the lenders under those agreements would be entitled to exercise their rights as secured creditors under the Uniform Commercial Code, including the right to take possession of the pledged collateral, which in the case of the 10% senior secured debentures would include all of our assets, and to sell those assets at a public or private sale and also to sell the Collateral Shares. In the event the lenders exercise those rights, we would have a very short period of time in which to obtain adequate capital to satisfy the amount of the obligations to the lenders to prevent the sale of our assets. For us to obtain such capital in such a short period would result in very significant dilution to the stockholders and if we are unable to obtain those funds, we could be unable thereafter to operate, possibly resulting in a total loss of the investment made by our stockholders.

We have significant additional capital needs.

         We have expended, and will continue to expend, substantial funds on development, marketing, research, and commercialization related to the Mobetron. In the past we received liquidity from payments by distributors and customers, proceeds from the sale of equity securities and debt instruments, and government grants. Any additional secured indebtedness would require the consent of our senior lenders. Equity or debt financing may not be available on terms favorable to us or at all, in which case we may be unable to meet our expenses.

Our single product is subject to uncertain market acceptance.

         We have not yet manufactured, marketed, or sold the Mobetron in full commercial quantities. We cannot assure that the Mobetron will gain broad commercial acceptance or that commercial viability will be achieved; that future research and development related to the Mobetron system will be successful or produce commercially salable products; that other products under development by us will be completed or commercially viable; or that hospitals or other potential customers will be willing to make the investment necessary to purchase the Mobetron or other products under development by us, or be willing to comply with applicable government regulations regarding their use.

We are dependent on key suppliers and have limited manufacturing experience.

         We have entered into an agreement with CDS Engineering LLC, or CDS, for the manufacture of the majority of the Mobetron system, while the accelerator guide, a key component of the Mobetron, is manufactured by Accuray Incorporated of Sunnyvale, California. One of the founders of Accuray Incorporated, Donald A. Goer, is our President and CEO.

         Though members of management have extensive experience in manufacturing, to date we have not manufactured the Mobetron system ourselves. We do not have experience manufacturing our products in the volumes that will be necessary for us to achieve significant commercial sales. Any significant interruption in our relationship with Accuray, CDS, or any other key suppliers, including subcontractors, would have a material adverse effect on our ability to manufacture the Mobetron and, therefore, on our business, financial condition, and results of operation.

         We expect to retain the rights to manufacture certain Mobetron accessories, options, and disposable medical devices. We may encounter difficulties in scaling up the production of the Mobetron or in hiring and training additional personnel to manufacture the Mobetron in commercial quantities.

         We intend to continue to do our own final testing of the Mobetron. This testing requires a specialized test facility. In September, 2005 we entered into a lease for combined office, manufacturing, research and test facilities which we believe are adequate for testing Mobetrons through August 2010. Should our business grow more quickly than anticipated, our inability to locate additional test facilities or expand test facilities at our current location would likely have a material adverse effect on our ability to manufacture the Mobetron and, therefore, on our business, financial condition, and results of operation.

We may be unable to protect our patents and proprietary technology.

         Our ability to compete effectively in the marketplace will depend, in part, on our ability to protect our intellectual property rights. We rely on patents, trade secrets, and know-how to establish and maintain a competitive position in the marketplace. The enforceability of medical device or other patents, however, can be uncertain. Any limitation or reduction in our rights to obtain or enforce our patents could have a material adverse effect on our ability to maintain or protect our intellectual property rights.

We may unknowingly infringe the intellectual property rights of third parties and thereby be exposed to lawsuit(s).

         We attempt to avoid infringing known proprietary rights of third parties in our product development efforts. However, we have not conducted and do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, it is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

         If we discover that our products violate third-party proprietary rights, we cannot assure that we would be able to obtain licenses to continue offering such products without substantial reengineering or that any effort to undertake such reengineering would be successful, that any such licenses would be available on commercially reasonable terms, if at all, or that litigation regarding alleged infringement could be avoided or settled without substantial expense and damage awards. Any claims against us relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and in injunctions preventing us from distributing certain products. Such claims could materially adversely affect our business, financial condition, and results of operations.

We could be subject to product liability claims for which we have no insurance coverage.

         The manufacture and sale of our products entails the risk of product liability claims. Although we obtained product liability insurance prior to commercially marketing our products, product liability insurance is expensive and may not be available to us in the future on acceptable terms or at all. To date, we have not experienced any product liability claims. A successful product liability claim against us in excess of our insurance coverage could have a material adverse affect on our business, financial condition, and results of operations.

We are substantially dependent on certain key employees.

         We believe that our success will depend to a significant extent upon the efforts and abilities of a relatively small group of management personnel, particularly Donald A. Goer, PhD, our Chief Executive Officer. The loss of the services of one or more of these key people could have a material adverse effect on us. We have employment agreements with Mr. Goer and one other employee and have purchased "key person" life insurance for Mr. Goer in the amount of $5,000,000, of which $3,000,000 has been pledged to holders of our 10% senior secured debentures as security for their debentures.

         Our future success will also depend upon our ability to continue to attract and retain qualified personnel to design, test, market, and service our products and manage our business. Competition for these technical and management employees is significant. We cannot assure that we will be successful in attracting and retaining such personnel.

Our limited resources may prevent us from developing additional products or services.

         We have limited financial, management, research, and development resources. Plans by us to develop additional products and services may require additional management or capital which may not be available at the appropriate time or at a reasonable cost. In addition, these products and services may divert our resources from the development and marketing of the Mobetron system which could decrease our revenue and potential earnings.

The preparation of our financial statements requires us to make estimates and assumptions and apply certain critical accounting policies that could materially affect the reported amounts of our assets, liabilities, revenues and expenses.

         Estimates and assumptions used in our financial statements are based on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. These estimates and assumptions also require the application of certain accounting policies, many of which require estimates and assumptions about future events and their effect on amounts reported in the financial statements and related notes. We periodically review our accounting policies and estimates and make adjustments when facts and circumstances dictate. Actual results may differ from these estimates under different assumptions or conditions. Any differences may have a material impact on our financial condition and results of operations.

         In June 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-04, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". Under EITF 05-04, liquidated damages clauses may qualify as freestanding financial instruments for treatment as a derivative liability. Furthermore, EITF 05-04 addresses the question of whether a registration rights agreement should be combined as a unit with the underlying financial instruments and be evaluated as a single instrument. EITF 05-04 does not reach a consensus on this question and allows for treatment as a combined unit (Views A and B) as well as separate freestanding financial instruments (View C). On September 15, 2005, the FASB staff postponed further discussion of EITF 05-04. As of March 31, 2006, the FASB has still not rescheduled EITF 05-04 for discussion.

         In conjunction with our issuance of senior and convertible debentures and the related warrants and registration rights, we adopted View C of EITF 05-04. Accordingly, the registration rights agreements, the warrants associated with the senior and convertible debentures, the debentures themselves, as well as certain features of the debentures were evaluated as stand alone financial instruments. This treatment resulted in classification of the warrants and certain features of the debentures as equity while the registration rights agreements and other features of the debentures were treated as derivative liabilities. Derivative liability treatment requires adjusting the carrying value of the instrument to its fair value at each balance sheet date and recognizes any change since the prior balance sheet date as a component of other income/(expense). The recorded value of such derivative liabilities can fluctuate significantly based on fluctuations of the market value of our underlying securities, as well as on the volatility of our stock price during the term used for observation and the term remaining for the underlying financial instruments. We believe that should the FASB staff reach a consensus on EITF 05-04 and select combined unit treatment (View A or B), the debt features of the debentures and associated warrants previously classified as equity will have to be evaluated as a combined unit with the registration rights agreements. This combination will result in these instruments being treated as derivative liabilities requiring periodic reevaluation of fair value with potentially significant fluctuation in fair value from period to period. Accordingly, this consensus could have a significant effect on our financial statements.

         We believe that the following accounting policies also fit the definition of critical accounting policies. We use the specific identification method to set reserves for both doubtful accounts receivable and the valuation of our inventory, and use historical cost information to determine our warranty reserves. Further, in assessing the fair value of certain option and warrant grants, we have valued these instruments based on the Black-Scholes model which requires estimates of the volatility of our stock and the market price of our shares, which in the absence of a market for shares, was based on estimates of fair value made by our Board of Directors.

         We are required to recognize expense for share-based compensation related to stock, and there can be no assurance that the expense that we are required to recognize accurately measures the value of our share-based payment awards, and the recognition of this expense could cause the trading price of our common stock to decline.

         On January 1, 2006, we adopted SFAS 123(R) using the modified prospective transition method, which requires the measurement and recognition of compensation expense for all share-based payment awards made to our employees and directors including stock options and restricted stock based on their fair values. As a result, our operating results contain, and our operating results for future periods will contain, a charge for share-based compensation related to stock. This charge is in addition to other share-based compensation expense we have recognized in prior periods.

         The application of SFAS 123(R) requires the use of an option-pricing model, such as the Black-Scholes option-pricing model, to determine the fair value of share-based payment awards. Option-pricing models were developed for use in estimating the value of traded options that have no vesting restrictions and are fully transferable. Our stock options have characteristics significantly different from those of traded options, and changes in the assumptions (such as expected term, stock price volatility and other variables) can materially affect the fair value estimates. Therefore, although we determine the fair value of stock options in accordance with SFAS 123(R) and SAB 107, the existing valuation models may not provide an accurate measure of such fair value, and there can be no assurance that the resulting expense that we are required to recognize accurately measures that value.

         As a result of the adoption of SFAS 123(R), our earnings the periods subsequent to our adoption of SFAS 123(R) were lower than they would have been had we not been required to adopt SFAS 123(R). This will continue to be the case for future periods. We cannot predict the effect that this decrease in earnings will have on the trading price of our common stock.



                         RISKS RELATING TO OUR INDUSTRY

We are subject to intense competition.

         Conventional medical linear accelerator manufacturers have more substantial histories, backgrounds, experience, and records of successful operations; possess greater financial, technical, marketing, and other resources; and have more employees and more extensive facilities than we now have, or will have in the foreseeable future. These companies have sold one or two modified conventional accelerators and could continue to offer essentially the same type of conventional unshielded system. Additionally, two other manufacturers, Hytesis and Liac, are known to us to have developed systems that are light enough for operating room use.

         The possibility of significant competition from other companies with substantial resources also exists. The cancer treatment market is subject to intense research and development efforts all over the world, and we can face competition from competing technologies that treat cancer in a different manner. It is also likely that other competitors will emerge in the markets that we intend to commercialize. We cannot assure that our competitors will not develop technologies or obtain regulatory approval for products that may be more effective than our products, and that our technologies and products would not be rendered less competitive or obsolete by such developments.

Our industry is subject to rapid, unpredictable, and significant technological change.

         The medical device industry is subject to rapid, unpredictable, and significant technological change. Our business is subject to competition in the U.S. and abroad from a variety of sources, including universities, research institutions, and medical device and other companies. Many of these potential competitors have substantially greater technical, financial, and regulatory resources than we do and are accordingly better equipped to develop, manufacture, and market their products. If these companies develop and introduce products and processes competitive with or superior to our products, we may not be able to compete successfully against them.

We are subject to extensive government regulation.

         The development, testing, manufacturing, and marketing of the Mobetron are regulated by the United States Food and Drug Administration, or FDA, which requires government clearance of such products before they are marketed. We filed and received 510(k) pre-market notification clearance from the FDA in July 1998. We received clearance for sales in Japan, or JIS, in May 2000, and received European EC Certificate approval, or CE Mark, on October 12, 2001. However, we may need to obtain additional approvals from the FDA or other governmental authorities if we decide to change or modify the Mobetron. In that case, the FDA or other authorities may not grant any new approvals. In addition, if we fail to comply with FDA or other regulatory standards, we could be forced to withdraw our products from the market or be sanctioned or fined.

         We are also subject to federal, state, and local regulations governing the use, generation, manufacture, and testing of radiation equipment, including periodic FDA inspections of manufacturing facilities to determine compliance with FDA regulations. In addition, we must comply with federal, state, and local regulations regarding the manufacture of healthcare products and radiotherapy accelerators, including Good Manufacturing Practice, or GMP, regulations, Suggested State Regulations for the Control of Radiation, or SSRCR, and International Electrotechnical Committee, or IEC, requirements, and similar foreign regulations and state and local health, safety, and environmental regulations. Although we believe that we have complied in all material respects with applicable laws and regulations, we cannot assure that we will not be required to incur significant costs in the future in complying with manufacturing and environmental regulations. Any problems with our, or our manufacturers' ability to meet regulatory standards could prevent us from marketing the Mobetron or other products.

We expect to be highly dependent on overseas sales.

         We believe that the majority of our sales over at least the next few years will be made to overseas customers. Our business, financial condition, and results of operations could be materially adversely affected by changes or uncertainties in the political or economic climates, laws, regulations, tariffs, duties, import quotas, or other trade, intellectual property or tax policies in the United States or foreign countries. We may also be subject to adverse exchange rate fluctuations between local currencies and the U.S. dollar should revenue be collectable or expenses paid in local currencies.

         Additionally, we have limited experience in many of the foreign markets in which we plan to sell our goods and services. To succeed, we will have to overcome cultural and language issues and expand our presence overseas by hiring and managing additional staff and opening overseas offices to meet our sales, manufacturing, and customer support goals. No assurance can be given that we can meet these goals. We may also be subject to taxation in foreign jurisdictions, and transactions between any of our foreign subsidiaries and us may be subject to U.S. and foreign withholding or other taxes. We also may encounter difficulties due to longer customer payment cycles and encounter greater difficulties in collecting accounts receivable from our overseas customers. Further, should we discontinue any of our international operations, we may incur material costs to cease those operations. An inability to expand our overseas presence or manage the risks inherent in that expansion could have a material adverse affect on our business, financial condition, and results of operations.

IORT treatment may not become a "standard of care" for cancer treatment.

         Despite the fact that more than 20,000 patients have received IORT treatment, and despite the promising results in selected clinical studies, IORT is not yet considered by the majority of cancer practitioners to be a "standard of care". In fact, IORT may never develop into a "standard of care" for the treatment of cancer, in which case the market potential for the Mobetron and other IORT techniques will remain limited. If the market remains limited, the Company may not be able to achieve sustained profitability, or profitability at all.

Our success in selling our Mobetron systems in the U.S. may depend on increasing reimbursement for IORT services.

         Hospitals in the U.S. pay increasing attention to treatment costs, return on assets and time to investment recovery when making capital purchase decisions. While IORT is generally reimbursable, its rate of return on capital invested compared to the return for external beam and other radiotherapy delivery systems is currently unfavorable. While the Company intends to make an effort to increase the rate of reimbursement to improve the rate of return on the capital investment in the Mobetron for hospitals in the U.S., there is no assurance that such an effort will be ultimately successful. Therefore, regardless of positive clinical outcomes, the current U.S. reimbursement environment may slow the widespread acceptance of IORT and the Mobetron in the U.S. market.

If our revenue stream were to become more dependent upon third party payors such as insurance companies, our revenues could decrease and our business could suffer.

         The system of health care reimbursement in the United States is being intensively studied at the federal and state level. There is a significant probability that federal and state legislation will be enacted that may have a material impact on the present health care reimbursement system. If, because of a change in the law or other unanticipated factors, certain third party payors (primarily insurance companies) were to become a more substantial source of payment for our products in the future, our revenues may be adversely affected. This is because such providers commonly negotiate or legislate cost structures below the prevailing market rate and typically negotiate payment arrangements which are less advantageous than those available from private payors. Payment by third party payors could also be subject to substantial delays and other problems related to receipt of payment. The health care industry, and particularly the operation of reimbursement procedures, has been characterized by a great deal of uncertainty, and accordingly no assurance can be given that third party payors will not become a significant source of payment for our products, or that such a change in payment policies will not occur. Any of these factors could have a material adverse effect on our business and financial condition and affect our ability to make interest and principal payments under our notes. We cannot assure that such legislation will not restrict hospitals' ability to purchase equipment such as the Mobetron or that such legislation will not have a material adverse affect on our ability to sell the Mobetron and our business prospects and financial condition.


                        RISKS RELATED TO OUR COMMON STOCK

The trading market for our common stock is limited.

         Our common stock is quoted on the OTC Bulletin Board under the symbol "IOPM.OB." The trading market for our common stock is limited. Accordingly, we cannot assure the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our stock price may be volatile.

         The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:


         o        technological innovations;
         o introductions or withdrawals of new products and services by us or our competitors;
         o        additions or departures of key personnel;
         o        sales of our common stock;
         o our ability to integrate operations, technology, products and services;
         o        our ability to execute our business plan;
         o        operating results below expectations;
         o        loss of any strategic relationship;
         o        industry developments;
         o        changes in the regulatory environment;
         o        economic and other external factors; and
         o        period-to-period fluctuations in our financial results.

         Because we have a limited operating history with little revenues to date, any one of these factors may be considered material. Our stock price may fluctuate widely as a result of any of the above.

         In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

         We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our common stock may be deemed penny stock with a limited trading market.

         Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15
(g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $4.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the "penny stock rules" for any significant period, the market, if any, for our securities may suffer. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and
(iii) to obtain needed capital.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

         If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. Approximately 2,663,309 shares of our restricted common stock are eligible for sale pursuant to Rule 144(k) and an additional 14,985,570 shares of our restricted common stock are eligible for sale pursuant to Rule 144. In addition, we recently completed two registrations for a total of 25,100,000 shares of our common stock, and we expect within the next twelve months, to register a minimum of up to an additional 48,528,973 shares of our common stock, including shares resulting from the conversion of convertible securities and the exercise of warrants and options, which upon registration with the SEC will be freely tradable.


                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the materials incorporated herein by reference contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "continue" and other similar words. You should read statements that contain these words carefully because they discuss our future expectations, make projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. Our actual results could differ materially from the expectations we describe in our forward-looking statements as a result of certain factors, as more fully described in the "Risk Factors" section of this prospectus and the section entitled "Factors That May Affect Future Results of Operations" and elsewhere in the documents we file with the SEC that are incorporated therein.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the common stock registered pursuant to this registration statement. However, we will receive the proceeds from the exercise of warrants, which we intend to use for general working capital purposes.









                  (Remainder of page intentionally left blank)

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

         This discussion and analysis should be read in conjunction with our audited financial statements and accompanying footnotes included in our Form 10-KSB in which we disclosed our financial results for the years ended September 30, 2005 and 2004 and our Form 10-QSB in which we disclosed our financial results for the three and six months ended March 31, 2006 and 2005, and such other reports as we file from time to time with the SEC.

         This section contains forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including those identified in the section of this Form SB-2 titled " Risk Factors" that may cause actual results to differ materially from those discussed in, or implied by, such forward-looking statements. Forward-looking statements within this Form SB-2 are identified by words such as "believes," "anticipates," "expects," "intends," "may," and other similar expressions. However, these words are not the only means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. We are not obligated and expressly disclaim any obligation to publicly release any update to any forward-looking statement. Actual results could differ materially from those anticipated in, or implied by, forward-looking statements as a result of various factors, including the risks outlined elsewhere in this report.


Business Overview

         Intraop Medical Corporation or Intraop, formerly Digitalpreviews.com, Inc., was organized under the laws of the State of Nevada on November 5, 1999. Intraop's initial purpose was to engage in a consulting and seminar business. In September 2003, in anticipation of negotiating a potential merger with Intraop Medical, Inc., a privately-held Delaware corporation, we formally abandoned our consulting and seminar business operations, which from inception through March 9, 2005, generated no revenue and during which time we were considered to be a development stage company. On March 9, 2005, we completed the merger with Intraop Medical, Inc. pursuant to the terms of an Agreement and Plan of Reorganization dated February 24, 2004, or the Merger Agreement, by and between Intraop and Intraop Medical, Inc., pursuant to which Intraop Medical, Inc. was merged with and into Intraop, and Intraop remained as the surviving corporation. As result of the merger, we acquired all of the assets and assumed all of the obligations of Intraop Medical, Inc. Such assets consist, without limitation, of all of Intraop Medical, Inc.'s cash and cash equivalents, accounts receivables, inventory, prepaid expenses, property and equipment, leased equipment, intangible assets (including patents, certain installment payments for license rights to acquire certain technology, amounts paid to third parties for manufacturing and design rights as well as design rights and manufacturing/ design instructions in connection with the Mobetron, Intraop Medical, Inc.'s product, and a certain medical device approval license).

         In connection with the consummation of the merger and pursuant to the merger agreement, each of the issued and outstanding shares of Intraop Medical, Inc.'s preferred stock and common stock was cancelled and extinguished and automatically converted into the right to receive one (1) corresponding share of our common stock. As a result of the merger, 14,175,028 shares of our common stock were issued to stockholders of Intraop Medical, Inc. in exchange for their shares of preferred stock and common stock. Additionally, as of March 9, 2005 we assumed (i) 1,023,611 options reserved under Intraop Medical, Inc.'s stock option plan which were exercisable within 60 days of the closing date for the merger; (ii) warrants exercisable for 926,291 shares of our common stock; and
(iii) convertible promissory notes convertible into 1,540,795 shares of our common stock. Additionally, we sold 795,000 shares of our common stock to certain consultants in consideration for services provided in connection with the consummation of the Merger. All of these securities were issued in reliance upon the exemption from securities registration afforded by the provisions of Regulation D, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         As a result of the merger with Intraop Medical, Inc., we now manufacture, market and distribute the Mobetron, a proprietary mobile electron beam cancer treatment system designed for use in IORT. The IORT procedure involves the direct application of radiation to a tumor and/or tumor bed while a patient is undergoing surgery for cancer. The Mobetron is designed to be used without requiring additional shielding in the operating room, unlike conventional equipment adapted for the IORT procedure. The Mobetron system can be moved from operating room to operating room, thereby increasing its utilization and cost effectiveness. In addition to IORT, the Mobetron system also can be used as a conventional radiotherapy electron beam accelerator.

         Our strategy is to expand our customer base both in the United States and internationally through direct and distributor sales channels and joint ventures with health care providers. We also intend to continue our research and development efforts for additional Mobetron applications.

         We derive revenues from Mobetron product and accessory sales, service and support, and leases. Product sales revenue is recognized upon installation provided that any remaining obligations are inconsequential or perfunctory and collection of the receivable is deemed probable. Revenues from accessory sales are recognized upon shipment. Revenue from lease activities is recognized as income over the lease term as it becomes receivable according to the provisions of the lease. Revenue from maintenance is recognized as services are completed or over the term of the service agreements as more fully disclosed in our financial statements.

         Cost of revenues consists primarily of amounts paid to contract manufacturers and, salary and benefit costs for employees performing customer support and installation, lease related interest expense and depreciation related to leased assets. General and administrative expenses include the salaries and benefits of executive and administrative personnel, communications, facilities, insurance, professional services and other administrative expenses. Sales and marketing costs include salaries, benefits and the related expenses of the sales staff including travel expenses, promotion materials, conferences and seminars. Research and development expenses consist primarily of compensation and related direct costs for employees and an allocation of research and development-related overhead expenses. Since inception, we have invested approximately $6.84 million in research and development. These amounts have been primarily invested in development of the Mobetron product and have been expensed as they have been incurred.

         As the Mobetron, our primary product, sells for in excess of $1,000,000 depending on configuration, and because we are just beginning to move into full commercial sale and production of this product, our historical results may vary significantly from period to period. For example, sale of only one Mobetron in any given quarter may substantially alter the sales and cost numbers for that quarter, and the timing of such a sale often cannot be predicted with any accuracy. While we expect that our financial results may ultimately become more predictable as sales increase and costs stabilize, our financial results for the foreseeable future are likely to continue to vary widely from period to period.

Critical Accounting Policies

         This discussion and analysis of financial condition and results of operation is based on our financial statements which were prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. These estimates and assumptions are based on historical experience and on various other factors that they believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. These estimates and assumptions also require the application of certain accounting policies, many of which require estimates and assumptions about future events and their effect on amounts reported in the financial statements and related notes. We periodically review our accounting policies and estimates and make adjustments when facts and circumstances dictate. Actual results may differ from these estimates under different assumptions or conditions. Any differences may have a material impact on our financial condition and results of operations.

         We believe that the following accounting policies fit the definition of critical accounting policies. We use the specific identification method to set reserves for both doubtful accounts receivable and the valuation of our inventory, and use historical cost information to determine our warranty reserves. Further, in assessing the fair value of option and warrant grants, we have valued these instruments based on the Black-Scholes model which requires estimates of the volatility of our stock and the market price of our shares, which in the absence of a market for shares, was based on estimates of fair value made by our Board of Directors.

     Additionally, we entered into registration rights agreements pursuant to our issuance of our senior and convertible debentures and warrants on August 31, 2005 and October 25, 2005. Pursuant to the registration rights agreements, we agreed to file a resale registration statement covering the resale of the shares issuable to the investors upon the exercise of their warrants and conversion of their debentures by September 30, 2005 and November 24, 2005, respectively. At inception, the registration rights agreements required us to pay monthly liquidated damages if:

         o a registration statement was not filed on or prior to September 30, 2005 and November 24, 2005, respectively, or
         o we failed to file with the Securities and Exchange Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five trading days of the date that we are notified by the Commission that a registration statement will not be "reviewed," or not subject to further review, or
         o prior to its effectiveness date, we failed to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such registration statement within 10 calendar days after the receipt of comments by or notice from the Commission that such amendment is required for a registration statement to be declared effective, or
         o a registration statement filed or required to be filed hereunder was not declared effective by the Commission by December 29, 2005 and February 22, 2006, respectively, or
         o after December 29, 2005 and February 22, 2006, respectively, a registration statement ceases for any reason to remain continuously effective as to all registrable securities for which it is required to be effective, or the investors are not permitted to utilize the prospectus therein to resell such registrable securities for 10 consecutive calendar days but no more than an aggregate of 15 calendar days during any 12-month period.

     The amount of monthly liquidated damages equals 2.0% of the aggregate purchase price paid by the investors for any registrable securities held by the investors. Late payment beyond seven days is subject to interest at an annual rate of 18%.

     We evaluated the liquidated damages feature of the registration rights agreements in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"). The liquidated damages qualify as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within SFAS 133, they were required by SFAS 133 to be recorded as derivative financial instruments. Further, in accordance with EITF 05-04, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", we also evaluated whether the registration rights agreements, the senior and convertible debentures, and associated warrants should be combined into and accounted for as a single unit or accounted for as separate financial agreements. In considering the appropriate treatment of these instruments, we observed that:

         o Although entered into contemporaneously, the agreements are nevertheless separate legal agreements.
         o Payment of the liquidated damages penalties under the registration rights agreements does not alter the investors' rights under either the warrant or debenture agreements. The debentures and warrants have values which are based on their interest rate and the relation between their conversion price or exercise price and the value of our common stock. This value is independent of any payment for liquidated damages under the registration rights agreements, which is based on how long the shares remain unregistered.
         o The various agreements do not relate to the same risk. The risk inherent in the debentures relates to our ability to repay these instruments as and when they come due or to the extent converted into common stock, to the price of our common stock. The warrants similarly bear risk related to the value of our common stock. The liquidated damages penalty under the registration rights agreements relates to the risk of Intraop filing a registration statement and having it declared effective.

     Thus, in light of the above facts and circumstances and in accordance with guidance in EITF 05-4, View C, we evaluated and treated the registration rights agreements, senior and convertible debentures and associated warrants as separate free standing agreements.

     Upon execution, the registration rights agreements had no initial fair value. In subsequent periods, the carrying value of the derivative financial instrument related to the registration rights agreements will be adjusted to its fair value at each balance sheet date and any change since the prior balance sheet date will be recognized as a component of other income/(expense).

         The estimated fair value of the registration rights agreements was determined using the discounted value of the expected future cash flows. We were not able to file a registration statement with the SEC or have it declared effective as required by the dates specified in the registration rights agreements. However, in January 2006, we obtained an amendment to the registration rights agreements to extend the required filing date of our initial registration statement to January 27, 2006, a deadline that we met, and to extend the required effectiveness date of that same initial registration statement to March 31, 2006, a deadline we did not meet, and to waive all amounts potentially due under the liquidated damages clause which would have been due but for the waiver. On April 18, 2006 we obtained a further amendment to the registration rights agreements to further extend the required effectiveness date of our initial registration statement to May 15, 2006 for investors subject to the August 31, 2005 registration rights agreements and extend to May 30, 2006 the date on which we must have an effective registration statement for 50% of the registrable shares for investors who were signatory to the October 25, 2005 registration rights agreements. We subsequently met both the May 15, 2006 and May 31, 2006 deadlines. We believe that, in the future, we will be able to meet the registration requirements of the registration rights agreements and that in the event we cannot, and assuming we are making reasonable efforts to file and have a registration statement declared effective, the holders of the debentures will waive the liquidated damages required under the registration rights agreements. As a result, at September 30, 2005 and March 31, 2006, we assigned no value to the potential liquidated damages under the registration rights agreements.

     EITF 05-04 offers multiple views on the question of whether a registration rights agreement should be combined as a unit with the underlying financial instruments and be evaluated as a single instrument. EITF 05-04 does not reach a consensus on this question and allows for treatment as a combined unit (Views A and B) as well as separate freestanding financial instruments (View C). On September 15, 2005, the FASB staff postponed further discussion of EITF 05-04. As of March 31, 2006, the FASB has still not rescheduled EITF 05-04 for discussion.

     In conjunction with our issuance of senior and convertible debentures and the related warrants and registration rights, we adopted View C of EITF 05-04. Accordingly, the registration rights agreements, the warrants associated with the senior and convertible debentures, the debentures themselves, as well as certain features of the debentures were evaluated as stand alone financial instruments. This treatment resulted in classification of the warrants and certain features of the debentures as equity while the registration rights agreements and other features of the debentures were treated as derivative liabilities. Derivative liability treatment requires adjusting the carrying value of the instrument to its fair value at each balance sheet date and recognizes any change since the prior balance sheet date as a component of other income/(expense). The recorded value of such derivative liabilities can fluctuate significantly based on fluctuations of the market value of our underlying securities, as well as on the volatility of our stock price during the term used for observation and the term remaining for the underlying financial instruments. We believe that should the FASB staff reach a consensus on EITF 05-04 and select combined unit treatment (View A or B), the debt features of the debentures and associated warrants previously classified as equity will have to be evaluated as a combined unit with the registration rights agreements. This combination will result in these instruments being treated as derivative liabilities requiring periodic reevaluation of fair value with potentially significant fluctuation in fair value from period to period. Accordingly, this consensus could have a significant effect on our financial statements.

Share-based Compensation Expense

         Effective January 1, 2006, we adopted on a modified prospective transition method Statement of Financial Accounting Standards No. 123 (revised
2004), Share-Based Payment, or SFAS 123(R), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options issued under the New Plan. Our financial statements as of March 31, 2006 and for the three and six months ended March 31, 2006, reflect the effect of SFAS 123(R). In accordance with the modified prospective transition method, our financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Share-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-based compensation expense recognized in our Unaudited Condensed Consolidated Statements of Operations during the three and six months ended March 31, 2006, included compensation expense for share-based payment awards granted prior to, but not yet vested as of, December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In conjunction with the adoption of SFAS 123(R), we elected to attribute the value of share-based compensation to expense using the straight-line attribution method. Share-based compensation expense related to stock options was $72,395 and $72,395, before taxes on earnings for the three and six months ended March 31, 2006, respectively. During the three and six months ended March 31, 2005, there was no share-based compensation expense related to stock options recognized under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25. See Note 7 to the Condensed Consolidated Financial Statements for additional information.

         Upon adoption of SFAS 123(R), we elected to value our share-based payment awards granted after January 1, 2006 using the Black-Scholes option-pricing model, or the Black-Scholes model, which we previously used for the pro forma information required under SFAS 123. For additional information, see Note 7 to the Condensed Consolidated Financial Statements.

         The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The Black-Scholes model requires the input of certain assumptions. Our options have characteristics significantly different from those of traded options, and changes in the assumptions can materially affect the fair value estimates. The determination of fair value of share-based payment awards on the date of grant using the Black-Scholes model is affected by our stock price as well as the input of other subjective assumptions. These assumptions include, but are not limited to the expected term of stock options and our expected stock price volatility over the term of the awards. Our options have characteristics significantly different from those of traded options, and changes in the assumptions can materially affect the fair value estimates.

         The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding. The expected term is based on the observed and expected time to post-vesting exercise and forfeitures of option by our employees. Upon the adoption of SFAS 123(R), we determined the expected term of stock options using the simplified method as allowed under SAB107. Prior to the three month period ended March 31, 2006, we determined the expected term of stock options based on the option vesting period. Upon adoption of SFAS 123(R), we used historical volatility measured over a period equal to the option expected terms in deriving its expected volatility assumption as allowed under SFAS 123(R) and SAB 107. Prior to the three month period ended March 31, 2006, we had also used our historical stock price volatility in accordance with SFAS 123 for purposes of our pro forma information. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of our stock options. The dividend yield assumption is based on our history and expectation of dividend payouts.

         As share-based compensation expense recognized in the Unaudited Condensed Consolidated Statements of Operations for the three and six months ended March 31, 2006, is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on our historical experience. In our pro-forma information required under SFAS 123 for the periods prior to January 1, 2006, we accounted for forfeitures as they occurred. If factors change and we employ different assumptions in the application of SFAS 123(R) in future periods, the compensation expense that we record under SFAS 123(R) may differ significantly from what we have recorded in the current period.

         As of March 31, 2006, there was $129,017 of total unrecognized compensation expense related to stock options granted under the New Plan. This unrecognized compensation expense is expected to be recognized over a weighted average period of 1.45 years.










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                                       15

Results of Operation for the three months ended March 31, 2006 compared to the three months ended March 31, 2005.

Revenue, Costs of Revenue and Gross Margins

                                                    Quarter Ended March 31,
              Revenue                     2006          2005       Change       Percent
              ----------------------------------------------------------------------------
                Product sales        $ 872,202     $ 106,917    $ 765,285         715.77%
                Leasing                 71,959        62,167        9,792          15.75%
                Service                158,156        27,347      130,809         478.33%
              ----------------------------------------------------------------------------
              Total Revenue          1,102,317       196,431      905,886         461.17%
              ----------------------------------------------------------------------------

              Costs of Revenue
              ----------------------------------------------------------------------------
                Product sales          761,432        92,247      669,185         725.43%
                Leasing                      -        93,283      (93,283)       -100.00%
                Service                161,135        31,976      129,159         403.92%
              ----------------------------------------------------------------------------
              Total Costs of Revenue   922,567       217,506      705,061         324.16%
              ----------------------------------------------------------------------------




                                                 Quarter Ended March 31,
              Gross Margin                2006          2005        Change      Percent
              ----------------------------------------------------------------------------
                Product sales          110,770        14,670       96,100         655.08%
                                        12.70%         13.72%

                Leasing                 71,959       (31,116)     103,075        -331.26%
                                       100.00%        -50.05%

                Service                 (2,979)       (4,629)       1,650         -35.64%
                                         -1.88%       -16.93%
              ----------------------------------------------------------------------------
              Total Gross Margin     $ 179,750     $ (21,075)   $ 200,825        -952.91%
                                         16.31%       -10.73%
              ============================================================================

Product Sales

Product sales revenue, which includes systems and accessories sales but excludes parts sold as part of our service business, increased during the quarter ended March 31, 2006 in comparison to quarter ended March 31, 2005, primarily due to the sale of one of our Mobetron systems in the quarter ended March 31, 2006 in comparison to no system sales in the quarter ended March 31, 2005. This system was our seventh system in Europe and our third system in Italy, a country that is a leader in the adoption of IORT technology. We expect overseas sales to continue outnumber U.S. sales over the next few years. Product sales revenue for the three months ended March 31, 2006 also includes a credit given by us of $92,500 for the return of a distributor spare parts kit previously purchased by our Italian distributor. The credit arose out of a change in responsibility for Mobetron servicing in Italy from the distributor to us.


Leasing

         Leasing revenue in the quarter ended March 31, 2006 and 2005 is comprised of revenue recognized on a Mobetron system delivered to our customer in Eindhoven, Holland in November 2003 and which lease ended on January 1, 2006. At inception, as an equipment supplier, we received proceeds in the amount of $1,230,685 as sale price of the equipment from a third party leasing company, who in turn leased the equipment to the hospital pursuant to a seventy month lease. We had no material obligations under the lease and the lease remained an unconditional obligation of the hospital as the lessee to make payments to the leasing company as lessor for the leasing company's own account.

         However, as an inducement to the hospital to enter into the lease, we agreed in a contract with the hospital that, should the hospital decide, upon sixty days prior notice to us, that at end of month eighteen of its lease on May 31, 2005 that the hospital wishes to prepay the lease with the leasing company (a one-time option), that we would reimburse the hospital for the cost of the hospital's exercise of the prepayment option to the leasing company. Following the reimbursement by us to the hospital for the prepayment amount, title to the equipment would revert to us.

         Because of the potential reimbursement to the hospital at the end of month eighteen of the lease, we retained substantial risk of ownership in the leased property, and the transaction has therefore been accounted for in accordance with SFAS 13, "Accounting for Leases", specifically paragraphs 19, 21, and 22. Accordingly, we recorded the entire $1,230,685 of proceeds received from the leasing company as obligation for leased equipment, a liability on our balance sheet and accounted for the item as borrowing. In accordance with APB Opinion 21, "Interest on Receivables and Payables" paragraphs 13 and 14, we determined an interest rate for the obligation of 14.5% based on other debt arrangements entered into by us at dates closest to the inception of the obligation for leased equipment.

         During the quarter ended March 31, 2005, we recognized $62,167 of leasing revenue from this transaction. Further, prior to the lease expiration on January 1, 2006, a portion of each month's rental revenue was recorded as interest expense and included in cost of revenue with the remainder recorded as a reduction in obligation for leased equipment. As the lease terminated on January 1, 2006, in the quarter ended March 31, 2006, we realized as leasing revenue a final, one-time payment from the third party leasing company due to the early termination of the lease by the hospital in the amount of $71,959.

         Further, at inception of the lease, we recorded $1,016,238, the amount that would otherwise have been our cost of revenue for the transaction, as leased equipment, an asset on our balance sheet. The asset was depreciated on a straight line basis over the period of our reimbursement obligation to the hospital down to a value equal to the estimated residual value of the equipment at the end of the obligation of approximately $631,114. The depreciation expense is included in cost of revenue.

         Prior to May 31, 2005 the hospital notified us that it intended to exercise its prepayment option, however not until January 1, 2006. We agreed to extend our reimbursement option from May 31, 2005 until January 1, 2006, and agreed to a new reimbursement amount. Although satisfied with the performance of the Mobetron, the hospital completed the build out of certain shielded facilities and found the Mobetron surplus to its use. As a result, at lease termination, we reclassified our remaining obligation for leased equipment in the amount of $1,013,022 to accounts payable and further reclassified the leased asset to inventory.

         In the quarter ended March 31, 2005 we incurred interest and depreciation on the leased Mobetron of $93,283, exceeding the revenue recognized on this transaction during that same period. Beginning October 1 2006, we stopped depreciating this asset as we believed that the residual value of the equipment at lease termination January 1, 2006 would exceed the assets book value. Further, as no interest expense was recognized with respect to the early termination payment we received from the third party leasing company, we recognized no cost of leasing revenue in the quarter ended March 31, 2006.

Service

         The majority of service revenue for the quarter ended March 31, 2005 came from two service contracts with U.S. hospitals, with the balance from as-requested service calls and parts sales to customers. In the quarter ended March 31, 2006 we recognized revenue on three service contracts with U.S. customers, however the majority of the difference in service revenue and service cost of revenue for the quarter ended March 31, 2006 and March 31, 2005 resulted from a single, large, non-recurring repair order. We expect service revenue to grow in relative proportion to U.S. based sales. Overseas distributors are generally responsible for servicing their own customers with parts supplied by us.

Operating Expenses

         A comparison of our operating expenses for the quarter ended March 31, 2006 and March 31, 2005 are as follows:

                                                      Quarter Ended
                                                         March 31,
                                                   2006        2005       Change      Percent
        ----------------------------------------------------------------------------------------
        Research and Development              $ 177,323     $ 132,500    $  44,823       33.83%
        General & Administrative                468,182     1,989,164  (1,520,982)      -76.46%
        Sales and Marketing                     247,809       179,457       68,352       38.09%
        ----------------------------------------------------------------------------------------
        Total Operating Expenses              $ 893,314    $2,301,121 $(1,407,807)      -61.18%
        ========================================================================================


         Research and Development expenses increased by approximately 34% in quarter ended March 31, 2006 in comparison to quarter ended March 31, 2005 as we continue work on various cost reduction and enhancement projects for the Mobetron. During the quarter ended March 31, 2006 two significant on-going research and development projects began to yield results. In March 2006, we began testing a prototype, cost-reduced modulator for the Mobetron which we expect to yield a production cost savings of approximately $34,000 per machine by June 2006, and also in March 2006 we began testing a prototype, motorized transport for the Mobetron which will allow our customers to more easily move the Mobetron within the hospital.

         General and Administrative expenses decreased by $1,520,982 in quarter ended March 31, 2006 in comparison to quarter ended March 31, 2005. Of this difference, $1,646,010 were costs related to our merger in quarter ended March 31, 2005, including $1,591,470 of non-cash charges for stock issued to service providers and preferred stockholders under anti-dilutive agreements upon their conversion to common stock. Without the merger related charges, general and administrative expenses in the quarter ended March 31, 2006 would have shown an increase of $125,428 over quarter ended March 31, 2005. The largest component of this change were increases in compensation and related charges paid to employees and directors as we added staff in this area and began to provide cash compensation to our outside directors and recognize share-based compensation expense related to our adoption of FAS 123R. We also incurred higher rental and office expenses due to our move to new, larger facilities in October 2005.

         Sales and Marketing expenses rose by $68,352 in quarter ended March 31, 2006 in comparison to quarter ended March 31, 2005 due to an expansion of our sales force, including the recognition share-based compensation expense related to our adoption of FAS 123R, and increased expenditures for marketing and promotion. We expect expenses in this area to continue to rise as we further our critical sales efforts by hiring staff and increasing our marketing, public relations, and advertising efforts.

         Interest Expense. We completed post-merger restructuring of our debt in August through November 2005 through the sale of our senior and convertible debentures, the addition of our Revolving Line (see Note 4 to our financial statements included in this filing) and the repayment of certain pre-merger borrowings. That restructuring resulted in an increase in the amounts borrowed, a shift from shorter term to longer term maturities and a decrease in our overall borrowing cost. The three months ended March 31, 2006 was the first quarter that the full effect of that change could be measured. As a result, although our interest expense increased by $651,393 in the quarter ended March 31, 2006 in comparison to the quarter ended March 31, 2005 fiscal year, after subtracting amortization of debt issuance costs, debt discounts due to warrants and beneficial conversions features (all non-cash components of interest), adjusted interest expense decreased by $34,329 while the amount of interest bearing obligations at March 31, 2006 was $2,588,191 greater than at March 31, 2005. Further, as a percentage of our interest bearing obligations in quarter ended March 31, 2006 our adjusted interest expense, an approximation of our borrowing rate during that quarter, decreased to 9.46%, which compares favorably to an approximate annual borrowing rate of 13.65% for the three months ended March 31, 2005, the quarter in which we completed our merger.


                                                          Quarter Ended March 31,
        Interest Bearing Obligations                              2006          2005      Change
        -------------------------------------------------------------------------------------------
        Capital lease obligations                          $     2,046   $         -
        Notes payable, related parties                         709,169       907,425
        Notes payable other, current portion                 2,242,401     7,103,129
        Obligation for leased equipment                              -     1,110,267
        Addback debt discounts and beneficial
        conversion features                                          -             -
        -------------------------------------------------------------------------------------------
        Interest bearing obligations, current                2,953,616     9,120,821   $(6,167,205)

        Capital lease obligations, non-current                   9,068             -
        Notes payable, related parties, non-current                  -             -
        Notes payable, other, non-current                    2,566,534             -
        Addback debt discounts and beneficial
        conversion features                                  6,188,386         8,592
        -------------------------------------------------------------------------------------------
        Interest bearing obligations, non-current            8,763,988         8,592     8,755,396
        -------------------------------------------------------------------------------------------
        Total interest bearing obligations                 $11,717,604   $ 9,129,413   $ 2,588,191
        ===========================================================================================

                                                          Quarter Ended March 31,
        Interest Expense                                          2006           2005         Change
        ---------------------------------------------------------------------------------------------
        Interest Expense                                   $ 1,124,348    $   472,955      $ 651,393

        Amortization of debt issuance costs, debt
        discounts due to warrants. and beneficial
        conversion features                                    847,127        161,405        685,722
        ---------------------------------------------------------------------------------------------
        Adjusted interest expense                          $   277,221    $   311,550      $ (34,329)
        Annualized adjusted interest expense                 1,108,884      1,246,200
        Interest bearing obligations                       $11,717,604    $ 9,129,413
                                                                 9.46%         13.65%          (4.19)%
        =============================================================================================








                  (Remainder of page intentionally left blank)

Results of Operation for the six months ended March 31, 2006 compared to the six months ended March 31, 2005.

Revenue, Costs of Revenue and Gross Margins

                                                             Six months Ended March 31,
        Revenue                                     2006            2005          Change         Percent
        ------------------------------------------------------------------------------------------------
          Product sales                      $ 1,923,456     $ 2,384,625     $  (461,169)         -19.34%
          Leasing                                134,127         124,335           9,792            7.88%
          Service                                177,739          48,435         129,304          266.96%
        ------------------------------------------------------------------------------------------------
        Total Revenue                          2,235,322       2,557,395        (322,073)         -12.59%
        ------------------------------------------------------------------------------------------------

        Costs of Revenue
        ------------------------------------------------------------------------------------------------
          Product sales                        1,678,679       1,840,887        (162,208)          -8.81%
          Leasing                                 38,323         187,324        (149,001)         -79.54%
          Service                                174,368          57,080         117,288          205.48%
        ------------------------------------------------------------------------------------------------
        Total Costs of Revenue                 1,891,370       2,085,291        (193,921)          -9.30%
        ------------------------------------------------------------------------------------------------



                                                             Six months Ended March 31,
        Gross Margin                                2006            2005          Change        Percent
        ------------------------------------------------------------------------------------------------
          Product sales                          244,777         543,738        (298,961)         -54.98%
                                                   12.73%                          22.80%

          Leasing                                 95,804         (62,989)        158,793         -252.10%
                                                   71.43%         -50.66%

          Service                                  3,371          (8,645)         12,016         -138.99%
                                                    1.90%                         -17.85%
        ------------------------------------------------------------------------------------------------
        Total Gross Margin                   $   343,952     $   472,104     $  (128,152)         -27.14%
                                                   15.39%          18.46%
        ================================================================================================



Product Sales

During the six months ended March 31, 2006, we sold our sixth and seventh systems in Europe bringing the total installed Mobetron base worldwide to fifteen systems. Product sales revenue, which includes systems and accessories sales but excludes parts sold as part of our service business, decreased however due to the higher margins earned on a direct-to-the-customer, domestic sale made during the quarter ended March 31, 2005 in comparison to the two overseas sales made by distributors in the quarter ended March 31, 2006. We expect overseas sales to continue to outnumber U.S. sales over the next few years.

                                                            Six months Ended March 31,
Product Sales Analysis                                    2006              2005         Change        Percent
---------------------------------------------------------------------------------------------------------------
Systems Sold                                                 2                 2              -

  Product sales                                    $ 1,923,456       $ 2,384,625
  Non-recurring items                                   92,500          (133,630)
---------------------------------------------------------------------------------------------------------------
  Adjusted Product Sales                             2,015,956         2,250,995
  Adjusted revenue per system sold                   1,007,978         1,125,498     $(117,520)         -10.44%

  Materials cost                                     1,507,225         1,697,869
  Non-recurring items                                   67,117           (67,117)
---------------------------------------------------------------------------------------------------------------
  Adjusted Material Cost                             1,574,342         1,630,752
  Materials cost per system sold                       787,171           815,376       (28,205)          -3.46%
---------------------------------------------------------------------------------------------------------------
  Adjusted materials margin                            441,614           620,243
  Adjusted materials margin per system sold            220,807           310,122       (89,315)         -28.80%
                                                         22.96%            26.01%

  Labor, and overhead                                  123,719           103,748
  Warranty                                              47,735            39,270
---------------------------------------------------------------------------------------------------------------
Adjusted margin after warranty, labor and
overhead                                           $   270,160       $   468,760     $(198,600)         -42.37%
                                                         14.05%            19.66%
===============================================================================================================


         Per systems sales revenues were higher in the six months ended March 31, 2005 in comparison to the six months ended March 31, 2006 due to a better mix of direct-to-customer versus distributor based sales in the quarter ended March 31, 2005. Additionally, included in revenue for the six months ended March 31, 2005 were certain non-recurring, one-time foreign exchange gains on a system sold prior to the six months ended March 31, 2005, but for which receivables were collected in the period. In the six months ended March 31, 2006 we also experienced a large, one-time return of certain spare parts, representing $92,500 of product revenue and $67,117 of cost of product revenue, from one of our distributors. These spare parts were originally sold to the distributor in the six months ended March 31, 2005. The return occurred based on a change in our agreement with that distributor over servicing responsibility for that country. These transactions have been backed out of the table above to facilitate a better period-to-period comparison.

         Because of our continued efforts to bring down materials costs, average materials costs per system decreased by $28,205 in the six months ended March 31, 2006 versus the six months ended March 31, 2005, a 3.46% improvement. The increase in labor and overhead for the six months ended March 31, 2006 over the six months ended March 31, 2005 is primarily related to increased personnel related expenses, of which share based compensation related to our adoption of FAS 123R accounted for $13,449 of the increase. We continue to seek improvement in our margins through various engineering cost reduction efforts for the Mobetron.

Leasing

         Leasing revenue in the six months ended March 31, 2006 and 2005 is comprised of revenue recognized on a Mobetron system delivered to our customer in Eindhoven, Holland in November 2003 and which lease ended on January 1, 2006. At inception, as an equipment supplier, we received proceeds in the amount of $1,230,685 as sale price of the equipment from a third party leasing company, who in turn leased the equipment to the hospital pursuant to a seventy month lease. We had no material obligations under the lease and the lease remained an unconditional obligation of the hospital as the lessee to make payments to the leasing company as lessor for the leasing company's own account.

         However, as an inducement to the hospital to enter into the lease, we agreed in a contract with the hospital that, should the hospital decide, upon sixty days prior notice to us, that at end of month eighteen of its lease on May 31, 2005 that the hospital wishes to prepay the lease with the leasing company (a one-time option), that we would reimburse the hospital for the cost of the hospital's exercise of the prepayment option to the leasing company. Following the reimbursement by us to the hospital for the prepayment amount, title to the equipment would revert to us.

         Because of the potential reimbursement to the hospital at the end of month eighteen of the lease, we retained substantial risk of ownership in the leased property, and the transaction has therefore been accounted for in accordance with SFAS 13, "Accounting for Leases", specifically paragraphs 19, 21, and 22. Accordingly, we recorded the entire $1,230,685 of proceeds received from the leasing company as obligation for leased equipment, a liability on its balance sheet and accounted for the item as borrowing. In accordance with APB Opinion 21, "Interest on Receivables and Payables" paragraphs 13 and 14, we determined an interest rate for the obligation of 14.5% based on other debt arrangements entered into by us at dates closest to the inception of the obligation for leased equipment.

         During the six months ended March 31, 2005, we recognized $124,335 of leasing revenue from this transaction. Further, prior to the lease expiration on January 1, 2006, a portion of each month's rental revenue was recorded as interest expense and included in cost of revenue with the remainder recorded as a reduction in obligation for leased equipment. As the lease terminated on January 1, 2006, in the six months ended March 31, 2006, in addition to monthly rental earned during the three months ended December 31, 2005, we realized as leasing revenue a final, one-time payment from the third party leasing company due to the early termination of the lease by the hospital in the amount of $71,959.

         Further, at inception of the lease, we recorded $1,016,238, the amount that would otherwise have been our cost of revenue for the transaction, as leased equipment, an asset on our balance sheet. The asset was depreciated on a straight line basis over the period of our reimbursement obligation to the hospital down to a value equal to the estimated residual value of the equipment at the end of the obligation of approximately $631,114. The depreciation expense is included in cost of revenue.

         Prior to May 31, 2005 the hospital notified us that it intended to exercise its prepayment option, however not until January 1, 2006. We agreed to extend our reimbursement option from May 31, 2005 until January 1, 2006, and agreed to a new reimbursement amount. Although satisfied with the performance of the Mobetron, the hospital completed the build out of certain shielded facilities and found the Mobetron surplus to its use. As a result, at lease termination, we reclassified our remaining obligation for leased equipment in the amount of $1,013,022 to accounts payable and further reclassified the leased asset to inventory.

         In the six months ended March 31, 2005 we incurred interest and depreciation on the leased Mobetron in Eindhoven, Holland of $187,324, exceeding the revenue recognized on this transaction during that same period. Beginning October 1, 2006, we stopped depreciating this asset as we believed that the residual value of the equipment at lease termination January 1, 2006 would exceed the assets book value. Further, as no interest expense was recognized with respect to the early termination payment we received from the third party leasing company, leasing revenue exceeded leasing cost of revenue for the six months ended March 31, 2006.

Service

         The majority of service revenue for the six months ended March 31, 2005 came from two service contracts with U.S. hospitals, with the balance from as-requested service calls and parts sales to customers. In the six months ended March 31, 2006 we recognized revenue on three service contracts with U.S. customers, however the majority of the difference in service revenue and service cost of revenue for the six months ended March 31, 2006 and March 31, 2005 resulted from as single, large, non-recurring repair order. We expect service revenue to grow in relative proportion to U.S. based sales. Overseas distributors are generally responsible for servicing their own customers with parts supplied by us.

Operating Expenses

         A comparison of our operating expenses for the six months ended March 31, 2006 and March 31, 2005 are as follows:

                                                           Six months Ended March 31,
                                                    2006            2005            Change      Percent
        ------------------------------------------------------------------------------------------------
        Research and Development             $   295,480    $    236,148      $    59,332          25.12%
        General & Administrative                 863,061       2,302,057       (1,438,996)        -62.51%
        Sales and Marketing                      483,512         295,045          188,467          63.88%
        ------------------------------------------------------------------------------------------------
        Total Operating Expenses             $ 1,642,053    $  2,833,250      $(1,191,197)        -42.04%
        ================================================================================================


         Research and Development expenses, primarily personnel related, increased by approximately 25% in six months ended March 31, 2006 in comparison to six months ended March 31, 2005 as we continue work on various cost reduction and enhancement projects for the Mobetron.

         General and Administrative expenses decreased by $1,438,996 in six months ended March 31, 2006 in comparison to six months ended March 31, 2005. Of this difference, $1,671,899 were costs related to our merger in quarter ended March 31, 2005, including $1,591,470 of non-cash charges for stock issued to service providers and preferred stockholders under anti-dilutive agreements upon their conversion to common stock. Without the merger related charges, general and administrative expenses in the quarter ended March 31, 2006 would have shown an increase of $232,903 over the six months ended March 31, 2005. The largest component of this change were increases in compensation and related charges paid to employees and directors as we added staff in this area and began to provide cash compensation to our outside directors and recognize share-based compensation expense related to our adoption of FAS 123R. We also incurred higher rental and office expenses due to our move to new, larger facilities in October 2005.

         Sales and Marketing expenses rose by $188,467 in six months ended March 31, 2006 in comparison to six months ended March 31, 2005 due to an expansion of our sales force, including the recognition share-based compensation expense related to our adoption of FAS 123R, and increased expenditures for marketing and promotion. We expect expenses in this area to continue to rise as we further our critical sales efforts by hiring staff and increasing our marketing, public relations, and advertising efforts.

         Interest Expense. We completed post-merger restructuring of our debt in August through November 2005 through the sale of our senior and convertible debentures, the addition of our Revolving Line (see Note 4 to our financial statements included in this filing) and the repayment of certain pre-merger borrowings. That restructuring resulted in an increase in the amounts borrowed, a shift from shorter term to longer term maturities and a decrease in our overall borrowing cost. As a result, although our interest expense increased by $1,110,031 in the six months ended March 31, 2006 in comparison to the six months ended March 31, 2005, after subtracting amortization of debt issuance costs, debt discounts due to warrants and beneficial conversions features (all non-cash components of interest), adjusted interest expense decreased by $59,711 while the amount of interest bearing obligations at March 31, 2006 was $2,588,191 greater than at March 31, 2006.

        Interest Expense                               2006           2005          Change
        -----------------------------------------------------------------------------------
        Interest Expense                         $2,052,010       $941,979      $1,110,031
        Amortization of debt issuance costs,
        debt discounts due to warrants. and
        beneficial conversion features            1,487,397        317,655       1,169,742
        -----------------------------------------------------------------------------------
        Adjusted interest expense                $  564,613       $624,324      $  (59,711)
        ===================================================================================


Liquidity and Capital Resources

         We experienced net losses of $3,319,596 and $3,198,480 for the six months ended March 31, 2006 and 2005, respectively. In addition, we have incurred substantial monetary liabilities in excess of monetary assets over the past several years and, as of March 31, 2006, had an accumulated deficit of $24,174,413. These matters, among others, raise substantial doubt about our ability to continue as a going concern. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown on our consolidated balance sheet is dependent upon our ability to generate sufficient sales volume to cover our operating expenses and/or to raise sufficient capital to meet our payment obligations. Management is taking action to address these matters, which include:

         o Retaining experienced management personnel with particular skills in the development and sale of our products and services.

         o Developing new markets (primarily Europe) and expanding our sales efforts.

         o Evaluating funding strategies in the public and private markets.

         Historically, management has been able to raise additional capital. During the six months ended March 31, 2006, we obtained an additional $4.5 million through sale of convertible debentures. The proceeds will be used for working capital. The successful outcome of future activities cannot be determined at this time and there is no assurance that if achieved, we will have sufficient funds to execute our business plan or generate positive operating results.

         Our primary cash inflows and outflows for the six months ended March 31, 2006 and 2005 are as follows:

                                           Six months Ended March 31,
        Cash Flows                                 2006           2005          Change
        --------------------------------------------------------------------------------
        Provided by (Used in):
          Operating Activities                $(2,693,190)    $(167,671)    $(2,525,519)
          Investing Activities                   (163,016)      (55,107)       (107,909)
          Financing Activities                  2,933,555       301,801       2,631,754
        --------------------------------------------------------------------------------
        Net Increase/(Decrease)               $    77,349     $  79,023     $    (1,674)
        ================================================================================

Operating Activities

         Net cash used for operating activities increased by $2,525,519 in the six months ended March 31, 2006 in comparison to the same period in the prior fiscal year. Significantly offsetting our net loss of $3,319,596 for the six months ended March 31, 2006 were $1,529,622 of non-cash charges, primarily for amortization of debt discounts, beneficial conversion features and issuance costs related to our new senior and convertible debentures. During the six months ended March 31, 2005, our net loss of $3,198,480 was similarly offset by non-cash charges of $2,128,364 of which $1,591,470 were merger related non-cash charges for stock issued to service providers and preferred stockholders under anti-dilutive agreements upon their conversion to common stock. Additionally, large combined differences in other asset and liability accounts of approximately $1.8 million between six months ended March 31, 2006 and March 31, 2005 significantly affected operating cash flow during those two years. These accounts, which include inventories, account receivable, accounts payable, customer deposits, and deposits with vendors, are currently highly subject to short term fluctuations and will continue to be volatile because of our low volume of Mobetron sales and large per system cost of the Mobetron.

Investing Activities

         Investing activities in the six months ended March 31, 2006 consisted primarily of the acquisition of fixed assets related to our move and expansion into our new headquarters, manufacturing, and test facilities in October 2005.

Financing Activities

         In October and November 2005, we completed the sale of our convertible debentures with the issuance of an additional $4.5 million of debentures. The addition of these debentures to our existing convertible and senior debentures completes a significant change and improvement to our capital structure. Prior to the sale of the senior and convertible debentures, all of our notes payable were due within one year. However, because no scheduled principal amortization is required on the convertible debentures until their maturity three years from date of issuance, and because only $333,333 of scheduled principal amortization per annum is required on the senior debentures, our capital structure is much more stable.

         During the six months ended March 31, 2006 we repaid $341,789 of outstanding notes to related parties. Additionally, a related party agreed to convert $183,967 of principal and $66,033 of interest to shares of our common stock during the six months ended March 31, 2006. We plan to fully repay our related party debt over the next few years. Also during the six months ended March 31, 2006, we repaid $1,963,378 of other notes payable, the majority of which were repayments under our Revolving Line which we expect to re-borrow.





                  (Remainder of page intentionally left blank)

Debt and Lease Obligations

         At March 31, 2006, we had notes payable and capital leases from various sources as shown below. Interest rates on such debt range from 5% to 24%. We also lease office space and equipment under non-cancelable operating and capital leases with various expiration dates through 2011.

                                                                                 March 31, 2006
                                                                                ------------------

        Notes payable, related parties                                               $    709,169
                                                                                ==================
        Other Notes                                                                  $      5,144
        Revolving line of credit                                                        2,186,621
        Convertible debentures                                                          7,000,000
        Senior secured debentures                                                       1,805,556
                                                                                ------------------
        Less debt discounts due to warrants                                           (2,904,637)
        Less beneficial conversion features                                           (3,283,749)
                                                                                ------------------
        Notes Payable, net of debt discounts and beneficial conversion
        features                                                                        4,808,935
        Less current portion                                                           (2,242,401)
                                                                                ------------------
           Notes payable, other, net of current portion,
               unamortized discounts, and beneficial conversion features             $  2,566,534
                                                                                ==================
        Capital Lease for equipment                                                  $     11,114
        Less Current Portion                                                              (2,046)
                                                                                ------------------
        Capital lease obligations, net of current portion                            $      9,068
                                                                                ==================

         As of March 31, 2006, future minimum lease payments that come due in the current and following fiscal years ending September 30:

                          Year Ended September 30,                         Capital       Operating
                                                                            Leases        Leases
        -------------------------------------------------------------    ------------- --------------
                                    2006                                    $   1,290     $  113,961
                                    2007                                        2,579        233,796
                                    2008                                        2,579        237,625
                                    2009                                        2,579        244,754
                                    2010                                        2,579        233,838
                                    2011                                          431              -
                                                                         ------------- --------------

        Total minimum lease payments                                           12,037     $1,063,974
                                                                                       ==============
        Less: Amount representing interest                                      (923)
                                                                         -------------
        Present value of minimum lease payments                                11,114
        Less: Current portion                                                 (2,046)
                                                                         -------------
        Obligations under capital lease, net of current portion             $   9,068
                                                                         =============


Deferred Revenue Items

         We had no deferred revenue items to report for the three months ended March 31, 2006 or March 31, 2005.

Off-Balance Sheet Arrangements

         We had no off-balance sheet arrangements to report for the three months ended March 31, 2006 or March 31, 2005.



                  (Remainder of page intentionally left blank)

Results of Operations for the fiscal year ended September 30, 2005 compared to the fiscal year ended September 30, 2004.

Revenue, Costs of Revenue and Gross Margins


                                                      Fiscal Year Ended September 30,
----------------------------------------------------------------------------------------------------------------
Revenue                                                    2005               2004         Change      % Change
----------------------------------------------------------------------------------------------------------------
  Product sales                                     $ 3,460,920        $ 1,273,885    $ 2,187,035        171.68%
  Leasing                                               248,671            642,520       (393,849)       -61.30%
  Service                                               125,284             76,300         48,984         64.20%
----------------------------------------------------------------------------------------------------------------
Total Revenue                                         3,834,875          1,992,705      1,842,170         92.45%
----------------------------------------------------------------------------------------------------------------

Costs of Revenue
----------------------------------------------------------------------------------------------------------------
  Product sales                                       2,976,511          1,154,901      1,821,610        157.73%
  Leasing                                               371,506            449,836        (78,330)       -17.41%
  Service                                               168,000            181,924        (13,924)        -7.65%
----------------------------------------------------------------------------------------------------------------
Total Costs of Revenue                                3,516,017          1,786,661      1,729,356         96.79%
----------------------------------------------------------------------------------------------------------------

Gross Margin
----------------------------------------------------------------------------------------------------------------
  Product sales                                         484,409            118,984        365,425        307.12%
                                                          14.00%              9.34%
  Leasing                                             (122,835)            192,684       (315,519)      -163.75%
                                                         -49.40%             29.99%
  Service                                               (42,716)          (105,624)        62,908        -59.56%
                                                         -34.10%           -138.43%
----------------------------------------------------------------------------------------------------------------
Total Gross Margin                                  $   318,858        $   206,044    $   112,814         54.75%
                                                           8.31%             10.34%
================================================================================================================


Product Sales

         Product sales revenue, which includes systems and accessories sales but excludes parts sold as part of our service business, increased during fiscal year 2005 in comparison to fiscal year 2004. The increase is primarily due to the sale of three Mobetron systems in fiscal year 2005 versus one system in fiscal year 2004. The Company sold its eleventh, twelfth, and thirteenth systems to The Ohio State University Medical Center, Azienda Ospedelariera "Maggiore della Carrita" in Novara, Italy, and Ospedale Borgo Trento in Verona, Italy, respectively. The sale to The Ohio State University shows the continued interest in the United States of premier research and teaching hospitals in IORT, while our two sales in Italy demonstrate both Italy's leading role in the use of IORT for treatment of breast cancer, as well as our ability to sell against our two Italian competitors.

                                                    Fiscal Year Ended
----------------------------------------------------------------------------------------------------
Product Sales Analysis                                   2005         2004       Change     % Change
---------------------------------------------------------------------------------------------------
Systems Sold                                                3            1            1
  Product sales                                   $ 3,460,920  $ 1,273,885
  Revenue per system sold                           1,153,640    1,273,885   $ (120,245)       -9.44%
  Materials cost                                    2,583,119      930,832
  Materials cost per system sold                      861,040      930,832      (69,792)       -7.50%
-------------------------------------------------------------- --------------------------------------
  Materials margin                                    877,801      343,053
  Materials margin per system sold                    292,600      343,053   $  (50,453)      -14.71%
                                                        25.36%       26.93%
  Warranty, labor, and overhead                       393,392      224,069
-------------------------------------------------------------- --------------------------------------
  Margin after warranty, labor and overhead       $   484,409  $   118,984   $  365,425       307.12%
                                                        14.00%        9.34%
============================================================== ======================================


         Product sales margins in fiscal year 2005 increased from about 9% in fiscal year 2004 to 14% in fiscal 2005. Because of our continued efforts to bring down materials costs, average materials costs per system decreased by $69,792 in fiscal year 2005 versus fiscal year 2004, a 7.5% improvement. Warranty, labor, and overhead per system sold also decreased as our employees and overhead, despite growth in 2005, were better utilized as we sold more systems. We continue to seek improvement in our margins through various engineering cost reduction efforts for the Mobetron.

Leasing

         Leasing revenue in the fiscal year 2005 and 2004 is partly comprised of revenue recognized on a Mobetron system delivered to our customer in Eindhoven, Holland in November 2003. At inception, as an equipment supplier, we received proceeds in the amount of $1,230,685 as sale price of the equipment from a third party leasing company, who in turn leased the equipment to the hospital pursuant to a seventy month lease. We have no material obligations under the lease and the lease remains an unconditional obligation of the hospital as the lessee to make payments to the leasing company as lessor for the leasing company's own account.

         However, as an inducement to the hospital to enter into the lease, we agreed in a contract with the hospital that, should the hospital decide, upon sixty days prior notice to us, that at end of month eighteen of its lease on May 31, 2005 that the hospital wishes to prepay the lease with the leasing company (a one-time option), that we would reimburse the hospital for the cost of the hospital's exercise of the prepayment option to the leasing company. Following the reimbursement by us to the hospital for the prepayment amount, title to the equipment would revert to us.

         Because of the potential reimbursement to the hospital at the end of month eighteen of the lease, we retain substantial risk of ownership in the leased property, and the transaction has therefore been accounted for in accordance with SFAS 13, "Accounting for Leases", specifically paragraphs 19, 21, and 22. Accordingly, we recorded the entire $1,230,685 of proceeds received from the leasing company as obligation for leased equipment, a liability on its balance sheet and accounted for the item as borrowing. In accordance with APB Opinion 21, "Interest on Receivables and Payables" paragraphs 13 and 14, we determined an interest rate for the obligation of 14.5% based on other debt arrangements entered into by us at dates closest to the inception of the obligation for leased equipment.

         Further, although we are not entitled to the cash rental payments, we recognized rental revenue totaling $248,671 and $207,226 revenue during the fiscal years ended 2005 and 2004, respectively. A portion of each month's rental revenue is recorded as interest and included in cost of revenue with the remainder recorded as a reduction in obligation for leased equipment.

         Accordingly, we have recorded $1,016,238, the amount that would otherwise have been our cost of revenue for the transaction, as leased equipment, an asset on our balance sheet. The asset is being depreciated on a straight line basis over the period of our reimbursement obligation to the hospital down to a value equal to the estimated residual value of the equipment at the end of the obligation. The depreciation expense is included in cost of revenue.

         During fiscal year 2005, the hospital notified us that it intends to exercise its prepayment option, however not until January 1, 2006. We agreed to allow the hospital to continue to lease the equipment until that time, and have agreed to a new prepayment amount. Although satisfied with the performance of the Mobetron, the customer completed the build out of certain shielded facilities and found the Mobetron surplus to its use. We estimate that the amount of the refund will be approximately $945,000 based on the prepayment price quoted by the lessor and contingent on the euro to dollar exchange rate at that time. Pursuant to the lease extension, we will continue to recognize revenue and expense on this transaction, including continued straight line depreciation, as described above through January 1, 2005. We further believe that the residual value of the equipment at January 1, 2006 will exceed its depreciated book value at that time.

         In both fiscal year 2005 and 2004 the interest and depreciation incurred on the Mobetron in Eindhoven, Holland of $371,506 and $303,909 respectively, exceeded the revenue of $248,671 and $207,226 respectively, recognized on this transaction during those same periods. The effect of this transaction on our future earnings will largely depend on our ability to profitably remarket the unit.

         In addition to the lease revenue from our customer in Eindhoven, Holland, in fiscal year 2004, we also recognized $198,000 of rental revenue and $237,294 of end-of-lease purchase option revenue on a Mobetron system leased to a domestic hospital.

Service

         The majority of service revenue for fiscal years 2005 and 2004 came from two service contracts with U.S. hospitals, with the balance from as-requested service calls and parts sales to customers. Parts sales under one of the service contracts account for the difference in service revenue during the two periods. We expect service revenue to grow in relative proportion to U.S. based sales. Overseas distributors are generally responsible for servicing their own customers with parts supplied by us. Margins on our service business continue to be negative, but are improving as sales increase, especially in the United States, and service staff is better utilized against the larger machine base.

Operating Expenses

         A comparison of our operating expenses for the year ended September 30, 2005 and 2004 are as follows:

                                                         Fiscal Year Ended September 30,
                                                            2005                2004       Change     % Change
----------------------------------------------------------------------------------------------------------------
Research and Development                             $   491,123           $  436,506   $   54,617        12.51%
General & Administrative                               3,101,057            1,685,042    1,416,015        84.03%
Sales and Marketing                                      653,885              498,178      155,707        31.26%
----------------------------------------------------------------------------------------------------------------
Total Operating Expenses                             $ 4,246,065           $2,619,726   $1,626,339        62.08%
================================================================================================================


         Research and Development expenses increased by approximately 12.5% in fiscal year 2005 in comparison to fiscal year 2004. Although much of the documentation and design work on the Mobetron has become relatively routine following the transition in our fiscal year ended September 2003 to our new contract manufacturer CDS Engineering LLC, we still experienced wage growth in this area. We further expect that research and development expenses will increase over the coming months as we continue work on various cost reduction and enhancement projects for the Mobetron and engage in additional sponsorship of clinical research.

         General and Administrative expenses increased by $1,416,015 in fiscal year 2005 in comparison to fiscal year 2004. The largest component of this change were costs related to our merger and subsequent financings. Merger related costs for fiscal year 2005 were $1,711,639, of which $1,591,770 were non-cash charges for stock issued to service providers and preferred stockholders under anti-dilutive agreements. In fiscal year 2004, merger related charges were $522,318 and were primarily related to legal services.

         Sales and Marketing expenses rose by $155,707 in fiscal year 2005 in comparison to fiscal year 2004 due to a variety of factors including: increased expenditures for marketing and promotion, including travel (especially abroad), and increased use of consultants to further our efforts in Europe and Asia. This increase would have been more dramatic had commission expense not decreased by $80,116 in fiscal year 2005 compared to fiscal year 2004. We expect expenses in this area to continue to rise as we further our critical sales efforts by hiring staff and increasing our marketing, public relations, and advertising efforts.







                  (Remainder of page intentionally left blank)

         Interest Expense increased by $918,809 in fiscal year 2005 in comparison to the 2004 fiscal year. After subtracting amortization of debt issuance costs, debt discounts due to warrants and beneficial conversions features (all non-cash components of interest), adjusted interest expense as a percentage of our year end interest bearing obligations in fiscal year 2005 was 13.14%, an approximation of our borrowing rate during the fiscal year. Although we expect that interest expense in fiscal 2006 will equal or exceed that of fiscal 2005 due to our recent successful senior and convertible debt offerings, our borrowing rate has been lowered by repayment of a high interest, $3,000,000 note that was outstanding for most of the 2005 fiscal year until its repayment in August, 2005.



                                                               Fiscal Year Ended
        Interest Bearing Obligations                                        2005
        -------------------------------------------------------------------------
        Notes payable, related parties                               $ 1,184,925
        Notes payable other, current portion                           2,929,450
        Obligation for leased equipment                                1,042,846
        Addback debt discounts and beneficial conversion
        features
        -------------------------------------------------------------------------
        Interest bearing obligations, current                          5,157,221
        Notes payable other, non-current                               1,348,924
        Addback debt discounts and beneficial conversion
        features                                                       3,156,406
        -------------------------------------------------------------------------
        Interest bearing obligations, non-current                      4,505,330
        -------------------------------------------------------------------------
        Total interest bearing obligations                             9,662,551
        =========================================================================
        Interest Expense                                                    2005
        -------------------------------------------------------------------------
        Interest Expense                                               1,921,706
        Amortization of debt issuance costs, debt
        discounts due to warrants. and beneficial
        conversion features                                              652,369
        -------------------------------------------------------------------------
        Adjusted interest expense                                      1,269,337
        Interest bearing obligations                                 $ 9,662,551
                                                                          13.14%
        =========================================================================

Liquidity and Capital Resources

         We experienced net losses of $5,720,802 and $3,416,579 for the years ended September 30, 2005 and 2004, respectively. In addition, we have incurred substantial monetary liabilities in excess of monetary assets over the past several years and, as of September 30, 2005, have an accumulated deficit of $20,854,817. These matters, among others, raise substantial doubt about our ability to continue as a going concern. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown on our consolidated balance sheet is dependent upon our ability to generate sufficient sales volume to cover our operating expenses and/or to raise sufficient capital to meet our payment obligations. Management is taking action to address these matters, which include:

         o Retaining experienced management personnel with particular skills in the development and sale of our products and services.

         o Developing new markets (primarily Europe) and expanding our sales efforts.

         o Evaluating funding strategies in the public and private markets.

         We plan to obtain most of our working capital through revenues from product sales. In the absence of significant sales and profits, we may seek to raise additional funds to meet our working capital requirements.

         Historically, management has been able to raise additional capital. Subsequent to September 30, 2005, we obtained an additional $4.5 million through sale of convertible debentures. The proceeds will be used for working capital. The successful outcome of future activities cannot be determined at this time and there is no assurance that if achieved, we will have sufficient funds to execute our business plan or generate positive operating results.




         Our primary cash inflows and outflows for the fiscal year ended September 30, 2005 and 2004 are as follows:


                                                  Fiscal Year Ended September 30,
--------------------------------------------------------------------------------------------------
Cash Flows                                                2005               2004          Change
--------------------------------------------------------------------------------------------------
Provided by (Used in):
  Operating Activities                           $ (1,933,984)      $ (5,574,180)   $   3,640,196
  Investing Activities                               (105,584)           (77,537)         (28,047)
  Financing Activities                              1,963,534          5,740,180       (3,776,646)
--------------------------------------------------------------------------------------------------
Net Increase/(Decrease)                          $    (76,034)      $     88,463    $    (164,497)
==================================================================================================

Operating Activities

         Net cash used for operating activities improved in the fiscal year ended September 30, 2005 compared to the same period in the prior fiscal year. Significantly offsetting our net loss for the fiscal year ended September 30, 2005 were non-cash charges for: common stock issued to service providers related to the merger, certain anti-dilutive share issuances, and amortization of debt issuance costs. Additionally, large combined differences in our inventories, account receivable, and accounts payable balances of approximately $4.2 million between fiscal year 2005 and 2004 significantly affected operating cash flow during those two years. We expect short term fluctuations in these accounts to continue to be volatile because of our low volume of Mobetron sales and large per sale receivable.

Investing Activities

         Although we had a low level of investing activity in the fiscal year ended September 30, 2005, we expect activity here to grow as we expand our test and manufacturing ability at our new facilities and add staff to meet future sales growth.

Financing Activities

         In August 2005, we significantly changed and improved our capital structure through the sale of $2,000,000 of senior debentures and $2,500,000 of convertible debentures (see Note 4 to our financial statements). Prior to the sale of the senior and convertible debentures, all of our notes payable were due within one year. However, because no scheduled principal amortization is required on the convertible debentures until their maturity three years from date of issuance, and only $333,333 of scheduled principal amortization per annum is required on the senior debentures, our capital structure is much more stable.

         Contemporaneous with the August 2005 sale of the senior and convertible debentures, we extinguished all outstandings balances under two prior, convertible debt programs whose notes were past due by repaying $205,000 of principal under those notes and converting $1,645,192 of principal (plus interest thereon) into shares of our common stock at $0.70 per share. Also contemporaneous with the sale of the debentures, we fully repaid a high interest rate, $3,000,000 note due March 2006, and fully repaid $290,000 of other short term notes payable. The holder of another short term note in the principal amount of $41,122 as well as stockholders who had previously made advances to us in the amount of $438,000 agreed to convert those outstandings into shares of our common stock at $0.70 per share. Subsequent to September 30, we sold an additional $4,500,000 of convertible debentures.





                  (Remainder of page intentionally left blank)

Debt and Lease Obligations

         At December 31, 2005, we had notes payable, obligations for leased equipment from various sources as shown below. Interest rates on such debt range from 5% to 24%. We also lease office space and equipment under non-cancelable operating and capital leases with various expiration dates through 2011.

                                                                                    Period ended
                                                                                  December 31, 2005
                                                                                  ------------------
        Notes payable, related parties                                                 $     726,830
                                                                                  ==================
        Other Notes                                                                            5,144
        Revolving line                                                                     2,474,643
        Senior secured debentures                                                          1,888,889
        Convertible debentures                                                             7,000,000
                                                                                  ------------------
        Less debt discounts due to warrants                                               (3,235,673)
        Less beneficial conversion features                                               (3,609,159)
                                                                                  ------------------
        Notes payable, net of discounts and
         beneficial conversion features                                                    4,523,844
        Less current portion                                                              (2,488,551)
                                                                                  ------------------
           Notes payable, other, net current portion,
               unamortized discounts and  beneficial conversion features,              $   2,035,293
                                                                                  ==================
        Capital lease for equipment                                                    $      11,661
        Less current portion                                                                  (2,110)
                                                                                  ------------------
        Capital lease obligations, net of current portion                              $       9,551
                                                                                  ==================

         As of December 31, 2005, future minimum lease payments that come due in the current and following fiscal years ending September 30:



                                                                              Capital        Operating
                       Period Ended December 31, 2005                         Leases          Leases
        --------------------------------------------------------------     -------------- ----------------
        2006                                                                    $  1,934       $  165,100
        2007                                                                       2,579          230,496
        2008                                                                       2,579          237,625
        2009                                                                       2,579          244,754
        2010                                                                       2,579          233,838
        2011
                                                                                     432                -
                                                                           -------------- ----------------

        Total minimum lease payments                                              12,682       $1,111,813
                                                                                          ================
        Less: Amount representing interest                                        (1,021)
                                                                           --------------
        Present value of minimum lease payments                                   11,661
        Less: Current portion                                                     (2,110)
                                                                           --------------
        Obligations under capital lease, net of current portion                 $  9,551
                                                                           ==============



Deferred Revenue Items

         We had no deferred revenue items to report for the fiscal year ended September 30, 2005 or September 30, 2004.

Off-Balance Sheet Arrangements

         We had no off-balance sheet arrangements to report for the fiscal year ended September 30, 2005 or September 30, 2004.

                             DESCRIPTION OF BUSINESS

Overview
         Intraop Medical Corporation, or Intraop, was incorporated in Nevada on November 5, 1999 under the name Digitalpreviews.com to engage in a consulting and seminar business. We did not generate any revenue from our consulting and seminar business and in September 2003, we formally abandoned our consulting and seminar business. We changed our name to "Intraop Medical Corporation" on January 21, 2004. On March 9, 2005, we completed a merger with Intraop Medical, Inc., a privately-held manufacturer of a cancer treatment system, pursuant to which Intraop Medical, Inc. was merged with and into Intraop and Intraop Medical, Inc.'s business became our sole business. Since the merger, our business has been to develop, manufacture, market, distribute and service the Mobetron, a proprietary mobile electron beam cancer treatment system designed for use in intraoperative radiation therapy, or IORT. The IORT procedure involves the direct application of radiation to a tumor and/or tumor bed while a patient is undergoing surgery for cancer. The Mobetron is designed to be used without requiring additional shielding in the operating room, unlike conventional equipment adopted for the IORT procedure. The Mobetron system can be moved from operating room to operating room, thereby increasing its utilization and cost effectiveness. In addition to IORT, the Mobetron system also can be used as a conventional radiotherapy electron beam accelerator.

         IORT has been demonstrated as an effective therapy for a wide range of cancers. IORT is the direct application of radiation to the cancer tumor or tumor bed during surgery. Because normal tissues are displaced and protected, the effective dose to the tumor is substantially increased. A single, two-minute IORT treatment can often eliminate several weeks of conventional pre/post-operative external beam radiation treatments while producing better results. In more than 20,000 patients treated since the 1970's, IORT dramatically increased both local control and survival in patients with such diverse diseases as colorectal, gastric, head and neck, pediatric, and gynecological cancers. Encouraging studies also show IORT to be effective in the treatment of lung and early stage breast cancer.

         The applicability of the IORT has been limited by the high cost and logistical burden of existing radiation therapy equipment which requires costly and isolated shielded rooms. The Mobetron greatly reduces or eliminates these barriers because it is light, mobile, and self-shielded; the device can be used in nearly any operating room environment.

         We engineer and test the Mobetron, but contract out to build the Mobetron, a low personnel, low overhead strategy. Resources are concentrated in engineering, R&D, marketing, sales and service.

         We have strong systems and device patents for the Mobetron. We have also received U.S. Food and Drug Administration 510(k) approval, CE Mark (Europe), and JIS approval (Japan). We distribute directly in the U.S. and through a network of distributors and sales agents worldwide. We are also investigating the practicality of forming a European subsidiary in 2006 to better capitalize on this growing market.

Intraoperative Radiation Therapy (IORT)
         Each year, more than 1.3 million people in the United States are diagnosed with cancer and more than 550,000 patients die of the disease. Of the patients diagnosed with cancer, approximately 60% receive external beam radiotherapy treatments, either with or without surgery. Despite the best conventional radiation, surgical and chemotherapy techniques, about 1/3 of all cancer patients will have a recurrence of cancer at the tumor site. If cancer recurs at or near the site of the original tumor, the chances of survival are significantly reduced.

         IORT, a well-known and widely used treatment, involves the application of radiation directly to the tumor or the tumor bed during surgery, as opposed to radiation treatment applied either before surgery or after patient recovery from surgery. In IORT procedures, the majority of the tumor is removed through conventional surgical techniques. Radiation is then directly applied to the area immediately surrounding the tumor while it is still exposed and the surrounding normal tissue can be retracted out of the radiation beam. This direct application of radiation to the tumor site during surgery increases the effective dose to the tumor substantially. This technique has shown to dramatically increase the survival rates for colorectal, gastric, head and neck, gynecological and other types of cancer.

         Currently, approximately 200 health centers worldwide conduct IORT treatments. IORT has demonstrated improved treatment of advanced cancer patients in many studies, showing a 20% to 50% improvement in results over conventional radiotherapy.

         Although IORT is widely considered to have great potential, the limitations of existing equipment and facilities have severely limited its use. Very few hospitals have operating rooms that are specially shielded for radiation, a "dedicated O.R." A dedicated O.R. requires a fully fitted O.R. plus a conventional radiation machine and expensive, heavy shielding. The construction and equipment cost for a single dedicated O.R. can exceed $3.5 million. The significant weight, about 100 tons including the concrete shielding, and reduced usability of these rooms limit their economic and practical feasibility.

         For this reason, most of the 200 hospitals that conduct IORT do so by performing the surgery in the O.R. and then transporting the patient, still under anesthesia and with the surgical site open, to its radiation facility. There, the radiation portion of the treatment is given with conventional equipment, after which the patient is transported back to the O.R. for the completion of the operation. This process is often called "heroic transport".

         Heroic transport adds about one and a half hours to the surgical procedure and requires that the conventional radiotherapy accelerator and room be specially prepared and available for the IORT patient. Heroic transport involves complex logistics, increases patient risk, requires a significant commitment of facilities and personnel, and severely limits the number of patients that can be treated. Some hospitals have constructed a dedicated O.R. in the basement to reduce the transportation distance. But these basement O.R.'s are remote from the surgical center, creating staffing and logistical difficulties. Thus, IORT has largely been restricted to the treatment of advanced cancer patients who have few other chances for successful treatment.

         We are the only company that has developed a mobile, self-shielded IORT system, which allows for IORT in traditional operating rooms. Unlike other IORT systems, the Mobetron uses several patented technologies to enable IORT without requiring a dedicated O.R. or heroic transport. The Mobetron can be easily moved between conventional operating rooms or shared between hospitals, increasing system usage and cost effectiveness. The Mobetron is designed to make IORT significantly less time-consuming, less costly and less risky to administer. By making IORT practical, the Mobetron will greatly expand IORT beyond advanced disease and into early stage and other prevalent cancers such as lung and breast.

Market Size for Mobetron Applied IORT
         Traditionally, IORT has been restricted to advanced and recurrent cancers where conventional therapeutic approaches have been largely ineffective. The number of Mobetrons needed to address this demand segment can be calculated from the current cancer incidence and failure of traditional therapeutic approaches.

         In the United States, there are approximately 1.3 million new cancer cases per year. Approximately 60%, or 780,000 patients, will receive radiation at some point in their treatment. Of the cancer patients treated with radiation each year, 29% are treated with the aim of palliation (i.e. pain relief) and 71%, or 554,000 patients, are treated with a curative attempt. Of the radiation patients treated with curative intent, 44%, or 244,000 patients fail, either locally or regionally, implying that improved radiation treatment is still needed. It is this quarter of a million patients that fail from curative radiation therapy treatment that is the initial target population suitable for the intensified radiation therapy that can be delivered by the Mobetron at the time of surgery. If we assume that 1/3 of these patients have cancers that are amenable to IORT, and that a single-site based Mobetron utilized at 60% will treat 150 patients per year, the number of Mobetrons needed in the U.S. for the target population is 550 units. Geographical and age distribution of the cancer patients in the U.S. will increase this number by about 20%, or a total of 660 units. Since the U.S. is approximately half the world's market for health care items, the total world Mobetron market for advanced disease is approximately 1,320 units.

         As the Mobetron is proven to make IORT application much simpler and less costly, applications of IORT to earlier stage disease may be expected to develop. This is because IORT during surgery for earlier stage disease can reduce the amount of adjuvant (follow-on) therapy by at least two weeks, resulting in a lower cost of cancer treatment. Reducing the cost of cancer treatments is a positive factor in both private health care markets, such as the United States, and in socialized medicine markets such as Europe.

         Furthermore, because IORT delivers some of the radiation treatment at the time of surgery, higher utilization or decreased need for conventional equipment can be achieved because of the reduced number of radiation treatments per patient required. This is particularly true in socialized markets, Eastern Europe and China that have concentrated centers of cancer radiation treatment delivery and a lower ratio of conventional equipment per cancer patient than in the United States. Improving utilization of existing radiation equipment for cancer treatment would likely be viewed as a positive factor in these markets. This use of IORT in earlier stage disease could add demand for another 500 to 700 units world-wide, bringing the market for Mobetrons to approximately 2,000 systems.

The Mobetron System
         Using existing technology, a small number of medical centers have constructed fully shielded operating rooms to house a conventional linear accelerator, typically weighing about 18,000 pounds, for use in IORT procedures. The construction and equipment cost for a dedicated IORT O.R. can exceed $3.5 million per operating room. The significant weight, about 100 tons including the concrete shielding, and reduced usability of these rooms limit their economic and practical feasibility.

         The Mobetron is designed to make IORT significantly less time-consuming, less costly and less risky to administer. The Mobetron is a mobile IORT administration device comprised of a lightweight, movable electron beam accelerator mounted on a rotating C-arm. Special designs in the accelerator system and C-arm eliminate the need to add costly shielding to the walls or floor of the operating room.

         The Mobetron can be moved from one O.R. to another, allowing the Mobetron to be shared among several operating rooms in the same hospital or, even among hospitals. In contrast to traditional IORT, Mobetron IORT brings the equipment to the patient rather than transporting the patient to the equipment.

         This mobility expands the range of patients treated, decreases patient risk and increases the cost-effectiveness of IORT. Additional advantages of using the Mobetron over traditional IORT solutions include: safer application, quicker delivery during surgery, shorter surgery times, and greater availability for patients.

         Development work on the first Mobetron system began in November 1993 by Intraop Medical, Inc. Major features of the accelerator system were demonstrated in August 1994, and by April 1995, a full working laboratory prototype of the Mobetron was completed. In September 1996, the Mobetron system was introduced at the Sixth International Intraoperative Radiotherapy Symposium in San Francisco. After extensive acceptance testing, the Mobetron was delivered to UC San Francisco (UCSF) and began patient treatments in December 1997. In July 1998, Intraop Medical, Inc. received 510(k) approval from the Food and Drug Administration to market the Mobetron in the United States. Delivery of the first commercial Mobetron system was to University Hospitals of Cleveland, where patient treatments began in July 1999. To date we have delivered fifteen Mobetrons to hospitals in the United States, Europe, and Japan.

         The Mobetron was featured in September 1998 in Spain at the inaugural meeting of the International Society of IORT (the "ISIORT"). The paper by UCSF on the use of the Mobetron was awarded the Society's "Best Technical Paper", signifying the most important technical contribution to the field of IORT. The Mobetron also received the prestigious "1999 Excellence in Design Award" from Design Magazine.

         Mobetron Technology. The Mobetron uses proprietary 9000 megahertz X-band technology to generate electron beams of energy to 12 MeV (million electron volts), while conventional technology uses lower frequency 3000 megahertz S-band technology, requiring larger and heavier accelerator components. Twelve MeV energy beams have sufficient penetration to effectively treat more than 90% of IORT patients.

         The feasibility of using a miniature accelerator to achieve a dedicated IORT system was originally explored under a Phase I Small Business Innovative Research "SBIR" grant from the National Cancer Institute. The study concluded that a lightweight accelerator, providing energy levels up to 12 MeV and operable without added room shielding was feasible. Later, a $500,000 Phase II SBIR grant was awarded and used to confirm these results with measurements on a working laboratory prototype system.

         In the Mobetron, electron beams are produced by a linear accelerator weighing less than 700 pounds. This low weight accelerator is mounted to a C-arm system with a beamstopper mounted opposite the accelerator to intercept the radiation produced in the forward direction.

         The Mobetron's X-band technology is based on a miniature electron accelerator that has proven itself in industrial applications for more than 10 years. The design of the accelerator and its treatment applicators, in combination with the lead beamstopper below the surgical table, allow the Mobetron to operate without additional shielding in the operating room. The Mobetron system weighs less than 3,000 pounds, avoiding structural loading problems and allowing the Mobetron to be positioned easily for patient treatment.

Patent Protection
         A basic systems patent for the Mobetron was granted on June 14, 1994. A second systems patent which extended the claims of the first patent to the technology used in conventional accelerators was granted on May 23, 1995. These two patents protect the use of a linear accelerator in a mobile, self-shielded application. The Mobetron also has international patent protection in Japan, key European countries, and Russia. In 1997 a patent protecting the electron accelerator technology used in the Mobetron was granted, and in 2000, a patent on the unique alignment system used to orient the Mobetron to the tumor prior to irradiation was also granted.

Marketing and Sales
         Currently about 200 health centers conduct IORT treatments worldwide, most of which use heroic transport. In the U.S., we have targeted sales and marketing education efforts initially on these centers as they have already demonstrated a commitment to IORT. We plan to then expand this initial target market to the 2,500 U.S. hospital centers which currently have radiation oncology departments. Finally, through our mobile systems, we will market to satellite hospitals in the U.S. that perform cancer surgery, but have no radiation therapy departments.

         We have established agreements with distributors in key markets such as Europe, Japan, Eastern Europe, China and Taiwan. Our strategy is to address key customer sites in the U.S., European and Far East markets together, rather than sequentially and more deeply penetrate each geographic market. Accordingly, we continue to expand our team of international distributors to sell and service the Mobetron internationally. We sell directly in the U.S. using our own salespeople.

         In Western Europe, the market driver is the use of IORT for early stage breast cancer, and to a lesser extent, the decreased utilization of conventional radiation equipment as a fraction of the total therapeutic dose is applied though IORT. In Europe, distributorships are on a "best-efforts" basis. The distributor has responsibility for sales, promotion and service, including the purchase of spare parts to service their customer base. We have hired our own European service specialist to provide service support to the European distributors' service organizations on a timely basis.

         In the Far East, distributorships have so far been established in the major markets for IORT: Japan, China and Taiwan. Each of these distributorships has minimum annual order commitments. The distributor has full service responsibility, including the purchase of spare parts, while we have the responsibility for training the service organizations. In 2006, we located our own serviceperson in the Far East to provide service support similar to that in Europe.

         In the United States, the interest in IORT is good, but the demand is currently dampened because of pressure on capital equipment budgets of U.S. hospitals and competing demands for these funds. We expect the U.S. demand to increase significantly as IORT for breast and lung cancer matures.

Manufacturing and Production
         We have chosen to manufacture the Mobetron through the use of contract manufacturing, while concentrating our resources on engineering and test, R&D, marketing and service. CDS Engineering LLC, or CDS, of Hayward, California is our primary contract manufacturer. CDS is a privately held, specialty contract manufacturer who is serving customers in the semiconductor, aerospace, medical and analytical equipment industries. Our accelerator guide, another key Mobetron component, is manufactured by Accuray Incorporated, a privately held Sunnyvale, California company. One of the founders of Accuray was Donald A. Goer, our President and CEO.

         Contract manufacturing significantly reduces the capital required to operate the business. It also provides us the flexibility to quickly relocate manufacturing operations or out-source components of the system since we have little fixed manufacturing assets or personnel to consider in any change.

         Production volume is currently limited by the need for full product testing prior to customer shipment, a task that we wish to retain. The Mobetron is self-shielded for clinical use because the treatment lasts only 1-2 minutes. However, pre-shipment testing requires hours of beam on-time over a 2- 4 week period, and that requires shielded test cells.

         Currently, we are testing our machines at a leased, unused treatment room at a hospital located near our facility. However, in September 2005, we signed a lease for combined office, manufacturing and test facilities in Sunnyvale, California which includes four test cells. We began testing in one of these test cells in February 2006. With modifications to another of the cells, we could support a production volume of up to 50 units per year.

Rental and Joint Venture Programs
         To enhance our business model in the United States, and to provide an alternative to purchasing the device, we may offer rental or joint venture programs to health care facilities. By agreeing to rent the Mobetron a certain number of days each week, hospitals whose patient volumes are insufficient to justify purchase of a Mobetron can still offer IORT on a scheduled basis. Hospitals with moderate to low volume of cancer cases could take advantage of this service to prevent losing substantial surgical business to hospitals with a greater number of cancer cases who can afford the buy the Mobetron. At the same time, machine rental shifts Mobetron costs to the hospital's operating budget rather than its annual capital budget.

         We may also provide the Mobetron on a joint venture basis. Under a Mobetron joint venture, we may partner with a healthcare provider to share in both the capital investment in the Mobetron and the revenue generated by IORT services provided by that Mobetron. This may allow health care providers to "acquire" the Mobetron with a substantially lower capital investment.

Additional Potential Mobetron Applications
         With Mobetron commercial production underway, we are now developing additional products and services for the IORT and radiotherapy market to maximize the market opportunity provided by the proprietary Mobetron system.

         Conventional Electron Beam Treatments. The Mobetron may be used as a conventional electron radiotherapy system in the radiation therapy department when not in use for IORT. This dual use could add existing conventional electron beam radiotherapy patient volume to IORT patient volume for hospitals, while enabling us to participate in the well-established $500 million per year conventional radiotherapy linear accelerator market.

         Accessories and Disposables. Each IORT procedure requires the use of sterilized caps to protect the tip of the Mobetron linear accelerator, sterile drapes, standard and custom applicators to guide the beam to the treatment area, and other devices and disposables. We manufacture or out-source the manufacture of these devices and disposables, and supply them directly to hospitals.

Competition
         To our knowledge, no other company currently produces a mobile linear accelerator that requires no O.R. shielding. The alternatives to using the Mobetron for IORT are using a dedicated O.R., heroic transport, or adding shielding to an existing operating room. These alternatives discussed above are often costly or impractical and severely limit IORT usage.

         In the mid 1980's, Siemens offered a conventional design, electron-only linear accelerator for IORT procedures. This system was a conventional radiotherapy accelerator modified to treat only in the electron mode, but still requiring a shielded room. Despite a total cost of more than $3.5 million, including reconstruction of the O.R. to install concrete shielding, Siemens sold seven systems.

         Other conventional linac manufacturers have sold one or two similarly modified conventional accelerators and could continue to offer essentially the same type of conventional unshielded system, but no manufacturer is known to us to currently have the technology to develop a system that is light enough to be mobile and which does not require room shielding.

         Hitesys, an Italian company, is now offering a modified, non-shielded unit "Novac 7" for IORT in Italy and Europe. This linear accelerator system was developed, in part, with funding from the Italian government. The Novac 7 has lower energy than the Mobetron and requires mobile shielding to be positioned around the surgical table prior to treatment.

         We are also aware of a spin-off of Hitesys, called Liac, which is attempting to replace Hitesys in the Italian market. Liac has delivered a small number of commercial units to its customers. The features and technology of the Liac IORT system is very similar to that used by Hitesys. We do not believe that the Liac system is likely to become competitive outside of Italy.

         If significant direct competition does occur, at least initially, it is likely to be through modifying conventional S-band accelerators for electron only operation because none of the major linac manufacturers have extensive X-band technology expertise. It is also possible that an alternative technology will be developed that directly competes with our products.

Research and Development

         During the six months ended March 31, 2006, we incurred research and development expenses of $295,480. During the fiscal years ended September 30, 2005 and September 30, 2004, we incurred research and development expenses of $491,123 and $436,506, respectively. These activities accounted for between 20% and 25% of staff time during each of those periods. Although much of the documentation and design work on the Mobetron has become relatively routine following the transition in our fiscal year ended September 2003 to our new contract manufacturer, CDS Engineering LLC, we still experienced wage growth in this area. We further expect that research and development expenses will increase over the coming months as we continue work on various cost reduction and enhancement projects for the Mobetron and engage in additional sponsorship of clinical research.

Government Regulation and Environmental Matters

         All medical devices require certification from the United States Food and Drug Administration before entering distribution. The certification process assures that the products are safe and effective.

         On July 24, 1998, Intraop Medical, Inc. received clearance from the FDA under the 510(k) provision, allowing commercial marketing and sales of the Mobetron in the United States. The 510(k) process is reserved for medical devices that are deemed to have established clinical efficacy, thereby avoiding lengthy clinical trials. Hospitals in the United States are already using and billing for IORT.

Europe and Japan have separate certification processes. The Mobetron received clearance for sales in Japan in May 2000, and received marketing approval for the European Union "CE Mark" in September 2001. The Mobetron has been tested according to the regulatory standards for radiotherapy accelerators, including the Suggested State Regulations for the Control of Radiation "SSRCR" and the International Electrotechnical Committee "IEC" requirements for radiotherapy equipment. The Mobetron has also been registered for sale in China and Taiwan.

         We are subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, and the use and disposal of hazardous or potentially hazardous substances. We operate facilities that require practices for controlling and disposing of limited amounts of waste and potentially hazardous materials.

Employees

         As of May 31, 2006, we had 18 full time equivalent employees. Of the total, 5 employees were engaged in product research, development and manufacturing operations, 3 in sales and marketing, 5 in service and technical support, and 5 in general and administrative functions. All but two of these full time equivalent employees were located in the United States. We are not a party to any collective bargaining agreements with our employees, and we have not experienced any work stoppages. We believe we have good relations with our employees. We are located in Silicon Valley and face intense competition for highly skilled technical employees. Our employees generally have an at-will employment relationship with us, and they or we may terminate their employment at any time.


Description of Property

         Our principal offices, housing our administrative, research and development, marketing and sales operations, are in one building located in Sunnyvale, California. This estimated 14,419 square foot facility is under a long-term lease to us through September 5, 2010. The property is in satisfactory condition for the purpose for which it is used. We currently test our machines at our Sunnyvale headquarters and at leased premises at a hospital campus located in Hayward, California. This estimated 1,258 square feet facility in Hayward is under a short-term lease with options to extend through July 15, 2006. We expect to shift all testing of our machines to our Sunnyvale offices after July 15, 2006.

Legal Proceedings

         None.







                  (Remainder of page intentionally left blank)

                        DIRECTORS AND EXECUTIVE OFFICERS

            Pursuant to the merger agreement, effective as of March 9, 2005, the pre-merger officers and directors of Intraop resigned their positions and the officers and directors of Intraop Medical, Inc., respectively, became the officers and directors of Intraop until their successors are duly appointed, elected and qualified. Specifically, on March 9, 2005, David Shamy resigned as President, Chief Executive Officer, Chief Financial Officer, Secretary and director of Intraop. Phil Ray also resigned as Vice-President, Treasurer and director of Intraop on March 7, 2005. The resignations of David Shamy and Phil Ray from their positions as directors and officers of Intraop were conditions precedent to the closing of the merger with Intraop Medical, Inc.

         The following table sets forth information regarding our executive officers and directors as of May 31, 2006.


Name                       Age         Position

Donald A. Goer             63          Chief Executive Officer, President, and
                                       Director

Paul J. Crowe              56          Director

Michael Friebe             41          Director

Keith Jacobsen             61          Director

Stephen L. Kessler         62          Director

Allen C. Martin            56          Director

John P. Matheu             84          Director

Mary Louise Meurk          79          Secretary and Director

Theodore L. Phillips, M.D. 72          Director

Regis Bescond              37          Controller

Scott Mestman              46          Vice President, Sales and Marketing

Richard Simon              58          Vice President of Operations

Howard Solovei             44          Chief Financial Officer

         All officers and key employees except Mr. Solovei and Mr. Goer are subject to termination at will. The board of directors is elected annually by stockholders, and members of the board serve until the next annual meeting of stockholders, unless they resign prior to the meeting.

Family Relationship Among the Current Directors and Executive Officers

         Keith Jacobsen is the son-in-law of Mary Louise Meurk. No other family relationships exist among our directors or executive officers.

Biographical Information

         The business experience of each director, executive officer, and key employee of Intraop is summarized below. All directors, executive officers, and key employees, except Mr. Bescond, Mr. Crowe, Mr. Jacobsen, Mr. Kessler, Mr. Martin, and Mr. Mestman have held their present positions with Intraop Medical Corporation since the closing of the merger with Intraop Medical, Inc. on March 9, 2005. Prior to the merger, unless otherwise stated, they were directors, officers or key employees of Intraop Medical, Inc. for at least five years.

Donald A. Goer, Ph.D., President/CEO and Director

         A co-founder of Intraop Medical, Inc. in 1993, Dr. Goer received his doctorate in physics in 1973 from The Ohio State University. He is a recognized expert on linear accelerator technology and is the author of a number of articles on the subject, including the chapter on radiation therapy linear accelerators for the Encyclopedia of Medical Devices and Instrumentation. After post-doctoral study in metallurgical engineering, Dr. Goer joined Varian Associates. Dr. Goer has seventeen years experience in the sales, marketing and product development of linear accelerators. From 1977 through 1985, Dr. Goer was responsible for the product development of Varian's cancer therapy equipment. Five new cancer treatment units were successfully introduced to the market during this period, resulting in the sale of more than 700 treatment systems. Between 1985 and 1990, Dr. Goer was responsible for market development and strategic planning at Varian. Dr. Goer's last position at Varian was Manager of Sales Operations with principal responsibilities in the international market. In 1991, Dr. Goer joined SRC as President. In 1991, Dr. Goer assisted in founding Accuray Incorporated, a medical company providing dedicated accelerators for radiosurgery. The accelerator guide, a key component of the Mobetron, is manufactured by Accuray Incorporated.

Paul J. Crowe, Director

         Mr. Crowe joined our Board in June 2005. Mr. Crowe has over 30 years of experience in sales, corporate development, capital finance and operation of high-technology medical imaging and therapy products and services for the healthcare industry. From November 1998 to October 2004 Mr. Crowe founded and served as Chairman of the Board, President, and CEO of Molecular Imaging Corporation, co-founded the San Diego Gamma Knife Center, LLC and UCSD Center for Molecular Imaging. In October 2004, Mr. Crowe founded and currently serves as Chairman and CEO of Nuview Radiopharmaceuticals Corporation. He previously held sales and management positions with Ritter Sybron Corporation, Rohe' Ultrasound, Philips Medical systems, and Diasonics MRI. Mr. Crowe has extensive experience with the development and operations of static and mobile medical imaging and therapy services.

Dr. Michael Friebe, Director

         Dr. Friebe joined our Board in March, 2004. Dr. Michael Friebe has been Chief Executive Officer and President of Tomovation GmbH since February 2003. Tomovation is a German company that owns and operates imaging centers in Germany and makes investments in early stage European medical technology companies. Prior to forming Tomovation, Dr. Friebe was the President of UMS-Neuromed beginning in April 2001 and a founder of Neuromed AG in November 1993. These companies operated mobile MRI, CT and PET systems in a number of European Countries. Since April 2004 he is also the CEO of BIOPHAN Europe GmbH, a developer of MRI related products and a director of BIOPHAN, Inc. (OTC:BIPH.OB) since March 2005. Dr. Friebe received BSc and MSEE in Electrical Engineering from the University of Stuttgart in Germany, and a PhD in medical engineering from the University of Witten in Germany. He also holds a Masters degree in Management from Golden Gate University, San Francisco. He is a member of several professional engineering and medical societies.

Keith Jacobsen, Director

         Mr. Jacobsen joined our Board in June 2005. Mr. Jacobsen has over 30 years executive experience in corporate finance and administration within the transportation industry, most recently with American President Companies, prior to his retirement in 1999. He has served as Treasurer of the City of Orinda and was a highly decorated First Lieutenant in the U.S. Army. He holds a BS and an MBA from the University of California, Berkeley.

Stephen L. Kessler, Director

         Mr. Kessler joined our Board in December 2005. Mr. Kessler served most recently as Chief Financial Officer for the Metropolitan Transportation Authority, or MTA, of New York, the largest regional transit provider in the Western Hemisphere, from April 2004 through July 2005. At the MTA, Mr. Kessler led the development of a three year balanced budget, instituted new financial planning models to address projected structural deficits, and initiated a shared services program to reduce duplicative administrative expenses. Prior to the MTA, Mr. Kessler served as a management consultant through the Financial Executives Consulting Group, LLC, in Connecticut, from November 2001 through March 2004. Previously, Mr. Kessler served as CFO for Versaware Inc. and EverAd Inc., two high growth start-up companies that introduced electronic publishing and digital content technologies to the Internet, from July 1999 through August 2001. Prior to these assignments, Mr. Kessler served as Senior Vice President, Finance and Administration for the McGraw-Hill Companies' Construction Information Group, from February 1995 through July 1999. Before McGraw-Hill, Mr. Kessler held Chief Financial Officer and other senior management positions at Prodigy Services Company (IBM and Sears JV), Georgia Pacific Corporation, PepsiCo, and Westinghouse Electric Corporation, from 1967 through 1995. Mr. Kessler received an MBA in Finance from the University of Chicago Graduate School of Business in 1967 and a B.S. in Industrial Management from Carnegie Mellon.

Allan C. Martin, Director

         Mr. Martin joined our Board in December, 2005. Mr. Martin has over thirty years of experience in medical diagnostic Imaging and treatment. Since his retirement from the General Electric Company in June of 2003, he has been a frequent guest lecturer at Albion College and University of Michigan, primarily on business ethics and best practices. He currently serves in an advisory capacity to Excellence in Consulting, LLC. He began his career with Johnson & Johnson and was promoted to various senior management positions including Director of Digital Radiography, Director of Sales and Marketing for "J&J Ultrasound" and Director of Hospital Services. Mr. Martin then joined GE Healthcare in January 1990, where he was a General Manager responsible for a portion of U.S. sales of diagnostics imaging products. He was subsequently promoted to General Manager in Business Development in January 2001, and lastly General Manager in GE Corporate Finance in February 2002, where he earned the coveted "GE CEO Award." Mr. Martin is a graduate of DePauw University and has an MBA from Case Western Reserve University.

John P. Matheu, Director

         As a principal of Matheu Associates since 1996, Mr. Matheu provides consulting and management advice to the pharmaceutical, biotechnology and medical device industry. Mr. Matheu also serves as a director of Mediscience Technology Corp., a publicly traded company. Until his retirement in 1984, Mr. Matheu served 34 years with Pfizer Pharmaceuticals, Inc., where among other accomplishments, as Vice President he established and directed Pfizer's generic drug division. Prior to that assignment, Mr. Matheu directed Pfizer's 1,100 person sales force, its hospital marketing group and its training department.

Mary Louise Meurk, Secretary and Director

         Prior to her retirement 1994, Ms. Meurk enjoyed forty years experience as a radiological physicist and is certified by the American Board of Radiology in Radiological Physics. In addition to authoring numerous articles in her field, Ms. Meurk is a Fellow Emeritus of the American College of Radiology and a Fellow in the American Association of Physicists in Medicine. Ms. Meurk received her BA in physics from Wellesley College and furthered her studies at the University of Geneva. She was Assistant Attending Physicist at Memorial-Sloan Kettering, Head of the Division of Radiological Physics at the Zellerbach Saroni Tumor Institute, and was a founder and President of the West Coast Cancer Foundation. Ms. Meurk is also a founder and Director, and serves as Secretary of Intraop. In July 2000, Ms. Meurk was received an Award for Achievement in Medical Physics from the American Association of Physicists in Medicine.

Theodore L. Phillips, M.D., Director

         Dr. Phillips is the principal or contributing author on more than 300 articles on cancer treatment in the medical literature and is one of the most distinguished radiation oncologists in the world. Under his guidance as Professor and Chairman of Radiation Oncology at the UCSF from 1978 to 1998, the University became recognized as one of the top cancer treatment centers in the world. He has received numerous awards and honors for his many contributions to cancer treatment. While Dr. Phillips was Chairman of Radiation Oncology at UCSF, the hospital purchased the first Mobetron system. He currently serves as Chairman of our Technical Advisory Board and since 1998, holds the prestigious Wun-Kon Fu Endowed Chair in Radiation Oncology at UCSF.

Regis Bescond, Controller

         Mr. Bescond joined Intraop in October 2005. Mr. Bescond has eleven years' experience in accounting and manufacturing. Prior to joining Intraop, Mr. Bescond served as the Accounting Manager of Ikanos Communications from June 2003 to September, 2005, where he was responsible for managing an international staff of 13, consolidation of six foreign entities, financial planning and analysis, as well as reviewing SEC filings. From May 2003 to June 2003 he provided contract consulting services to Nugen Technologies. He served as Plant Controller for Johnson & Johnson from April 2001 to March 2003, and prior to that as a controller at Heartport from November 1999 to April 2001, prior to their acquisition by Johnson & Johnson.

Scott Mestman, Vice President, Sales and Marketing

         Scott Mestman was hired as Intraop's Vice President - Sales and Marketing, in September, 2005. Mr. Mestman has over 24 years of experience in radiation therapy. Prior to joining Intraop, most recently served as Vice President, Corporate Development for Vantage Oncology, a venture capital funded developer, owner and operator of freestanding radiation therapy centers, a position he held from January 2004 to August 2005. From March, 2002 to December, 2003, Mr. Mestman was Vice President, Sales Strategy and Development at Siemens Medical Solutions where he acted as a key advisor to executive management for business strategy and direction. He began his 20 year career at Varian Medical Systems as a human factors and design engineer, where he was employed from 1981 to February, 2002. While at Varian, he held positions in engineering, marketing, sales, sales management, national accounts, business development and mergers and acquisitions. He also spearheaded the development of the $100 million "See and Treat" Cancer Care business in partnership with General Electric Medical Systems.


Richard Simon, Vice President of Operations

         Mr. Simon has had an extensive career in the engineering, service and manufacturing of medical equipment, including twenty years in engineering positions with the medical division of Varian Associates. For ten years, Mr. Simon served as the engineer and project manager for the C Series linacs for Varian, developing and shipping more than 450 linear accelerators during this period. He was the project manager for the VARiS oncology information system from Varian, with more than 100 systems shipped. Mr. Simon received professional training in electrical engineering and project management.

Howard Solovei, Chief Financial Officer

         Mr. Solovei joined Intraop in August 2002 as a consultant, and was appointed our Chief Financial Officer in January 2003. Prior to that, Mr. Solovei served as the CFO of Phoenix Leasing Inc., where he gained 14 years experience in leasing and equipment finance from June 1984 to April 2000. At Phoenix, Mr. Solovei was responsible for the management of nearly $1 billion of leased assets, $600 million of bank agreements for the company's 30+ partnerships and corporate entities as well as securitized debt offerings of $85 million. Mr. Solovei was also responsible for projections and strategic and tactical planning for the company and its public limited partnerships.

                             EXECUTIVE COMPENSATION

         The following table provides information concerning the compensation received for services rendered to Intraop Medical Corporation in all capacities during the year ended September 30, 2005, by our chief executive officer and each of the other most highly compensated executive officers or key employees whose compensation exceeded $100,000 for the fiscal year ended September 30, 2005.

                       Summary Compensation Table

                                                                                        Long-Term
                                                                 Annual Compensation  Compensation
                                                 ------------------------------------ --------------
                                                                         Other Annual Securities       All Other
                                                                         Compensation Underlying     Compensation
Name and principal position                       Salary         Bonus      ($)(1)    Options(#)          ($)
-------------------------------  -----------     ----------    --------  -----------  --------------  ------------
Donald A. Goer                     2005            $176,551          -       -            450,000              -
President and Chief                2004            $165,000                               435,000         $2,462
Executive Officer                  2003            $165,000                               420,000         $1,847



Howard Solovei                     2005            $144,451          -       -            190,000             -
Chief Financial Officer            2004            $135,000                               180,000
                                   2003            $101,250                               175,000

Richard Simon                      2005            $128,528          -       -            135,000             -
Vice President,                    2004            $120,120                               125,000
Operations                         2003            $120,120                               115,000


(1)      For the years ended September 30, 2005, 2004 and 2003, there were no:

         a. perquisites over the lesser of $50,000 or 10% of any of the above named executive officers' total salary and bonus;

         b. payments of above-market preferential earnings on deferred compensation;

         c. tax payment reimbursements; or d. preferential discounts on stock.



                        Option Grants in Last Fiscal Year

         Intraop Medical Corporation made the following options grants to its chief executive officer and each of the other most highly compensated executive officers or key employees whose compensation exceeded $100,000 for the fiscal year ended September 30, 2005:

                                                                           Exercise
                                                            Options       Price Per      Expiration       Percentage
Name and Principal Position                                 Granted           Share            Date              (1)
-------------------------------------------------------   ---------       ----------     -----------      ----------
Donald A. Goer, President and Chief Executive Officer        15,000          $1.375       9/30/2014           25.21%
Howard Solovei, Chief Financial Officer                      10,000          $1.250       9/30/2014           16.81%
Richard Simon, Vice President, Operations                    10,000          $1.250       9/30/2014           16.81%


(1) Percentage of total option grants to all employees in the fiscal year ended September 30, 2005.

Aggregate Option Exercises Fiscal Year End Option Values

         During the fiscal year ended September 30, 2005, neither the chief executive officer nor any of the other most highly compensated executive officers or key employees whose compensation exceeded $100,000 of Intraop Medical Corporation exercised any options.

Compensation of Non-Employee Directors

         Each member of the board of directors who is not an employee of Intraop is compensated for his services as director as follows: $2,500 for each board meeting attended in person, and $500 for each board meeting attended by telephone. In addition, each non-employee member of the board of directors is annually granted a nonstatutory stock option to purchase 30,000 shares of common stock under the 2005 Equity Incentive Plan as described below.

Description of 2005 Equity Incentive Plan

         On December 7, 2005, the Board amended and restated the 1995 Stock Option Plan, re-naming it the 2005 Equity Incentive Plan, pursuant to which, 4,000,000 shares of common stock have been reserved for issuance to officers, directors, employees and consultants of Intraop upon exercise of options granted under the plan. The primary purpose of the plan is to attract and retain capable executives, employees, directors, advisory board members and other consultants by offering such individuals a greater personal interest in our business by encouraging stock ownership. Options granted under the plan may be designated as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 or nonstatutory options. The plan is administered by a compensation committee of the Board of Directors consisting of outside members of the board of directors which will determine, among other things, the persons to be granted options, the number of shares subject to each option and the option price. The exercise price of any incentive stock option granted under the plan must be equal to the fair market value of the shares on the date of grant, and with respect to persons owning more than 10% of the outstanding common stock, the exercise price may not be less than 110% of the fair market value of the shares underlying such option on the date of grant. The exercise price of nonstatutory stock options may not be less than the fair market value of the shares underlying such options, and the term of such nonqualified options may not extend beyond ten years. No incentive stock option may be exercisable more than ten years after the date of grant, except for optionees who own more than 10% of the our common stock, in which case the option may not have a term greater than five years. The compensation committee has the power to impose additional limitations, conditions and restrictions in connection with the grant of any option.

Employment Contract and Termination of Employment and Change-in-Control Arrangements

         Donald A. Goer, our Chief Executive Officer, has an employment agreement with Intraop that provides for an annual salary of $184,800. In addition, Dr. Goer will receive a severance payment equal to one year's salary in the event of Intraop terminates his employment without cause. The agreement automatically renews for successive one-year periods unless either party gives prior written notice of termination at least 60 days prior to the end of the then current one-year term.

         Howard Solovei, our Chief Financial Officer, has an employment agreement with Intraop that provides for an annual salary of $166,125. In addition, Mr. Solovei will receive a severance payment equal to (i) two weeks salary times the number of months Mr. Solovei has been employed by Intraop, up to a maximum of twelve months' salary, if he is terminated by Intraop without cause or (ii) in the event that Mr. Solovei is terminated without cause and there is a change of control of Intraop prior to Mr. Solovei's termination or within four months following such a termination, twelve months' salary. The agreement automatically renews for successive one-year periods unless either party gives prior written notice of termination at least 60 days prior to the end of the then current one-year term.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During the two fiscal years ended September 30, 2004 and September 30, 2005 we entered into the following transactions with our directors, chief executive officer and our other most highly compensated executive officers or key employees whose compensation exceeded $100,000 and or beneficial owners of 5% or more of our common stock:

         Donald A. Goer, our Chief Executive Officer and a director, made unsecured loans to us in the aggregate principal amount of $862,255, including the capitalization of $109,675 of accrued and unpaid interest on those same notes or notes made prior to October 1, 2003. We repaid $340,000 of principal plus interest thereon of those same notes or notes made prior to October 1, 2003, and Dr. Goer converted $100,000 of principal and interest thereon of those same notes or notes made prior to October 1, 2003 into our common stock. The notes bore interest from 8 - 9% per annum. As of September 30, 2005, notes in the principal amount of $1,000,025, plus accrued interest thereon, remained outstanding.

         Mary Louise Meurk, our Secretary and a director, made unsecured loans to us in the aggregate principal amount of $54,671, including the capitalization of $29,671 of accrued and unpaid interest on those same notes or notes made prior to October 1, 2003. The notes bore interest at 9%. As of September 30, 2005, notes in the principal amount of $174,671, plus accrued interest thereon, remained outstanding.

         Michael Friebe, a director, made unsecured loans to us in the aggregate principal amount of $50,000. We repaid $50,000 of principal, plus interest thereon, on those notes, and Dr. Friebe converted $50,000 of principal of notes made prior to October 1, 2003 into our common stock. The notes bore interest at 9% per annum. As of September 30, 2005, no amounts remained outstanding. We paid $23,545 of fees to two overseas firms controlled by Dr. Friebe for sales and marketing consulting in Europe provided by Dr. Friebe directly or employees of the firms he controls.

         Theodore L. Phillips, a director, made an unsecured loan to us in the aggregate principal amount of $5,000. The note bears interest at 9%. As of September 30, 2005, the note remained outstanding.

         John P. Matheu, a director, made an unsecured loan to us in the aggregate principal amount of $5,000. The note bears interest at 9%. As of September 30, 2005, the note remained outstanding.


CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

            We have had no disagreements with our certified public accountants with respect to accounting practices or procedures or financial disclosure. On April 25, 2005, we dismissed Madsen & Associates CPAs, Inc. as our independent auditors at which time we retained Stonefield Josephson, Inc. as our independent auditors. On September 12, 2005, Stonefield Josephson, Inc. resigned as our independent auditors. On November 17, 2005 we retained Pohl, McNabola, Berg & Company as our Independent Auditors. Neither us, nor anyone acting on our behalf, consulted Madsen & Associates CPAs, Inc. or Stonefield Josephson, Inc. regarding any matters specified in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-B.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

         Our common stock began trading on the OTC Bulletin Board on February 27, 2004 under the symbol "IOPM." Set forth below are the high and low bid prices for our common stock since inception of trading for our common stock.

         On June 7, 2006, the closing bid quotation for our common stock was $0.55. Between April 1, 2006 and June 7, 2006, the high and low closing bid quotations of our common stock, as reported on the OTC Bulletin Board was $0.46 and $0.70, respectively. The following table sets forth, for the periods indicated, the high and low closing bid quotations of our common stock, as reported on the OTC Bulletin Board. All prices listed herein reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

        Quarter Ended                               High                          Low
        -------------                               ----                          ---
        March 2006                                 $0.80                         $0.42

        December 2005                              $0.75                         $0.40
        September 2005                             $0.80                         $0.43
        June 2005                                  $1.40                         $0.55
        March 2005                                 $1.75                         $1.10

        Quarter Ended                               High                          Low
        -------------                               ----                          ---
        December 2004                              $1.90                         $1.00
        September 2004                             $1.40                         $0.55
        June 2004                                  $2.25                         $1.05
        March 2004                                 $2.25                         $1.75


Number of Stockholders

         As of May 31, 2006, there were 363 holders of record of our common stock.

Dividend Policy

         Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

         The following table contains information regarding the actual beneficial ownership of our outstanding common stock, our only class of outstanding equity securities, as of May 31, 2006, for:

                  o each person or group that we know beneficially owns more than 5% of our common stock;

                  o        each of our directors;

                  o        our chief executive officer;

                  o the other executive officers whose compensation exceeded $100,000 in fiscal 2005; and

                  o all of our directors and executive officers as a group.

         Percentage of beneficial ownership is based on shares of common stock outstanding as of May 31, 2006, together with warrants, options, and convertible securities that are exercisable within 60 days of May 31, 2006 for each stockholder. Beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated, the address of each beneficial owner listed below is the address of our principal offices.







                  (Remainder of page intentionally left blank)

Table of Principal Stockholders



                                                                Number of Shares of
                                                          Common Stock Beneficially       Percentage of
                                                             Owned as of    May 31,    Shares of Common
        Name                                                                   2006   Stock Outstanding
        ------------------------------------------------ --------------------------- -------------------
        Paul J. Crowe (1)                                                    37,500               0.18%
        Michael Friebe (1)                                                   90,500               0.44%
        Donald A. Goer (1)                                                2,149,801              10.14%
        Keith Jacobsen (1)                                                  135,100               0.65%
        Stephen L. Kessler (1)                                               22,500               0.11%
        Allan C. Martin, Director (1)                                       174,500               0.84%
        John P. Matheu (1)                                                   62,500               0.30%
        Mary Louise Meurk (1)                                               448,134               2.16%
        Theodore L. Phillips (1)                                             62,500               0.30%
        Richard Simon (1)                                                   137,500               0.66%
        Howard Solovei (1)                                                  219,722               1.05%
        ------------------------------------------------ --------------------------- -------------------
        Officers and Directors as a Group                                 3,540,257              16.83%

        William R. Hambrecht (2)                                          1,430,348               6.89%
        W. R. Hambrecht + Co., LLC (2)                                    1,415,348               6.82%
        W. R. Hambrecht/Intraop Medical, LLC (2)                          1,395,348               6.73%
        Ronald W. Minor (3)                                               1,229,257               5.91%
        Hans and Yvonne Morkner (4)                                       1,040,000               5.02%
        ================================================ =========================== ===================





                  (Remainder of page intentionally left blank)

Footnotes to Table of Principal Stockholders

(1) Address: c/o Intraop Medical Corporation, 570 Del Rey Avenue, Sunnyvale, CA 94085. Number of shares of common stock beneficially owned as of May 31, 2006 includes the following option and warrant grants:


        Name                                          Options                Warrants
                                            Exercisable On Or       Exercisable On Or
                                            Within 60 Days of       Within 60 Days of
                                                 May 31, 2006            May 31, 2006
        --------------------------------- -------------------- --- -------------------
        Paul J. Crowe                                  37,500                       0
        Michael Friebe                                 42,500                   8,000
        Donald A. Goer                                454,444                  12,000
        Keith Jacobsen                                 37,500                       0
        Stephen L. Kessler                             22,500                       0
        Allan C. Martin, Director                      22,500                  36,000
        John P. Matheu                                 57,500                       0
        Mary Louise Meurk                              52,500                       0
        Theodore L. Phillips                           62,500                       0
        Richard Simon                                 137,500                       0
        Howard Solovei                                219,722                       0
        --------------------------------- -------------------- --- -------------------
        Officers and Directors as a
        Group                                       1,146,666                  56,000


(2) Address: 539 Bryant Street, San Francisco CA 94107. Ownership: W.R. Hambrecht + Co., Inc. (the "Parent") is the sole member of, and holds 100% of the equity interests in W.R. Hambrecht + Co., LLC ("WRH+Co"). W.R. Hambrecht/Intraop, LLC (the "LLC") is managed by W.R. Hambrecht/Intraop Management, LLC, of which WRH+Co is a manager and member and has voting and investment power over our held by LLC. The Parent and William R. Hambrecht are also members of LLC. As of December 31, 2004, Mr. Hambrecht had a 21.22% ownership interest in the Parent. WRH+Co holds warrants convertible into 20,000 shares of our Common Stock (the "Warrant Shares"). Mr. Hambrecht disclaims beneficial ownership of all 1,395,348 shares of the our Common Stock directly held by LLC and the 20,000 Warrant Shares, held by WRH+Co, except to the extent of his respective pro rata pecuniary interest in LLC and his beneficial ownership of WRH+Co. The Parent and WRH+Co disclaim beneficial ownership of all 1,395,348 shares of our Common Stock directly held by LLC except to the extent of their respective pro rata pecuniary interest therein. Additionally, Mr. Hambrecht may be deemed to beneficially own (i) 5,000 shares of our Common Stock held by Mr. Hambrecht and (ii) 15,000 shares of our Common Stock, upon exercise of options, held by Mr. Hambrecht.

(3) Address: 220 New Countyline Rd., Sylacauga AL 35151. Number of shares of common stock beneficially owned as of April 30, 2006 includes 63,000 warrants exercisable at or within 60 days of April 30,, 2006.

(4) Address: 15720 Simoni Drive, San Jose CA 95127.

                              SELLING STOCKHOLDERS

         The following table lists certain information with respect to the selling stockholders as follows: (i) each selling stockholder's name, (ii) the number of outstanding shares of common stock beneficially owned by the selling stockholders prior to this offering; (iii) the number of shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the sale of all of the shares of the common stock offered by each selling stockholder; and (iv) if one percent or more, the percentage of outstanding shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the sale of all of the shares of common stock offered by each selling stockholder. Except as noted, none of the selling stockholders have had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years.

         The selling stockholders may sell all, or none of their shares in this offering. See "Plan of Distribution."





Selling Stockholder (1)                                   Shares                       Shares Beneficially Owned After
                                                    Beneficially         Shares being            the Offering
                                                  Owned Prior to     Offered Pursuant  ---------------------------------
                                                        Offering   to this Prospectus   Number of Shares     Percent
---------------------------------------------- ------------------ -------------------- ------------------ --------------
Magnetar Capital Master Fund, Ltd. (2)                10,695,000            6,333,329          4,361,671          4.99%
Crestview Capital Master, LLC                          6,250,000            3,958,334          2,291,666          4.99%
Bushido Capital Master Fund, LP                        5,045,000            3,211,668          1,833,332          4.99%
Dolphin Offshore Partners, L.P. (3)                    3,750,000            2,375,000          1,375,000          4.99%
Alpha Capital AG                                       2,500,000            1,583,334            916,666          4.42%
Gamma Opportunity Capital Partners, LP Class A         2,522,500            1,605,834            916,666          4.42%
Gamma Opportunity Capital Partners, LP Class C         2,522,500            1,605,834            916,666          4.42%
Samir Financial, L.L.C.                                2,522,500            1,605,834            916,666          4.42%
ABS SOS-Plus Partners, Ltd.                            1,261,250              802,918            458,332          2.21%
Regenmacher Holdings, Ltd.                             1,261,250              802,915            458,335          2.21%
E.U. Capital Venture, Inc.                             1,040,000              100,000            940,000          4.53%
Jesse B. Shelmire IV                                     787,500               50,000            737,500          3.56%
Scott R. Griffith                                        787,500               50,000            737,500          3.56%
============================================== ================== ==================== ================== ==============

(1) Under the terms of the 7% convertible debentures and the warrants to purchase common stock held by the selling stockholders listed above, a selling stockholder may not convert the 7% convertible debentures or exercise the warrants to the extent such conversion, redemption or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion, redemption or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion, and/or redemption of the 7% convertible debentures which have not been converted or redeemed and upon exercise of the warrants which have not been exercised. The number of shares in the first three columns do not reflect this limitation.

(2) Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd ("Magnetar Master Fund") and consequently has voting control and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the securities held by Magnetar Master Fund. Alec Litowitz has sole voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.

(3) Dolphin Management, Inc. is the managing general partner of Dolphin Offshore Partners, L.P. ("Dolphin Offshore") and consequently has voting control and investment discretion over securities held by Dolphin Offshore. Dolphin Management, Inc. disclaims beneficial ownership of the securities held by Dolphin Offshore. Peter E. Salas is the President of Dolphin Management, Inc. and, as a result, may be considered the beneficial owner of any shares deemed to be beneficially owned by Dolphin Management, Inc. Mr. Salas disclaims beneficial ownership of those shares.







                  (Remainder of page intentionally left blank)

               DESCRIPTION OF SECURITIES AND RELATED TRANSACTIONS

         The authorized capital of Intraop consists of 100 million shares of common stock, $0.001 par value per share.

         The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends the board of directors declares out of funds legally available for paying dividends. If Intraop is liquidated, dissolved or wound up, the holders of common stock are entitled to share ratably in all assets remaining after paying liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are validly issued, fully paid, and nonassessable, and the shares of common stock to be issued upon completion of this offering will be validly issued, fully paid, and nonassessable.

Private Placement

            Between August 31, 2005 and November 4, 2005, we completed a private placement under Rule 506 of Regulation D with certain institutional investors pursuant to which investors purchased (i) $7.0 million of our 7% convertible debentures, (ii) $2.0 million of our 10% senior secured debentures and (iii) warrants to purchase an aggregate of 20.0 million shares of our common stock.

7% Convertible Debentures and Warrants

            We entered into a securities purchase agreement dated August 31, 2005 with Bushido Capital Master Fund, LP, Samir Financial, L.L.C. and Gamma Opportunity Capital Partners, LP. Pursuant to this securities purchase agreement, we sold to the purchasers named therein $2.5 million aggregate principal amount of our 7% convertible debentures. The debentures have a term of three years and mature on August 31, 2008. The debentures pay interest at the rate of 7% per annum, payable quarterly on January 1, April 1, July 1 and October 1 of each year. We may, in our discretion, elect to pay interest on the debentures in cash or in shares of our common stock.

            We also entered into a securities purchase agreement dated October 25, 2005 with Dolphin Offshore Partners, L.P., Alpha Capital AG, Crestview Capital Master, LLC and Magnetar Capital Master Fund, Ltd. Pursuant to this securities purchase agreement, we sold to the purchasers named therein $4.5 million aggregate principal amount of our 7% convertible debentures in closings on October 25, October 31 and November 4, 2005. The debentures have a term of three years and mature three years from the issue date - October 25, October 31 and November 4, 2008, respectively. The debentures pay interest at the rate of 7% per annum, payable quarterly on January 1, April 1, July 1 and October 1 of each year. We may, in our discretion, elect to pay interest on the debentures in cash or in shares of our common stock.

            The debentures issued pursuant to the securities purchase agreement dated August 31, 2005 and the securities purchase agreement dated October 25, 2005 are convertible at any time at the option of the holder into shares of our common stock at a price of $0.40 per share, subject to adjustment as set forth therein. If, after the eleventh month anniversary of the issue date of a debenture, the closing price for our common stock for any 30 consecutive trading days exceeds $1.00, we may, within one trading day after the end of such period, require the holder of such debenture to immediately convert all or part of the then outstanding principal amount of the debenture into common stock.

            Upon the occurrence of certain events of default, the full aggregate principal amount of the debentures, together with interest and other amounts owing, becomes immediately due and payable.

            Pursuant to the securities purchase agreements, the purchasers of our 7% convertible debentures received warrants to purchase an aggregate of 8,750,000 shares of our common stock, subject to adjustment as set forth in the warrant. The warrants have an exercise price, subject to certain adjustments, of $0.40 per share and are exercisable at any time on or prior to the fifth anniversary date of the warrants. The warrants do not grant the holders thereof any voting or other rights of our stockholders.

         We also issued to the purchasers of our 7% convertible debentures additional short term warrants to purchase up to an aggregate of 8,750,000 million shares of our common stock, subject to adjustment as set forth in the warrant. The warrants have an exercise price, subject to certain adjustments, of $0.40 per share and are exercisable at any time prior to the earlier of thirteen months after the issue date of the debenture and six months after the effective date of the registration statement we will file with the SEC to register the shares of common stock issuable upon conversion of the debentures or exercise of the warrants.

10% Senior Secured Debentures and Warrants

            On August 31, 2005, we also entered into a securities purchase agreement dated as of August 31, 2005 with Regenmacher Holdings Ltd. and ABS SOS-Plus Partners Ltd., pursuant to which we sold Regenmacher Holdings Ltd. and ABS SOS-Plus Partners Ltd., 10% senior secured debentures in the aggregate principal amount of $2,000,000. The debentures have a term of three years and mature on August 31, 2008. The debentures pay interest at the rate of 10% per annum, payable monthly, in arrears, on the last day of each month beginning on August 31, 2005 and ending on August 31, 2008. Interest on the debenture is payable only in cash and the debenture is not convertible into our common stock.

            Upon the occurrence of certain events of default, the full principal amount of the debentures, together with interest and other amounts owing, become immediately due and payable. In connection with the issuance of the 10% senior secured debenture, we entered into a security agreement granting Regenmacher Holdings Ltd. and ABS SOS Plus Partners Ltd. a security interest in our assets and 1.6 million shares of our common stock to secure our obligations under the debentures. Obligations under the debenture are guaranteed by our subsidiary, Intraop Medical Services, Inc.

            Pursuant to the securities purchase agreement, we issued Regenmacher Holdings Ltd. and ABS SOS Plus Partners warrants to purchase an aggregate of 2.5 million shares of our common stock. The warrants have an exercise price, subject to certain adjustments, of $0.40 per share and are exercisable at any time on or prior to the fifth anniversary date of the warrant. The warrants do not grant the holder thereof any voting or other rights of our stockholders.

Compensation of the Placement Agent

            We paid Stonegate Securities, Inc., the placement agent for this financing, an agency fee of $525,000 and issued to Stonegate Securities, a five-year warrant to purchase 1,575,000 shares of our common stock at an exercise price, subject to certain adjustments, of $0.40 per share pursuant to the terms of a placement agency agreement.

         In connection with the issuance of the 7% convertible debentures, the 10% senior secured debentures, we entered into registration rights agreements with the purchasers of the debentures. The registration rights agreements grant registration rights to holders of shares of our common stock issuable upon conversion of the 7% convertible debentures and upon exercise of the warrants. Pursuant to the registration rights agreements, we are required to file a registration statement under the Securities Act of 1933 covering the resale of the registrable securities. We will pay all expenses incurred in connection with the registration described above, except for underwriting discounts and commissions. This prospectus relates to the registration of all these shares of stock. We must keep the registration statement related to this prospectus effective until the earlier to occur of the date when all the securities covered by this registration statement may be sold without restriction pursuant to Rule 144(k) and the date on which all securities covered by this registration statement have been sold.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc.

                              PLAN OF DISTRIBUTION

         Each selling stockholder of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on a trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

         o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale;

         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.


         The selling stockholders may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

         In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

         We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

         The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, unless an exemption therefrom is available. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

         We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act of 1933, as amended, or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale. Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

                                  LEGAL MATTERS

         The validity of the common stock offered in this offering will be passed upon for us by Manatt, Phelps & Phillips, LLP of Palo Alto, California.

                                     EXPERTS

         The consolidated balance sheet of Intraop Medical Corporation as of September 30, 2005 and the related consolidated statements of operations, stockholders' deficit and cash flows for the fiscal year ended September 30, 2005, included in this Prospectus and the financial statement schedule included in the Registration Statement have been so included in reliance on Pohl, McNabola, Berg & Company, LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated statements of operations, stockholders' deficit and cash flows of Intraop Medical Corporation for the year ended September 30, 2004, included in this Prospectus and the financial statement schedule included in the Registration Statement have been so included in reliance on Stonefield Josephson, Inc., independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.



                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission. This prospectus, which is part of the registration statement, does not contain all the information included in the registration statement. Because some information is omitted, you should refer to the registration statement and its exhibits. For example, the descriptions in the prospectus regarding the contents of any contract or other document are not necessarily complete. In each instance, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, and each statement in the prospectus relating to any contract or other document is qualified in all respects by the reference. For copies of actual contracts or documents referred to in this prospectus, you should refer to the exhibits attached to the registration statement.

         We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E. Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E. Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our stockholders for damages for breach of any duty owed to our stockholders or us.

         In addition, we have the power, by our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this tine, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.






                  (Remainder of page intentionally left blank.)

                           Intraop Medical Corporation
        Index to Condensed Consolidated Financial Statements (Unaudited)


                                                                       Pages
Condensed Consolidated Financial Statements:
  Condensed Consolidated Balance Sheet (Unaudited)                       Q-2
  Condensed Consolidated Statements of Operations (Unaudited)            Q-3
  Condensed Consolidated Statements of Cash Flows (Unaudited)            Q-5
  Notes to Condensed Consolidated Financial Statements (Unaudited)       Q-7




Intraop Medical Corporation
Condensed Consolidated Balance Sheet (Unaudited)
-------------------------------------------------------------------------------------------------------------------
                                                                                                   March 31,
                                                                                                     2006
                                                                                             ----------------------
ASSETS
Current assets:
  Cash and cash equivalents                                                                   $             120,790
  Accounts receivable                                                                                       475,662
  Inventories, net                                                                                        3,283,606
  Prepaid expenses and other current assets                                                                 140,055
                                                                                             ----------------------
         Total current assets                                                                             4,020,113

Property and equipment, net                                                                                 255,666
Intangible assets, net                                                                                       38,133
Deferred financing cost                                                                                   1,058,487
Deposits                                                                                                    553,813
                                                                                             ----------------------
        Total Assets                                                                          $           5,926,212
                                                                                             ======================

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable                                                                           $           2,447,221
   Accrued liabilities                                                                                      627,659
   Capital lease obligations, current portion                                                                 2,046
   Notes payable, related parties, current portion                                                          709,169
   Notes payable, other, current portion, net of unamortized debt discounts                               2,242,401
                                                                                             ----------------------
         Total current liabilities                                                                        6,028,496

   Capital lease obligations, net of current portion                                                          9,068
   Notes payable, other, net of current portion, unamortized debt discounts
       and beneficial conversion features                                                                 2,566,534
                                                                                             ----------------------
         Total liabilities                                                                                8,604,098
                                                                                             ----------------------

Commitments and contingencies (see note 9)

Stockholders' deficit:
  Common stock, $0.001 par value: 100,000,000 shares authorized;
     20,629,801 shares issued and outstanding                                                                20,630
  Additional paid-in capital                                                                             21,625,897
  Treasury stock, at cost, 600,000 shares at $.25 per share                                                (150,000)
  Accumulated deficit                                                                                   (24,174,413)
                                                                                             ----------------------
          Total stockholders' deficit                                                                    (2,677,886)
                                                                                             ----------------------
             Total liabilities and stockholders' deficit                                      $           5,926,212
                                                                                             ======================

See accompanying notes to these condensed consolidated financial statements.




Intraop Medical Corporation
Condensed Consolidated Statements of Operations (Unaudited)
------------------------------------------------------------------------------------------------------------------------------
                                              Three months ended March 31,                    Six months ended March 31,
                                              ---------------------------------------    -------------------------------------
                                                    2006                 2005                 2006                 2005
                                              -----------------    ------------------    ----------------    -----------------

Revenues:
  Product sales                                   $    872,202            $  106,917          $1,923,456          $ 2,384,625
  Leasing                                               71,959                62,167             134,127              124,335
  Service                                              158,156                27,347             177,739               48,435
                                              -----------------    ------------------    ----------------    -----------------

  Total revenues                                     1,102,317               196,431           2,235,322            2,557,395
                                              -----------------    ------------------    ----------------    -----------------

Cost of revenues:
  Product sales (1)                                    761,432                92,247           1,678,679            1,840,887
  Leasing                                                    -                93,283              38,323              187,324
  Service (1)                                          161,135                31,976             174,368               57,080
                                              -----------------    ------------------    ----------------    -----------------

  Total cost of revenues                               922,567               217,506           1,891,370            2,085,291
                                              -----------------    ------------------    ----------------    -----------------

Gross margin                                           179,750              (21,075)             343,952              472,104

Operating expenses:
  Research and development (1)                         177,323               132,500             295,480              236,148
  General and administrative (1)                       468,182             1,989,164             863,061            2,302,057
  Sales and marketing (1)                              247,809               179,457             483,512              295,045
                                              -----------------    ------------------    ----------------    -----------------

          Total operating expenses                     893,314             2,301,121           1,642,053            2,833,250
                                              -----------------    ------------------    ----------------    -----------------

Loss from operations                                  (713,564)           (2,322,196)         (1,298,101)          (2,361,146)

Other income                                           (24,093)                    -              (3,252)                   -
Gain on extinguishment of debt                          28,214                14,942              28,214              104,645
Interest income                                          5,553                     -               5,553                    -
Interest expense                                    (1,124,348)             (472,955)         (2,052,010)            (941,979)
                                              -----------------    ------------------    ----------------    -----------------

Loss before income taxes                            (1,828,238)           (2,780,209)         (3,319,596)          (3,198,480)

Provision for income taxes (1)                               -                     -                   -                    -
                                              -----------------    ------------------    ----------------    -----------------

Net loss                                         $  (1,828,238)        $  (2,780,209)       $ (3,319,596)        $ (3,198,480)
                                              =================    ==================    ================    =================

Basic and diluted net loss per share
   available to common stockholders              $       (0.09)        $       (0.19)       $      (0.16)        $      (0.23)
                                              =================    ==================    ================    =================

Weighted average number of shares in
 calculating net loss per share:
  Basic and diluted                                 20,517,301            14,552,443          20,379,398           14,209,844
                                              =================    ==================    ================    =================


See accompanying notes to these condensed consolidated financial statements.




Intraop Medical Corporation
Condensed Consolidated Statements of Operations (Unaudited)  (Continued)
----------------------------------------------------------------------------------------------------------------------
                                              Three months ended March 31,             Six months ended March 31,
                                         ---------------------------------------    ----------------------------------
                                              2006                  2005                 2006               2005
                                         ----------------    -------------------    ---------------     --------------
(1) Includes the following amounts related to share-based compensation expense for stock options:

Cost of revenues - Product sales            $          -                      -          $       -                  -
Cost of revenues - Service                         2,604                      -              2,604                  -
Research and development                          23,011                      -             23,011                  -
General and administrative                        25,668                      -             25,668                  -
Sales and marketing                               21,112                      -             21,112                  -
Provision for income taxes                             -                      -                  -                  -
                                         ----------------    -------------------    ---------------     --------------
Total                                       $     72,395         $            -          $  72,395             $    -
                                         ================    ===================    ===============     ==============


See accompanying notes to these Condensed Consolidated Financial Statements.


                  (Remainder of page intentionally left blank)




Intraop Medical Corporation
Condensed Consolidated Statements of Cash Flows  (Unaudited)

----------------------------------------------------------------------------------------------------------------------
                                                                                      Six months ended March 31,
                                                                                 -------------------------------------
                                                                                       2006                2005
                                                                                 -----------------    ----------------

Cash flows from operating activities:
   Net loss                                                                          $ (3,319,596)       $ (3,198,480)
   Adjustments to reconcile net loss to net cash
     provided by (used for) operating activities:
      Depreciation of property and equipment                                               22,056             116,224
      Amortization of intangible assets                                                     2,923             107,952
      Amortization of beneficial conversion rights                                        581,765                   -
      Amortization of debt discount                                                       616,551               5,155
      Amortization of debt issuance costs                                                 119,260             312,500
      Non-cash compensation  for options issued                                            69,302              20,649
      Non-cash compensation for warrants issued                                            88,822              16,155
      Non-cash compensation for common stock issued                                        81,001           1,216,353
      Non-cash expense related to issuance
        of anti-dilutive shares of common stock                                                 -             375,421
      Non-cash revenue received on leased equipment                                       (62,168)           (124,336)
                                                                                          (28,214)                   -
      Non-cash gain on extinguishment of debt
      Non-cash interest expense                                                            38,324              82,291
   Changes in assets and liabilities:
         Accounts receivable                                                              453,641           1,024,285
         Inventories                                                                     (377,082)          1,296,265
         Prepaid expenses and other current assets                                        (32,669)            (19,414)
         Other assets                                                                    (365,702)         (1,357,061)
         Accounts payable                                                                (130,307)           (135,701)
         Accrued liabilities                                                             (464,173)             94,071
         Foreign exchange translation                                                      13,076                   -
                                                                                 -----------------    ----------------

         Net cash used for operating activities                                        (2,693,190)           (167,671)
                                                                                 -----------------    ----------------

Cash flows used for investing activities:
   Acquisition of fixed assets                                                           (163,016)             (5,107)
   Acquisition of intangible assets                                                             -             (50,000)
                                                                                 -----------------    ----------------

         Net cash used for investing activities                                          (163,016)            (55,107)
                                                                                 -----------------    ----------------

Cash flows provided by (used for) financing activities:
     Proceeds from note payable, related party                                             50,000              75,000
     Proceeds from note payable, other                                                  5,498,290           3,585,000
     Payments on note payable, related party                                             (341,789)           (125,000)
     Payments on note payable, other                                                   (1,936,378)         (3,023,199)
     Debt issuance costs                                                                 (339,568)           (210,000)
     Proceeds from issuance of common stock                                                 3,000                   -
                                                                                 -----------------    ----------------

             Net cash provided by financing activities                                  2,933,555             301,801
                                                                                 -----------------    ----------------

Net increase in cash and cash equivalents                                                  77,349              79,023
Cash and cash equivalents, at beginning of period                                          43,441             119,475
                                                                                 -----------------    ----------------

Cash and cash equivalents, at end of period                                        $      120,790         $   198,498
                                                                                 =================    ================
See accompanying notes to these condensed consolidated financial statements.




Intraop Medical Corporation
Condensed Consolidated Statements of Cash Flows  (Unaudited) (Continued)
----------------------------------------------------------------------------------------------------------------------


                                                                                      Six months ended March 31,
                                                                                  ------------------------------------
                                                                                       2006                2005
                                                                                  ---------------     ----------------

Supplemental disclosure of cash flow information:
   Cash paid for interest                                                              $ 652,053            $ 484,785
   Income taxes paid                                                                           -                    -

Supplemental disclosure of non-cash investing
  and financing activities:
  Inventory reclassified to leased equipment                                           $       -            $   1,137
  Leased equipment reclassifed to inventory                                              631,114                    -
  Property and equipment, at book value, converted to inventory                                -                6,616
  Proceeds of notes payable deposited with vendors                                             -            1,065,000
  Accounts payable, interest payable and royalty payable converted
     to notes payable                                                                          -              308,022
  Conversion of promissory notes and interest payable
     to common stock                                                                     250,000              395,000
  Adjustment to common stock and additional paid in capital
    due to anti-dilutive issuance of 300,336 shares of common stock                            -              375,421


See accompanying notes to these condensed consolidated financial statements.

                    INTRAOP MEDICAL CORPORATION NOTES TO THE
             CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These condensed consolidated financial statements and the accompanying notes are unaudited and should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2005. In the opinion of management, the condensed consolidated financial statements herein include adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position as of March 31, 2006, results of operations for the three and six months ended March 31, 2006 and March 31, 2005, and cash flows for the six months ended March 31, 2006 and March 31, 2005. The results of operations for the three and six months ended March 31, 2006 are not necessarily indicative of the operating results to be expected for the full fiscal year or any future periods.

Formation and Business of the Company:

Intraop Medical Corporation (the "Company") was organized under the laws of the State of Nevada on November 5, 1999 under the name DigitalPreviews.com. On January 21, 2004, the Company filed a Certificate of Amendment with the Secretary of State of Nevada to change the name of the Company from DigitalPreviews.com, Inc. to Intraop Medical Corporation. On March 9, 2005, Intraop Medical Corporation merged with Intraop Medical, Inc. Until this date, Intraop Medical Corporation had been seeking viable business opportunities but had not commenced operations and was considered a development stage company as defined in Statement of Financial Accounting Standards No. 7.

Intraop Medical, Inc., was incorporated in Delaware in March 1993 to develop, manufacture, market, and service mobile electron beam treatment systems designed for intraoperative radiotherapy (IORT). IORT is the application of radiation directly to a cancerous tumor and/or tumor bed during surgery. In July 1998, the Company obtained FDA 510(k) clearance on its initial product, the "Mobetron". The business of Intraop Medical, Inc, is now the sole business of the Company.

History

On March 9, 2005, the Company acquired all the outstanding shares of Intraop Medical, Inc., a privately-held Delaware Corporation (incorporated on March,
1993) in exchange for an aggregate of 14,175,028 restricted shares of its common stock. The merger transaction was a tax-free exchange of stock. All of the outstanding common and preferred stock of Intraop Medical, Inc. was exchanged on a one-for-one basis with the Company's common stock, and the Company assumed all obligations under outstanding options, warrants and convertible securities of Intraop Medical, Inc. The acquisition has been accounted for as a reverse merger (recapitalization) with Intraop Medical, Inc., deemed to be the accounting acquirer. Accordingly, the historical financial statements presented herein are those of Intraop Medical, Inc., as adjusted to give effect to any difference in the par value of the issuer's and the accounting acquirer's stock with an offset to capital in excess of par value, and those of Intraop Medical Corporation (the legal acquirer) since the merger. The retained earnings of the accounting acquirer have been carried forward

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

after the acquisition and Intraop Medical, Inc.'s basis of assets and liabilities were carried over in the recapitalization. Operations prior to the business combination are those of the accounting acquirer. Further pursuant to the Merger, certain holders of convertible notes representing $295,000 of principal and $100,000 of principal due related parties under Intraop Medical Inc.'s Promissory Note program, converted their notes to common stock upon completion of the Merger at a price of $1.25 per share.

Further pursuant to the Merger, the Company had agreed upon the close of the Merger to issue 795,000 shares of common stock to certain service providers in exchange for services related to the Merger. These shares were valued at $1.53 per share, the price of the Company's common stock on March 9, 2005, the date of the Merger and were recorded as an expense on the Company's books.

In April 2005, the Company received notices from stockholders representing an aggregate of 97,000 shares of common stock who had previously voted against the Merger that they wished to redeem their shares in accordance with certain dissenter's rights provisions. An accrual for the estimated redemption value of $121,250 and a corresponding offset to common stock and additional paid in capital was recorded and subsequently paid to the dissenting stockholders.

Basis of Consolidation:

The unaudited condensed consolidated financial statements include the accounts of Intraop Medical Corporation and its wholly owned subsidiaries, Intraop Medical Services, Inc. and IMS Louisville, LLC. All significant intercompany balances and transactions have been eliminated in preparation of the unaudited condensed consolidated financial statements.

Going Concern:

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States, which contemplate continuation of the Company as a going concern. However, the Company has experienced net losses of $1,828,238 and $2,780,209 for the three months ended March 31, 2006 and 2005, respectively, and $3,319,596 and $3,198,480 for the six months ended March 31, 2006 and 2005, respectively. In addition, the Company has incurred substantial monetary liabilities in excess of monetary assets over the past several years and, as of March 31, 2006, has an accumulated deficit of $24,174,413. These matters, among others, raise substantial doubt about the Company's ability to continue as a going concern. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying unaudited condensed consolidated balance sheet is dependent upon the Company's ability to generate sufficient sales volume to cover its operating expenses and to raise sufficient capital to meet its payment obligations. Management is taking action to address these matters, which include:

     - Retaining experienced management personnel with particular skills in the development and sale of its products and services.

     - Developing new markets (primarily Europe) and expanding its sales efforts.

     -    Evaluating funding strategies in the public and private markets.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Historically, management has been able to raise additional capital. During the six months ended March 31 2006, the Company obtained capital through the issuance of convertible debentures. The unaudited condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. The successful outcome of future activities cannot be determined at this time and there is no assurance that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

Concentration of Credit Risk:

The Company maintains its cash in bank accounts, which at times may exceed federally insured limits. The Company has not experienced any losses on such accounts.

Credit risk with respect to account receivables is concentrated due to the number of large orders recorded in any particular period. Two customers represent 73.3% and 14% of accounts receivable at March 31, 2006. The Company reviews the credit quality of its customers but does not require collateral or other security to support customer receivables. One customer accounted for 76.9% and two customers accounted for 47.1% and 31.6% of net revenue for the three months ended March 31, 2006 and 2005, respectively. Two customers accounted for 45.5% and 38.5% and for 50.6% and 40.6% of net revenue for the six months ended March 31, 2006 and 2005, respectively.

Use of Estimates:

The preparation of consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Management makes estimates that affect reserves for allowance for doubtful accounts, deferred income tax assets, estimated useful lives of property and equipment, accrued expenses, fair value of equity instruments and reserves for any other commitments or contingencies. Any adjustments applied to estimates are recognized in the period in which such adjustments are determined.

Revenue Recognition:

Revenue is recognized when earned in accordance with applicable accounting standards, including Staff Accounting Bulletins 104, "Revenue Recognition in Financial Statements" ("SAB 104"), and the interpretive guidance issued by the Securities and Exchange Commission and EITF issue number 00-21, "Accounting for Revenue Arrangements with Multiple Elements", of the FASB's Emerging Task Force. Revenue is generated from machine sales, leasing of machines, installations, and maintenance. Machine sales and installation revenue are recognized upon shipment, installation, or final customer acceptance, depending on specific contract terms, provided any remaining obligations are inconsequential or perfunctory and collection of resulting receivable is deemed probable. Revenue from maintenance is recognized as services are completed or over the term of the maintenance agreements. Revenue from the leasing of machines is recognized over the term of the lease agreements.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


The Company recognized revenue on service contracts with three and two institutions for the service of Mobetrons at the customer site during the three months ended March 31, 2006 and March 31, 2005, respectively. During the six months ended March 31, 2006 and March 31, 2005, the Company recognized revenue on service contracts with three and two institutions respectively, for the service of Mobetrons at the customer site. The customers paid for a one-year service contract for which they receive warranty-level labor and a credit for a certain contracted dollar amount of service-related parts. On each contract, the Company recorded a liability for parts equal to the amount of the parts credit contracted for by the customer with the remainder of the contract price recorded as labor related service contract liability.


Lease Revenue and Leasing Transactions:

Revenue for the three and six months ended March 31, 2006 and March 31, 2005 is partly comprised of revenue recognized on a Mobetron system delivered to our customer in Eindhoven, Holland in November 2003. At inception, as an equipment supplier, we received proceeds in the amount of $1,230,685 as the sale price of the equipment from a third party leasing company, who in turn leased the equipment to the hospital pursuant to a seventy month lease. The Company has no material obligations under the lease and the lease remains an unconditional obligation of the hospital, as lessee, to make payments to the leasing company, as lessor, for the leasing company's own account.

However, as an inducement to the hospital to enter into the lease, the Company agreed in a contract with the hospital that, should the hospital decide, upon sixty days prior notice to the Company, to prepay the lease with the leasing company (a one-time option), at the end of the 18th month of its lease on May 31, 2005, the Company would reimburse the hospital for the cost of the hospital's exercise of the prepayment option to the leasing company. Following the reimbursement by the Company to the hospital for the prepayment amount, title to the equipment would revert to the Company.

Because of the potential reimbursement to the hospital at the end of month eighteen of the lease, the Company retains substantial risk of ownership in the leased property, and the transaction has therefore been accounted for in accordance with SFAS 13, "Accounting for Leases", specifically paragraphs 19, 21, and 22.

Accordingly, the Company recorded the entire $1,230,685 of proceeds received from the leasing company as obligation for leased equipment, a liability on its balance sheet and accounted for the item as borrowing. In accordance with APB Opinion 21, "Interest on Receivables and Payables" paragraphs 13 and 14, the Company determined an interest rate for the obligation of 14.5% based on other debt arrangements entered into by the Company at dates closest to the inception of the obligation for leased equipment. Further, although the Company is not entitled to the cash rental payments, the Company recognized rental revenue totaling $71,959 and $62,167 for the three months ended March 31, 2006 and March 31, 2005 respectively and $134,127 and $124,335 for the six months ended March 31, 2006 and March 31, 2005 respectively. A portion of each month's rental revenue is recorded as interest and included in cost of revenue with the remainder recorded as a reduction in obligation for leased equipment.

Accordingly, the Company recorded $1,016,238, the amount that the Company would otherwise have been the Company's cost of revenue for the transaction, as leased equipment, an asset on its balance sheet. The asset was depreciated on a straight line basis over the period of the Company's reimbursement obligation to the hospital down to a value equal to the estimated residual value of the equipment at the end of the obligation. The depreciation expense is included in cost of revenue.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Prior to May 31, 2005, the hospital notified the Company that it intended to exercise its prepayment option, however the Company agreed to extend its reimbursement option from May 31, 2005 until January 1, 2006 and agreed to a new reimbursement amount. Pursuant to the reimbursement option extension, the Company continued to recognize revenue and expense on this transaction, including continued straight line depreciation down to a new asset residual value of $631,114 which was reached on September 30, 2005, based on extended usage, as described above. In January 2006, the hospital exercised its prepayment option by paying certain sums to the third party leasing company. As per prior agreement, the Company is obligated to reimburse the hospital for $1,013,022, the amount paid to the leasing company. The Company has obtained title to the related machine. The previously recorded leased asset with residual value of $631,114 was reclassified and included in inventory at March 31, 2006. The previously recorded lease obligation was adjusted to $1,013,022 and reclassified to accounts payable and a gain on extinguishment of debt for $28,214 was recognized on the transaction.

Intangible Assets:

Intangible assets consist primarily of amounts paid for manufacturing and design rights related to the Mobetron and a medical device approval license. These manufacturing and design rights related to the Mobetron are amortized on a straight-line basis over their estimated useful lives of five years.

The medical device approval license has an indefinite life and therefore is not subject to amortization.

The Company evaluates the carrying value of its intangible assets during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the asset below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator.

The Company's evaluation of intangible assets completed during the fourth quarter of the fiscal year ended September 30, 2005 resulted in no impairment losses.

Income Taxes:

The Company accounts for its income taxes using the Financial Accounting Standards Board Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of timing differences between the recognition of assets and liabilities for book and tax purposes during the year.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized for deductible temporary differences and operating loss, and tax credit carryforwards. A valuation allowance is established to reduce that deferred tax asset if it is "more likely than not" that the related tax benefits will not be realized. The Company has recorded a full valuation allowance against its deferred tax assets.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Basic and Diluted Loss Per Share:

In accordance with SFAS No. 128, "Earnings Per Share," the basic loss per share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Basic net loss per share excludes the dilutive effect of stock options or warrants and convertible notes. Basic net loss per share for the three and six months ended March 31, 2005, includes shares redeemable by stockholders in accordance with certain dissenter's rights provisions as these shares were repurchased on December 13, 2005. Diluted net loss per share was the same as basic net loss per share for all periods presented, since the effect of any potentially dilutive securities is excluded, as they are anti-dilutive due to the Company's net losses.

The following table sets forth the computation of basic and diluted net loss per common share:

                                                        Three months ended                       Six months ended
                                                ------------------------------------    -----------------------------------
                                                             March 31,                              March 31,
                                                ------------------------------------    -----------------------------------
                                                     2006                2005                2006                2005
                                                ----------------    ----------------    ---------------     ---------------

Numerator
Net loss available to common
stockholders                                       $ (1,828,238)       $ (2,780,209)      $ (3,319,596)       $ (3,198,480)

Denominator
Weighted average common shares
outstanding                                          20,517,301          14,455,443         20,379,398          14,112,844
Dissenter shares pending redemption                           -              97,000                  -              97,000
                                                ----------------    ----------------    ---------------     ---------------

Total shares, basic                                  20,517,301          14,552,443         20,379,398          14,209,844
                                                ================    ================    ===============     ===============

Net loss per common share:
  Basic and diluted                                $      (0.09)       $      (0.19)      $      (0.16)       $      (0.23)
                                                ================    ================    ===============     ===============


The potential shares, which are excluded from the determination of basic and diluted net loss per share as their effect is anti-dilutive, are as follows:

                                                                 Three months ended                Six months ended
                                                            ------------------------------   ------------------------------
                                                                      March 31,                        March 31,
                                                            ------------------------------   ------------------------------
                                                                2006             2005            2006             2005
                                                            -------------    -------------   --------------    ------------

Weighted average redeemable convertible
  preferred stock
Debentures convertible to common stock                        17,500,000                -       17,500,000               -
Bridge notes payable convertible to common stock                       -          920,128                -         920,128
Promissory Notes convertible to common stock                           -          700,000                -         700,000
Options to purchase common stock                               1,689,500        1,127,500        1,689,500       1,127,500
Warrants to purchase common stock                             22,923,174          926,291       22,923,174         926,291
                                                            -------------    -------------   --------------    ------------
Potential equivalent shares excluded                          42,112,674        3,673,919       42,112,674       3,673,919
                                                            =============    =============   ==============    ============

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation:

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), Share-Based Payment ("SFAS 123(R)"), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock based on their fair values. SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), which the Company previously followed in accounting for stock-based awards. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB 107") to provide guidance on SFAS 123(R). The Company has applied SAB 107 in its adoption of SFAS 123(R). See Note 7 for a detailed discussion of SFAS 123(R).

On November 10, 2005, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position No. FAS 123(R)-3 Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. The Company has elected to adopt the "short-cut" method provided in the FASB Staff Position for calculating the tax effects of share-based compensation pursuant to SFAS 123(R). The "short-cut" method includes simplified methods to establish the beginning balance of the additional paid-in capital pool ("APIC pool") related to the tax effects of share-based compensation, and to determine the subsequent impact on the APIC pool and the Condensed Consolidated Statements of Cash Flows of the tax effects of share-based compensation awards that are outstanding upon adoption of SFAS 123(R).

Accounting for Convertible Debt Securities:

The Company has issued convertible debt securities with non-detachable conversion features. The Company accounts for such securities in accordance with Statement of Financial Accounting Standards No. 133 and 150 and Emerging Issues Task Force Issue Nos. 98-5, 00-19, 00-27, 05-02, 05-08 and 05-04 View C. For a
contingent benefit conversion option, the Company records the intrinsic value, which is to be measured using the commitment date fair value of the underlying stock.

Comprehensive Loss:

Comprehensive loss consists of net loss and other gains and losses affecting stockholders' equity that, under generally accepted accounting principles, are excluded from net loss in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The Company, however, does not have any components of other comprehensive loss as defined by SFAS No. 130 and therefore, for the three and six months ended March 31, 2006 and 2005, comprehensive loss is equivalent to the Company's reported net loss. Accordingly, a statement of comprehensive loss is not presented.

Segment:

The Company operates in a single business segment that includes the design, development, and manufacture of the Mobetron. The Company does disclose geographic area data, which is based on product shipment destination. The geographic summary of long-lived assets is based on physical location.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements:

In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment". Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) are required to apply Statement 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. Effective January 1, 2006, the Company adopted SFAS 123(R), and does not believe the impact to be significant to the Company's overall results of operations or financial position. However, the Company will recognize additional compensation expense related to stock options and warrants granted to employees.

In March 2005, the FASB issued Staff Accounting Bulletin No. 107 ("SAB 107") which provides additional guidance to the new stock option expensing provisions under SFAS 123(R). SAB 107 acknowledges that fair value estimates cannot predict actual future events and as long as the estimates are made in good faith, they will not be subsequently questioned no matter what the actual outcome. Historical volatility should be measured on an unweighted basis over a period equal to or longer than the expected option term or contractual term, depending on the option-pricing model that is used. Implied volatility is based on the market prices of a company's traded options or other financial instruments with option-like features, and is derived by entering the market price of the traded option into a closed-form model and solving for the volatility input. SAB 107 provides additional guidance for companies when estimating an option's expected term. In general, companies are not allowed to consider additional term reduction and the option term cannot be shorter than the vesting period. Companies are permitted to use historical stock option exercise experience to estimate expected term if it represents the best estimate for future exercise patterns. SAB 107 provides that companies should enhance MD&A disclosures related to equity compensation subsequent to adoption of Statement 123(R). SAB 107 provided that companies should provide all disclosures required by Statement 123 (R) in the first 10-Q filed after adoption of the new rules.

In February 2006, the FASB issued FASB Staff Position No FAS 123(R)-4 Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event. ("FSP FAS 123(R)-4"). FSP FAS 123(R)-4 addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event and amends paragraphs 32 and A229 of FASB Statement No. 123 (R). Companies are required to apply FSP FAS 123(R)-4 upon initial adoption of Statement 123(R). Effective January 1, 2006, the Company adopted FSP FAS 123(R)-4, and does not believe the impact to be significant to the Company's overall results of operations or financial position.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In December 2004 the Financial Accounting Standards Board issued two FASB Staff Positions--FSP FAS 109-1, Application of SFAS Statement 109 "Accounting for Income Taxes" to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). FIN 47 clarifies that an entity must record a liability for a conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. Asset retirement obligations covered by FIN 47 are those for which an entity has a legal obligation to perform an asset retirement activity, even if the timing and method of settling the obligation are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. We do not expect there to be a material impact from the adoption of FIN 47 on our unaudited condensed consolidated financial position, results of operations, or cash flows.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, most voluntary changes in accounting principles required recognition via a cumulative effect adjustment within net income of the period of the change. SFAS No. 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, this statement does not change the transition provisions of any existing accounting pronouncements. The Company does not believe adoption of SFAS No. 154 will have a material effect on its unaudited condensed consolidated financial position, results of operations or cash flows.

In June 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-04, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". Under EITF 05-04, liquidated damages clauses may qualify as freestanding financial instruments for treatment as a derivative liability. Furthermore, EITF 05-04 addresses the question of whether a registration rights agreement should be combined as a unit with the underlying financial instruments and be evaluated as a single instrument. EITF 05-04 doesn't reach a consensus on this question and allows for treatment as a combined unit (Views A and B) as well as separate freestanding financial instruments (View C). On September 15, 2005, the FASB staff postponed further discussion of EITF 05-04. As of March 31, 2006, the FASB has still not rescheduled EITF 05-04 for discussion.

In conjunction with the issuance of the Company's senior and convertible debentures and the related warrants and registration rights, the Company adopted View C of EITF 05-04. Accordingly, the registration rights agreements, the warrants associated with the senior and convertible debentures, the debentures themselves, as well as certain features of the debentures were evaluated as stand alone financial instruments. This treatment resulted in classification of the warrants and certain features of the debentures as equity while the registration rights agreements and other features of the debentures were

NOTE 1- INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

treated as derivative liabilities. Derivative liability treatment requires adjusting the carrying value of the instrument to its fair value at each balance sheet date and recognizes any change since the prior balance sheet date as a component of other income/(expense). The recorded value of such derivative liabilities can fluctuate significantly based on fluctuations of the market value of the underlying securities of the Company, as well as on the volatility of the Company's stock price during the term used for observation and the term remaining for the underlying financial instruments. The Company believes that should the FASB staff reach a consensus on EITF 05-04 and select combined unit treatment (View A or B), the debt features of the debentures and associated warrants previously classified as equity will have to be evaluated as a combined unit with the registration rights agreements. This combination will result in these instruments being treated as derivative liabilities requiring periodic reevaluation of fair value with potentially significant fluctuation in fair value from period to period. Accordingly, this consensus could have a significant effect on the Company's financial statements.


In September 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-08, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature." EITF 05-08 is effective for financial statements beginning in the first interim or annual reporting period beginning after December 15, 2005. We do not expect there to be a material impact from the adoption of EITF 05-08 on our unaudited condensed consolidated financial position, results of operations, or cash flows.

In September 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-02, "The Meaning of 'Conventional Convertible Debt Instrument' in EITF Issue No. 00-19, 'Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.'" EITF 05-02 is effective for new instruments entered into and instruments modified in reporting periods beginning after June 29, 2005. We do not expect there to be a material impact from the adoption of EITF 05-02 on our unaudited condensed consolidated financial position, results of operations, or cash flows.

In September 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-07, "Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues." EITF 05-7 is effective for future modifications of debt instruments beginning in the first interim or annual reporting period beginning after December 15, 2005. We do not expect there to be a material impact from the adoption of EITF 05-07 on our unaudited condensed consolidated financial position, results of operations, or cash flows.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments--an amendment of FASB Statements No. 133 and 140. Companies are required to apply Statement 155 as of the first annual reporting period that begins after September 15, 2006. The Company does not believe adoption of SFAS No. 155 will have a material effect on its unaudited condensed consolidated financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140. Companies are required to apply Statement 156 as of the first annual reporting period that begins after September 15, 2006. The Company does not believe adoption of SFAS No. 156 will have a material effect on its unaudited condensed consolidated financial position, results of operations or cash flows.

NOTE 2 - MAJOR CUSTOMERS AND VENDORS

Two customers represented 73.3% and 14% of accounts receivable at March 31, 2006. One customer accounted for 76.9% of net revenue for the three months ended March 31, 2006 and two customers accounted for 47.1% and 31.6% of net revenue for the three months ended March 31, 2005. Two customers accounted for 45.5% and 38.5% and for 50.6% and 40.6% of net revenue for the six months ended March 31, 2006 and 2005, respectively.

Three suppliers represented 46.2%, 28.2% and 19.7% of accounts payable at March 31, 2006. Purchases from these suppliers during the three months ended March 31, 2006 totaled approximately zero, $644,089 and zero respectively and zero, $1,426,949 and zero during the six months ended March 31, 2006 respectively.


NOTE 3 - BALANCE SHEET COMPONENTS

Inventory:

Inventory consists of the following:

                                                                      March 31,
                                                                        2006
                                                                    ------------

              Finished goods                                        $   631,114
              Work-in-progress                                        2,107,637
              Purchased parts and raw material,
                net of reserves of $10,159                              544,855
                                                                    ------------
                                                                    $ 3,283,606
                                                                    ============

Property and Equipment and Leased Equipment:

  Property and Equipment and Leased Equipment consist of the following:

                                                                      March 31,
                                                                        2006
                                                                    ------------

              Equipment                                             $   271,305
              Computer equipment                                         89,087
              Furniture & fixtures                                       64,307
              Lease hold improvements                                     5,707
                                                                    ------------
                                                                        430,406
              Less accumulated depreciation                            (174,740)
                                                                    ------------
                                                                    $   255,666
                                                                    ============

Included in property and equipment is an asset acquired under capital lease obligations with an original cost of $11,742 as of March 31, 2006. Related accumulated depreciation and amortization of this asset was $1,370 as of March 31, 2006.

Intangible Assets:

Intangible Assets consist of the following:

                                                                       March 31,
                                                                          2006
                                                                       ---------

      Mobetron related manufacturing and design rights                 $ 24,400
      Less accumulated amortization                                     (16,267)
                                                                       ---------
      Mobetron related manufacturing and design rights, net               8,133
      Medical device approval license not subject to amortization        30,000
                                                                       ---------
      Intangible assets, net                                           $ 38,133
                                                                       =========


The Company's historical and projected revenues are related to the sale and servicing of the Company's sole product, the Mobetron. Should revenues of the Mobetron product in future periods be significantly less than management's expectation, the benefit from the Company's Mobetron related intangibles would be limited and may result in an impairment of these assets.

Deferred financing cost:

Deferred financing cost consists of the following:

                                                    March 31,
                                                      2006
                                                  ------------

      Debt issuance cost                          $ 1,286,906
      Less accumulated amortization                  (228,419)
                                                  ------------

      Deferred financing cost, net                $ 1,058,487
                                                  ============

Accrued Liabilities:

Accrued Liabilities consist of the following:

                                                    March 31,
                                                      2006
                                                  ------------
      Accrued liabilities:
      Accrued sales tax payable                   $    59,461
      Accrued personal paid leave                     111,186
      Accrued royalty payable                          50,000
      Accrued interest payable                          6,148
      Accrued warranty                                170,390
      Contract advances                               160,000
      Other accrued liabilities                        70,474
                                                  ------------
                                                  $   627,659
                                                  ============

Warranty:

The warranty periods for the Company's products are generally one year from the date of shipment. The Company is responsible for warranty obligations arising from its sales and provides for an estimate of its warranty obligation at the time of sale. The Company's contract manufacturers are responsible for the costs of any manufacturing defects. Management estimates and provides a reserve for warranty upon sale of a new machine based on historical warranty repair expenses of the Company's installed base.

The following table summarizes the activity related to the product warranty liability, which was included in accrued liabilities.



            Warranty accrual at September 30, 2005              $ 168,555

            Accrual for warranties during the period               47,734
            Actual product warranty expenditures                  (45,899)
                                                         -----------------

            Warranty accrual at March 31, 2006                   $170,390
                                                         =================



NOTE 4 - BORROWINGS

Outstanding notes payable were as follows:

                                                                                        March 31,
                                                                                          2006
                                                                                  -------------------

        Notes payable, related parties, current                                          $   709,169
                                                                                  ===================


        Convertible debentures                                                          $  7,000,000
        Revolving line of credit                                                           2,186,621
        Senior secured debentures                                                          1,805,556
        Other Notes                                                                            5,144

        Less debt discounts due to warrants                                               (2,904,637)
        Less beneficial conversion features                                               (3,283,749)
                                                                                  -------------------

        Notes Payable, net of debt discounts and beneficial conversion features            4,808,935

        Less current portion                                                              (2,242,401)
                                                                                  -------------------

           Notes payable, other, net of current portion, unamortized debt
               discounts and beneficial conversion features                              $ 2,566,534
                                                                                  ===================

Notes payable, related parties:

Notes payable to related parties of $709,169 at March 31, 2006, include notes issued to two officers of the Company. The notes are due on demand and bear interest at 9% per annum. During the six months ended March 31, 2006, $183,967 of principal of notes and $66,033 of interest were converted to 431,034 shares of common stock at $0.58 per share. Additionally, during the six months ended March 31, 2006, the Company received note proceeds of $50,000 from related parties and repaid $341,789 of principal to related parties.

Convertible debentures

In August 2005, the Company sold $2,500,000 of convertible debentures to certain investors. The debentures are convertible into the Company's common stock at $0.40 per share at the option of the debenture holders and bear interest at 7% per annum, payable quarterly. The debentures have a term of three years with principal due in full at maturity. As a further inducement, the Company granted the holders of the debentures warrants to purchase 3.125 million shares of the Company's common stock, expiring September 30, 2006, and warrants to purchase
3.125 million shares of the Company's common stock, expiring August 31, 2010. All warrants are exercisable at $0.40 per share

In October 2005, the Company sold an additional $2,500,000 of convertible debentures to certain investors. The debentures are convertible into Company common stock at $0.40 per share at the option of the note holders and bear interest at 7% per annum, payable quarterly. The debentures have a term of three years with principal due in full at maturity. As a further inducement, the Company granted the holders of the convertible debentures short-term warrants to purchase 3.125 million shares of its common stock, expiring November 2006, and warrants to purchase 3.125 million shares of its common stock, expiring October 2010. All warrants are exercisable at $0.40 per share.

In November 2005, the Company sold an additional $2,000,000 of convertible debentures to certain investors. The debentures are convertible to Company common stock at $0.40 per share at the option of the note holders and bear interest at 7% per annum, payable quarterly. The debentures have a term of three years with principal due in full at maturity. As a further inducement, the Company granted the holders of the convertible debentures short-term warrants to purchase 2.5 million shares of its common stock expiring December 4, 2006 and warrants to purchase 2.5 million shares of its common stock expiring November 4, 2010. All warrants are exercisable at $0.40 per share.

The convertible debentures and associated warrants include a price reset provision. Under this provision the conversion price of the debentures and the exercise price of the warrants would be adjusted to take into account the effect of certain dilutive events. The price reset provision of the convertible debentures and associated warrants would be triggered if the following events occur:

     o the payment of a dividend in the form of common stock or other equivalent equity security, or the occurrence of a stock split, reverse stock split, or reclassification of common stock. Upon such event, the conversion price of the debentures and the exercise price of the warrants would be adjusted by a percentage equal to the percentage of the Company outstanding common shares prior to the event over the Company outstanding common shares and other equivalent equity securities after the event.

     o the re-pricing, sale, or right to re-price or buy the Company's common stock or equivalent instrument at a price less than the conversion price. Upon such event, the conversion price of the debentures and the exercise price of the warrants would be adjusted to the price of the Company common stocks or other equivalent equity securities involved in the triggering event.
     o the making of distribution of cash, evidence of indebtedness, cash other or other assets, or rights to any equity securities to the holders of the Company's common stock. Upon such event, the conversion price of the debentures and the exercise price of the warrants would be adjusted by a percentage equal to the percentage change in the Company common stock price resulting from this event.
     o the occurrence of a transaction for the merger, sale, tender offer, or recapitalization of the Company. Upon such event, the conversion price of the debentures and the exercise price of the warrants would be adjusted to allow the holders of the convertible debentures to receive upon conversion, the same consideration received by the holder of the Company common stocks at the time of the triggering event.

Pursuant to the registration rights agreements with the holders of the convertible debentures dated August 31, 2005 and October 25, 2005, the Company agreed to file by September 30, 2005 and November 24, 2005 respectively, a resale registration statement covering the resale of the shares issuable to the investors upon the conversion of their debt and the exercise of their warrants. At inception, the registration rights agreements required the Company to pay monthly liquidated damages if:

     o a registration statement was not filed on or prior to September 30, 2005 and November 24, 2005, respectively, or
     o the Company fails to file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five trading days of the date that the Company is notified by the Commission that a registration statement will not be "reviewed," or not subject to further review, or
     o prior to its effectiveness date, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such registration statement within 10 calendar days after the receipt of comments by or notice from the Commission that such amendment is required in order for a registration statement to be declared effective, or
     o a registration statement filed or required to be filed, is not declared effective by the Commission by December 29, 2005 and February 22, 2006, respectively, or
     o after December 29, 2005 and February 22, 2006, respectively, a registration statement ceases for any reason to remain continuously effective as to all registrable securities for which it is required to be effective, or the investors are not permitted to utilize the prospectus therein to resell such registrable securities for 10 consecutive calendar days but no more than an aggregate of 15 calendar days during any 12-month period.

The amount of monthly liquidated damages equals 2.0% of the aggregate purchase price paid by the investors for any registrable securities held by the investors. Seven day late payment of the damages is subject to interest at an annual rate of 18%. At March 31, 2006 the Company determined the maximum potential liquidated damages to be approximately, $2,693,720.

The Company evaluated the liquidated damages feature of the registration rights agreements in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"). The liquidated damages provisions qualify as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within SFAS 133, they were required by SFAS 133 to be recorded as derivative financial instruments. Further, in accordance with EITF 05-04, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", the Company also evaluated whether the registration rights agreements, the convertible debentures, and associated warrants should be combined into and accounted for as a single unit or accounted for as separate financial agreements.

In considering the appropriate treatment of these instruments, the Company observed that:

     o Although entered into contemporaneously, the agreements are nevertheless separate legal agreements.
     o Payment of liquidated damages penalties under the registration rights agreements does not alter the investors' rights under either the warrant or debenture agreements. The debentures and warrants have values which are based on their interest rate and the relation between their conversion price or exercise price and the value of the Company's common stock. This value is independent of any payment for liquidated damages under the registration rights agreements, which is based on how long the shares remain unregistered.
     o The various agreements do not relate to the same risk. The risk inherent in the debentures relates to the Company ability to repay these instruments as and when they come due or to the extent converted into common stock, to the price of the Company's common stock. The warrants similarly bear risk related to the value of the Company common stock. The liquidated damages penalty under the registration rights agreements relates to the risk of the Company filing a registration statement and having it declared effective.

Thus, in light of the above facts and circumstances and accordance with guidance in EITF 05-4, View C, the Company evaluated and treated the registration rights agreements, convertible debentures and associated warrants as separate free standing agreements.

At issuance of the convertible debentures on August 31, 2005, October 31, 2005 and November 4, 2005, the Company assigned no initial fair value to the registration rights agreements. In subsequent periods, the carrying value of the derivative financial instrument related to the registration rights agreements will be adjusted to its fair value at each balance sheet date and any change since the prior balance sheet date will be recognized as a component of other income/(expense).

The estimated fair value of the registration rights agreements was determined using the discounted value of the expected future cash flows. At March 31, 2006, the Company was not able to have a registration statement declared effective by the SEC as required by the registration rights agreements. However, in January 2006, the Company obtained an amendment to the registration rights agreements to extend the required filing date of the Company initial registration statement to January 27, 2006, a deadline that the Company met, and to extend the required effectiveness date of that same initial registration statement to March 31, 2006, a deadline the Company did not meet, and to waive all amounts potentially due under the liquidated damages clause which would have been due but for the waiver. On April 18, 2006 the

Company obtained a further amendment to the registration rights agreements to further extend the required effectiveness date of its initial registration statement to May 15, 2006 for investors subject to the August 31, 2005 registration rights agreement and extend to May 30, 2006 the date on which the Company must have an effective registration statement for 50% of the registrable shares for investors who were signatory to the October 25, 2005 registration rights agreement. The Company believes that, in the future, it will be able to meet the registration requirements of the registration rights agreements and that, in the event it cannot, and assuming the Company is making reasonable efforts to file and have a registration statement declared effective, the holders of the debentures will waive the liquidated damages required under the registration rights agreements. As a result, at March 31, 2006, the Company assigned no value to the potential liquidated damages.

In accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"), certain features of the convertible debentures are not clearly and closely related to the characteristics of the convertible debentures. SFAS133 requires that, unless they qualify under a scope exemption, these features be recorded as derivative financial instruments. In accordance with the guidelines provided by SFAS133 and EITF 00-19, the following convertible debentures features qualified for a scope exemption under SFAS133 and were recorded as equity instruments:

     o Beneficial conversion features: these debentures are convertible at the option of the holder with the following provisions:
          o    the conversion can be at anytime on or prior to maturity;
          o holders of the convertible debentures are subject to certain conversion restrictions; and
          o the conversion price is subject to a conversion price reset provision.

The value of the beneficial conversion features, $3,904,926, was limited to the relative fair value of the debentures and will be amortized to interest over the life of the debentures.

The following convertible debentures features did not qualify for a scope exception under SFAS133. Accordingly, they were required by SFAS 133 to be accounted for separately from the debt instrument and recorded as derivative financial instruments:

     o    Debt acceleration provision upon default

At issuance of the convertible debentures on August 31, 2005, October 31, 2005 and November 4, 2005, the derivative features of the convertible debentures had no initial fair value as the Company estimated the probability of occurrence of these features to be nil or extremely low. In subsequent periods, the carrying value of the derivative financial instrument related to the derivative features of the convertible debentures will be adjusted to its fair value at each balance sheet date and any change since the prior balance sheet date will be recognized as a component of other income/(expense).

As of March 31, 2006, the Company assigned no value to the derivative features of the convertible debentures, as the Company believes the probability of occurrence of a default under the debentures to be nil or extremely low.

The estimated fair value of the derivative features was determined using the probability weighted averaged expected cash flows methodology. Accordingly, the fair value of the derivative features can fluctuate significantly based on changes in the Company estimates of the probability of occurrence of a default on the debentures and their then outstanding balance.

The relative fair value of the warrants issued was determined using the Black-Scholes option-pricing model.

The relative fair value of the warrants, the debentures conversion feature and the debentures derivative features were recorded as a note discount and will be amortized to interest over the life of the debentures. At March 31, 2006 the outstanding principal balance of the convertible debentures was $7,000,000 and the unamortized note discount was as follows:

Relative fair value of warrants allocated to note discount
Convertible debentures - August 2005                                                     $ 1,081,138
Convertible debentures - October 2005                                                        995,963
Convertible debentures - November 2005                                                       748,267
                                                                                      ---------------
Total relative fair value of warrants allocated to note discount                           2,825,368
Less accumulated amortization                                                               (452,476)
                                                                                      ---------------
Note discount related to warrants, net                                                     2,372,892
                                                                                      ===============
Relative fair value of beneficial conversion features
  allocated to note discount
Convertible debentures - August 2005                                                       1,418,862
Convertible debentures - October 2005                                                      1,487,797
Convertible debentures - November 2005                                                       998,267
                                                                                      ---------------
Total relative fair value of beneficial conversion features
  allocated to note discount                                                               3,904,926
Less accumulated amortization                                                               (621,177)
                                                                                      ---------------
Note discount related to beneficial conversion features, net                               3,283,749
                                                                                      ===============
Fair value of derivative feature allocated to note discount
Convertible debentures - August 2005                                                               -
Convertible debentures - October 2005                                                              -
Convertible debentures - November 2005                                                             -
                                                                                      ---------------
Total derivative feature allocated to note discount                                                -
Less accumulated amortization
                                                                                      ---------------
Note discount related to derivative feature, net                                         $         -
                                                                                      ===============


Revolving line:

In August 2005, the Company entered into a $3,000,000 revolving combined inventory financing and international factoring agreement (the "Revolving Line") with a financial institution. Under the terms of the agreement, the Company agreed to pay interest at the rate of 12% per annum on inventory financings and 24% per annum on factoring related borrowings under the line. The loan is secured by a lien on the financed inventory and receivables. As a further inducement, the Company also agreed to grant the financial institution a warrant, which included piggyback registration rights, for 576,923 shares of its common stock at an exercise price of $0.52 per share. The warrant has a two year term. The fair value attributable to the warrant of $120,608 was recorded as a note discount and will be amortized to interest over a one year period. At March 31, 2006 the outstanding principal balance under this agreement was $2,186,621 and the unamortized note discount was $50,253.

Senior secured debentures

In August 2005, the Company sold $2,000,000 of senior secured debentures to certain investors. The debentures bear interest at 10% per annum, payable monthly, and have a three year term. Principal in the amount of $27,778 is due monthly, with the remaining balance due at maturity. The debentures are secured by a security interest in substantially all of the Company's assets. In addition, the Company issued 1,600,000 shares of its common stock to the holders of the debentures as security for the debentures, which the Company estimated had a fair market value of $0.55 per share. As a further inducement, the Company granted the holders of the debentures warrants to purchase 2.5 million shares of its common stock at an exercise price of $0.40 per share with an expiration date of August 31, 2010.

The warrants associated with the senior debentures include a price reset provision. Under this provision the exercise price of the warrants would be adjusted to take into account the effect of certain dilutive events. The price reset provision of the warrants associated with the senior debentures would be triggered if the following events occur:

     o the payment of a dividend in the form of common stock or other equivalent equity security, or the occurrence of a stock split, reverse stock split, or reclassification of common stock. Upon such event, the exercise price of the warrants would be adjusted by a percentage equal to the percentage of the Company outstanding common shares prior to the event over the Company outstanding common shares and other equivalent equity securities after the event.
     o the re-pricing, sale, or right to re-price or buy the Company's common stock or equivalent instrument at a price less than the conversion price. Upon such event, the exercise price of the warrants would be adjusted to the price of the Company common stocks or other equivalent equity securities involved in the triggering event.
     o the making of distribution of cash, evidence of indebtedness, cash other or other assets, or rights to any equity securities to the holders of the Company's common stock. Upon such event, the exercise price of the warrants would be adjusted by a percentage equal to the percentage change in the Company common stock price resulting from this event.
     o the occurrence of a defined event of default under the senior debentures, upon which event the exercise price of the warrants would be reduced to one cent per share.
     o the occurrence of a transaction for the merger, sale, tender offer, or recapitalization of the Company. Upon such event, the exercise price of the warrants would be adjusted to allow the holders of the warrants to receive upon conversion, the same consideration received by the holder of the Company common stocks at the time of the triggering event.

Pursuant to the registration rights agreement with the holders of the senior debentures dated August 31, 2005, the Company agreed to file by September 30, 2005, a resale registration statement covering the resale of the shares issuable to the holders of the senior debentures upon the exercise of their warrants. At inception, the registration rights agreement required the Company to pay monthly liquidated damages if:

     o a registration statement was not filed on or prior to September 30, 2005, or
     o the Company fails to file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five trading days of the date that the Company is notified by the Commission that a registration statement will not be "reviewed," or not subject to further review, or

     o prior to its effectiveness date, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such registration statement within 10 calendar days after the receipt of comments by or notice from the Commission that such amendment is required in order for a registration statement to be declared effective, or
     o a registration statement filed or required to be filed is not declared effective by the Commission by December 29, 2005, or
     o after December 29, 2005 a registration statement ceases for any reason to remain continuously effective as to all registrable securities for which it is required to be effective, or the investors are not permitted to utilize the prospectus therein to resell such registrable securities for 10 consecutive calendar days but no more than an aggregate of 15 calendar days during any 12-month period.

The amount of monthly liquidated damages equals 2.0% of the aggregate purchase price paid by the investors for any registrable securities held by the investors. Late payment beyond seven days is subject to interest at an annual rate of 18%. At March 31, 2006, the Company determined the maximum potential liquidated damages to be approximately, $677,058.

The Company evaluated the liquidated damages feature of the registration rights agreement in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"). The liquidated damages qualify as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within SFAS 133, they were required by SFAS 133 to be recorded as derivative financial instruments. Further, in accordance with EITF 05-04, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", the Company also evaluated whether the registration rights agreement, the senior debentures, and associated warrants should be combined into and accounted for as a single unit or accounted for as separate financial agreements. In considering the appropriate treatment of these instruments, the Company observed that:

     o Although entered into contemporaneously, the agreements are nevertheless separate legal agreements.
     o Payment of the liquidated damages penalty under the registration rights agreement does not alter the investor's rights under either the warrant or debenture agreements. The debentures and warrants have values which are based on their interest rate and the relation between their conversion price or exercise price and the value of the Company's common stock. This value is independent of any payment for liquidated damages under the registration rights agreement, which is based on how long the shares are unregistered.
     o The two agreements do not relate to the same risk. The risk inherent in the debentures relates to the Company ability to repay these instruments as and when they come due or to the extent converted into common stock, to the price of the Company's common stock. The warrants similarly bear risk related to the value of the Company common stock. The liquidated damages penalty under the registration rights agreement relates to the risk of the Company filing a registration statement and having it declared effective.

Thus, in light of the above facts and circumstances and accordance with guidance in EITF 05-4, View C, the Company evaluated and treated the registration rights agreement, senior debentures and associated warrants as separate free standing agreements.

At issuance of the senior debentures on August 31, 2005, the Company assigned no initial fair value to the registration rights agreement. In subsequent periods, the carrying value of the derivative financial instrument related to the registration rights agreement will be adjusted to its fair value at each balance sheet date and any change since the prior balance sheet date will be recognized as a component of other income/(expense).

The estimated fair value of the registration rights agreement was determined using the discounted value of the expected future cash flows. At March 31, 2006, the Company was not able to have a registration statement declared effective by the SEC as required by the registration rights agreement. However, in January 2006, the Company obtained an amendment to the registration rights agreement to extend the required filing date of the Company initial registration statement to January 27, 2006, a deadline that the Company met, and to extend the required effectiveness date of that same initial registration statement to March 31, 2006, a deadline the Company did not meet, and to waive all amounts potentially due under the liquidated damages clause which would have been due and payable but for the waiver. On April 18, 2006 the Company obtained a further amendment to the registration rights agreement to further extend the required effectiveness date of its initial registration statement to May 15, 2006. The Company believes that, in the future, it will be able to meet the registration requirements of the registration rights agreement and that in the event it cannot, and assuming the Company is making reasonable efforts to file and have a registration statement declared effective, the holders of the debentures will waive the liquidated damages required under the registration rights agreement. As a result, at March 31, 2006, the Company assigned no value to the potential liquidated damages.

The relative fair value of the warrants was determined using the Black-Scholes option-pricing model and was recorded as a note discount and will be amortized to interest over the life of the debentures. At March 31, 2006 the outstanding principal balance under the senior secured debentures was $1,805,556 and the unamortized note discount was $481,492.

Other notes:

The Company converted an outstanding accounts payable balance into an unsecured note during fiscal year 2003. This unsecured note accrues interest at 5%. At March 31, 2006, the principal balance outstanding under this note was $5,144.

NOTE 5 - CAPITAL LEASE

Capital lease

Capital lease obligations were as follows:

                                                         Six months ended
                                                             March 31,
                                                               2006
                                                         ----------------
Capital lease for equipment                                  $  11,114
Less current portion                                            (2,046)
                                                             ---------
Capital lease obligations, net of current portion            $   9,068
                                                             =========

During the year ended September 30, 2005, the Company acquired equipment from a vendor, to be paid in monthly installments through November 2010. At March 31, 2006 the outstanding principal balance under the lease is $11,114 of which $2,046 is classified as current and $9,068 as long term.



NOTE 6 - COMMON STOCK

Shares Reserved for Future Issuance:

The Company has reserved shares of common stock for future issuance as follows:

                                                              March 31,
                                                                2006
                                                             ----------
            2005 Equity Incentive Plan                        3,597,000
            Common stock warrants                            22,923,174
                                                             ----------
            Total                                            26,520,174
                                                             ==========

Conversion of notes payable, related parties into Common Stock:

During the six months ended March 31, 2006, one holder of the Company's notes payable to related parties elected to convert an aggregate of $183,967 of principal amount of the notes and $66,033 of related interest into 317,185 and 113,849 shares of the Company's common stock, respectively.

Issuance of Common Stock as consideration for amending the registration rights agreements:

On March 16, 2006, the Company issued an aggregate of 135,000 shares of its common stock to the holders of the Company convertible and senior debentures in consideration for amending the registration rights agreements. The amendment to the registration rights agreements waived all liquidated damages currently owed by the Company to the holders of the Company convertible and senior debentures and extended the required effectiveness date of the initial registration statement to March 31, 2006. (see Note 4).

NOTE 7 - STOCK OPTIONS

In 1995, the Company adopted the 1995 Stock Option Plan (the "Plan") and reserved 2,400,000 shares of common stock for issuance under the Plan. On December 7, 2005, the Company's Board of Directors voted to amend and restate the Company's 1995 Stock Option Plan to among other things, a) extend the expiration date of the Plan to December 7, 2015; b) change the name of the plan to the "2005 Equity Incentive Plan" (the "New Plan") and c) increase the number of shares reserved under the New Plan from 2,400,000 shares to 4,000,000 shares.

Under the New Plan, incentive options to purchase the Company's common stock may be granted to employees at prices not lower than fair market value at the date of grant as determined by the Board of Directors. In addition, incentive or non-statutory options may be granted to persons owning more than 10% of the voting power of all classes of stock at prices no lower than 110% of the fair market value at the date of grant as determined by options (no longer than ten years from the date of grant, five years in certain instances). Options granted generally vest at a rate of 33% per year and have 10-year contractual terms.

Effective January 1, 2006, the Company adopted SFAS 123(R) using the modified prospective transition method, which requires the measurement and recognition of compensation expense for all share-based payment awards made to the Company's employees and directors including stock options under the New Plan. The Company's financial statements as of March 31, 2006, and for the three months and six months ended March 31, 2006 reflect the effect of SFAS 123(R). In accordance with the modified prospective transition method, the Company's financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Share-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-based compensation expense recognized in the Company's Condensed Consolidated Statements of Operations during the three months and six months ended March 31, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested, as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In conjunction with the adoption of SFAS 123(R), the Company elected to attribute the value of share-based compensation to expense using the straight-line attribution. Share-based compensation expense related to stock options was $72,395 and $72,395 for the three and six months ended March 31, 2006, respectively. During the three months and six months ended March 31, 2005, there was no share-based compensation expense related to stock options recognized under the intrinsic value method in accordance with APB 25.

Upon adoption of SFAS 123(R), the Company elected to value its share-based payment awards granted after January 1, 2006 using the Black-Scholes option-pricing model, which was previously used for its pro forma information required under SFAS 123. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The Black-Scholes model requires the input of certain assumptions. The Company options have characteristics significantly different from those of traded options, and changes in the assumptions can materially affect the fair value estimates.

The fair value of options granted under the Plan and the New Plan were estimated at the date of grant using the Black-Scholes model with the following weighted average assumptions:

                                                       Three months ended                      Six months ended
                                                           March 31,                               March 31,
                                                  ---------------------------------------------------------------------------
                                                       2006           2005                 2006                 2005
                                                  ---------------------------------------------------------------------------

Expected term (in years)                                6.5             -                4 to 10               4 to 10
Risk-free interest rate                                4.79%            -             4.41% to 4.79%       3.11% to 4.16%
Expected volatility                                   106.82%           -           103.37% to 106.82%         42.68%
Expected dividend yield                                 0%              -                   0%                   0%
Weighted average fair value at grant date              $0.54            -                 $1.07                 $0.59


The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding. The expected term is based on the observed and expected time to post-vesting exercise and forfeitures of options by employees. Upon the adoption of SFAS 123(R), the Company determined the expected term of stock options using the simplified method as allowed under SAB107. Prior to January 1, 2006, the Company determined the expected term of stock options based on the option vesting period. Upon the adoption of SFAS 123(R), the Company used historical volatility measured over a period equal to the option expected terms in deriving its expected volatility assumption as allowed under SFAS 123(R) and SAB 107. Prior to January 1, 2006, the Company also used its historical stock price volatility in accordance with SFAS 123 for purposes of its pro forma information. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the Company's stock options. The expected dividend assumption is based on the Company's history and expectation of dividend payouts.

As share-based compensation expense recognized in the Condensed
Consolidated Statements of Operations for the three months and six months ended March 31, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience. In the Company's pro forma information required under SFAS 123 for the periods prior to January 1, 2006, the Company accounted for forfeitures as they occurred.




                   Remainder of page intentionally left blank.

The effect of recording share-based compensation expense for the three months and six months ended March 31, 2006 is as follows:

                                                                        Three Months          Six Months
                                                                            Ended                Ended
                                                                          March 31,            March 31,
                                                                            2006                 2006
------------------------------------------------------------------------------------------------------------
Stock-based compensation expense related to employee stock options           $  72,395             $ 72,395
and employee stock purchases
Tax benefit                                                                          -                    -
                                                                       ----------------     ----------------
Net decrease in net earnings                                                 $  72,395             $ 72,395
                                                                       ================     ================
Effect on:
Cash flows from operating activities                                                 -                    -
Cash flows from financing activities                                                 -                    -

Effect on:
Net earnings per share -- Basic                                              $       -             $      -

                                                                       ================     ================
Net earnings per share -- Diluted                                            $       -             $      -
                                                                       ================     ================

For the three and six months ended March 31, 2006, total share-based compensation expense recognized in earnings before taxes was $72,395 and $72,395, respectively and the total related recognized tax benefit was zero in both periods. Total share-based compensation expense capitalized as part of inventories for the three and six months ended March 31, 2006 was $13,449 and $13,449 respectively. Total share-based compensation expense applied to warranty reserve for the three and six months ended March 31, 2006 was $2,428 and $2,428, respectively.




                   Remainder of page intentionally left blank.

Activity under the New Plan is presented below:

                                                                                    Weighted
                                                                                     Average
                                                                                    Remaining
                                     Shares         Weighted          Average       Contractual        Aggregate
                                   Available        Number of         Exercise         Term         Intrinsic Value
                                   for Grant         Shares           Price         (in years)           (1)
                                 ---------------  --------------  --------------  ---------------  -----------------
Balance at September 30 , 2005          899,500       1,127,500          $ 0.77             5.15
Granted                                (605,500)        605,500            0.58             9.69
Authorized                            1,600,000               -
Cancelled or expired                     13,500         (13,500)           0.93
Exercised                                     -         (30,000)           0.10
                                 ---------------  --------------  --------------  ---------------  -----------------
Balance at March 31, 2006             1,907,500       1,689,500          $ 0.71             6.54              $   -
                                 ---------------  --------------  --------------  ---------------  -----------------
Exercisable at March 31, 2006                         1,235,472          $ 0.74             5.43              $   -
                                 ===============  ==============  ==============  ===============  =================

(1) The aggregate intrinsic value represents the total pre-tax intrinsic value, based on the Company's closing stock price of $0.49 as of March 31, 2006, which would have been received by the option holders had all option holders exercised their options as of that date.

The total pre-tax intrinsic value of options exercised was zero and $12,000 during the three and six months ended March 31, 2006, respectively.

     Total options under the Plan at September 30, 2005, comprised the following:


                                                              Weighted               Options
                                                              Average               Exercisable
                Option          Options Outstanding          Remaining                as of
               Exercise               as of                 Contractual            September 30,
                Price            September 30, 2005         Life (Years)              2005
            ---------------    ----------------------     -----------------    -------------------
                $0.100                   30,000                  0.12                    30,000
                 0.500                   97,000                  2.87                    97,000
                 0.550                  300,000                  2.20                   300,000
                 0.800                  386,500                  6.53                   386,250
                 0.880                  120,000                  5.55                   120,000
                 1.250                  164,000                  8.63                    98,583
                 1.375                   30,000                  8.51                    15,000
                               ----------------------                          -------------------
                Total                 1,127,500                                      1,046,833
                               ======================                          ===================


Total options under the Plan at March 31, 2006, comprised the following:

                                     Number                  Weighted
                                   Outstanding                Average               Number
                Option                as of                  Remaining            Exercisable
               Exercise             March 31,            Contractual Life            as of
                Price                 2006                    (Years)            March 31, 2006
            ---------------    --------------------      ------------------    ------------------
                $0.100                      -                      -                        -
                 0.500                 97,000                   2.37                   97,000
                 0.550                300,000                   1.70                  300,000
                 0.580                602,000                   9.69                  204,861
                 0.700                  3,500                   9.86                      194
                 0.800                377,000                   6.06                  377,000
                 0.880                120,000                   5.05                  120,000
                 1.250                160,000                   8.14                  116,417
                 1.375                 30,000                   8.01                   20,000
                               --------------------                            ------------------
                Total               1,689,500                                       1,235,472
                               ====================                            ==================


SFAS 123(R) requires the Company to present pro forma information for the comparative period prior to the adoption as if it had accounted for all of its stock options under the fair value method of SFAS 123. The following table illustrates the pro forma information regarding the effect on net earnings and net earnings per share if the Company had accounted for the share-based employee compensation under the fair value method of accounting:

                                                           Three months ended                     Six months ended
                                                                March 31,                             March 31,
                                                         2006              2005                2006              2005
                                                    ----------------------------------    ----------------------------------

Net loss available to common stockholders,
  as reported                                        $ (1,828,238)    $ (2,780,209)          $(3,319,596)   $  (3,198,480)

Compensation recognized under APB 25                            -                -                     -                -

Compensation recognized under SFAS 123                          -                -              (347,029)         (47,637)
                                                    ----------------------------------    ----------------------------------

Pro-forma net loss available to common
             stockholders                            $ (1,828,238)    $ (2,780,209)          $(3,666,625)   $  (3,246,117)
                                                    ==================================    ==================================

           Net loss per share:

             Basic and diluted - as reported         $      (0.09)    $      (0.19)          $     (0.16)   $       (0.23)
                                                    ==================================    ==================================

             Basic and diluted - pro-forma           $      (0.09)    $      (0.19)          $     (0.18)   $       (0.23)
                                                    ==================================    ==================================

As of March 31, 2006, there was $129,017 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the New Plan. This unrecognized compensation expense is expected to be recognized over a weighted-average period of 1.45 years.

NOTE 8 - WARRANTS

The following warrants are each exercisable into one share of common stock:

                                                                         Weighted
                                              Number of Shares        Average Price         Aggregate Price
                                             -------------------     -----------------     ----------------
 Balance at September 30, 2004                          863,091             $    1.49          $ 1,287,500
 Warrants granted                                    10,222,583                  0.42            4,250,200
 Warrants exercised                                           -                     -                    -
 Warrants cancelled                                           -                     -                    -
 Warrants repriced                                     (119,100)                (1.25)            (148,875)
 Warrants repriced                                      119,100                  0.70               83,370
 Warrants expired                                      (100,000)                (2.00)            (200,000)
                                             -------------------     -----------------     ----------------

 Balance at September 30, 2005                       10,985,674                  0.48            5,272,195

 Warrants granted                                    12,037,500                  0.40            4,815,000
 Warrants exercised                                           -                     -                    -
 Warrants cancelled                                           -                     -                    -
 Warrants expired                                     (100,000)                 (1.25)            (125,000)
                                             -------------------     -----------------     ----------------

 Balance at March 31, 2006                           22,923,174             $    0.44          $ 9,962,195
                                             ===================     =================     ================

The common stock warrants are comprised of the following:

                                                                      Weighted
                                                                       Average
                                          Number Outstanding          Remaining
                                                as of              Contractual Life
                   Exercise Price         September 30, 2005            (Years)
                 --------------------    ---------------------    ------------------
                       $0.400                 9,537,500                   3.64
                        0.520                   576,923                   1.88
                        0.700                   119,100                   4.92
                        1.250                   583,060                   1.85
                        1.375                    69,091                   1.42
                        2.500                   100,000                   0.50
                                         ---------------------
                        Total                10,985,674
                                         =====================


                                                                      Weighted
                                                                       Average
                                          Number Outstanding          Remaining
                                                as of              Contractual Life
                   Exercise Price            March 31, 2006            (Years)
                 --------------------    ---------------------    ------------------
                       $0.400                21,575,000                   2.93
                        0.520                   576,923                   1.38
                        0.700                   119,100                   4.42
                        1.250                   483,060                   1.64
                        1.375                    69,091                   0.92
                        2.500                   100,000                      -
                                         ---------------------
                        Total                22,923,174
                                         =====================


During the following fiscal years, the numbers of warrants to purchase common stock which will expire in the next five years if unexercised are:

                     Fiscal Year
                  Ending September 30,           Number
                 --------------------     ----------------
                        2006                    3,225,000
                        2007                    6,539,974
                        2008                       44,100
                        2009                      150,000
                        2010                    6,551,600
                                          ================
                                               16,510,674
                                          ================

During the six months ended March 31, 2006, the Company issued to the holders of its convertible debentures short-term warrants to purchase 5.625 million shares of its common stock, with expiration dates between November 25, 2006 and December 4th, 2006 and warrants to purchase 5.625 million shares of its common stock, with expiration dates between October 25, 2010 and November 4th, 2010. All warrants are exercisable at $0.40 per share. The Company determined that the relative fair value of the warrants was $1,744,230. The relative fair value of the warrants was recorded as a note discount and will be amortized to interest over the life of the convertible debentures. At March 31, 2006 the unamortized note discount was $1,501,976.

During the six months ended March 31, 2006, the Company issued five year warrants to purchase 787,500 shares of common stock at an exercise price of $0.40 per share for services rendered by a financial advisor in connection with sales of the 7% convertible debentures (see Note 4). The fair value of these warrants of $255,085 was capitalized as debt issuance cost and amortized over the term of the debentures. At March 31, 2006 the unamortized debt issuance cost was $219,656.

The values of the warrants issued were determined using the Black-Scholes option-pricing model based on the following assumptions:

                                                 Six months ended
                                                      March 31,
                                                        2006
                                            -------------------------

Expected life (in years)                           1.08 to 5
Risk-free interest rate                          4.26% to 4.56%
Expected volatility                             77.39% to 79.08%
Expected dividend yield                                -

NOTE 9 - COMMITMENTS AND CONTENGENCIES

The Company leases offices and equipment under non-cancelable operating and capital leases with various expiration dates through 2011. Rent expense for the three months ended March 31, 2006 and 2005 was $ 54,355 and $21,174 respectively and $90,752 and $45,680 for the six months ended March 31, 2006 and 2005. The terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid.

Future minimum lease payments under non-cancelable operating and capital leases are as follows:

                                                                     Capital            Operating
                  Year Ended September 30,                           Leases              Leases
--------------------------------------------------------------    -------------      ---------------
                            2006                                       $ 1,290            $ 113,961
                            2007                                         2,579              233,796
                            2008                                         2,579              237,625
                            2009                                         2,579              244,754
                            2010                                         2,579              233,838
                            2011                                           431                    -
                                                                  -------------      ---------------
Total minimum lease payments                                            12,037           $1,063,974
                                                                                     ===============

Less: Amount representing interest                                       (923)
                                                                  -------------

Present value of minimum lease payments                                 11,114
Less: Current portion                                                   (2,046)
                                                                  -------------

Obligations under capital lease, net of current portion                $ 9,068
                                                                  =============


NOTE 10 - OPERATING SEGMENT AND GEOGRAPHIC INFORMATION

Net revenues by geographic area are presented based upon the region of destination. No other foreign region represented 10% or more of net revenues for any of the periods presented. Net revenues by geographic area were as follows:


                                    Three months ended                      Six months ended
                                        March 31,                               March 31,
                           -------------------------------------    ----------------------------------
                                 2006                2005                2006               2005
                           -------------------------------------    ----------------------------------

Europe                           $  941,045            $155,922         $2,015,479         $1,205,755
United States                       161,272              40,509            219,843          1,351,640
                           -------------------------------------    ----------------------------------

Total Revenue                   $ 1,102,317            $196,431         $2,235,322         $2,557,395
                           =====================================    ==================================


All of the Company's long lived assets in the amount of $293,799, including property and equipment, intangible assets, and leased equipment each net of applicable depreciation or amortization resided in the United Sates as of March 31, 2006.

NOTE 11 - SUBSEQUENT EVENTS


As of March 31, 2006, the Company had not met the deadlines for having its Form SB-2 declared effective by the SEC as required by the terms of the registration rights agreements relating to its convertible and senior debentures. As a result, the Company was potentially subject to certain liquidated damages, as defined in the registration rights agreements. However, on April 18, 2006, the Company entered into an amendment to the registration rights agreements which extended the required effectiveness date of its initial registration statement to May 15, 2006 for investors subject to the August 31, 2005 registration rights agreement and extended to May 30, 2006 the date on which the Company must have an effective registration statement for 50% of the registrable shares for investors who were signatory to the October 25, 2005 registration rights agreement. On April 28, 2006 the Company's Form SB-2 initial registration statement for 10 million shares related to the senior and convertible debentures was declared effective, meeting the deadline required under the amended August 31, 2005 registration statement. This registration also represented 20.5% of the shares required to be registered under the October 25, 2005 registration rights agreement.

On April 7, 2006, the Company entered into an agreement with Emerging Markets Consulting, LLC ("EMC"). Pursuant to the Agreement, the Company issued to EMC 100,000 shares of common stock and a five-year warrant to purchase 100,000 shares of common stock at an exercise price of $1.00 per share. Upon the first day of the second six-month term of the Agreement, the Company will issue to EMC an additional 100,000 shares of common stock and an additional five-year warrant to purchase 100,000 shares of stock.

On April 10, 2006, the Company entered into an amendment to the Revolving Line (see Note 4) to clarify and amend certain terms and conditions pursuant to which the Company can obtain financing under the Revolving Line. Under the amendment to the Revolving Line (the "Product Financing Arrangement"), ownership of the inventory financed is transferred to the lending financial institution. The financial institution has a mandatory put option on the Company for repurchase of the financed inventory. No other changes than those described above were made under the Product Financing Agreement to the terms and conditions of the Revolving Line.

In April 2006, the Company repaid the following amounts of principal: $27,778 due under the 10% senior secured debentures and $183 due under capital leases. Additionally, the Company received proceeds of $732,513 for borrowings under the Revolving Line. The Company entered into a twelve month payment arrangement with a vendor in the amount of $312,500.

NOTE 12 - SUBSEQUENT EVENTS - UNREVIEWED



On May 26, 2006 the Company's Form SB-2 second registration statement for 15.1 million shares related to the senior and convertible debentures was declared effective. Following this registration the Company has an effective registration statement for more than 50% of the registrable shares for investors who were signatory to the October 25, 2005 registration rights agreement.

Subsequent to May 10, 2006, the Company repaid the following amounts of principal: $27,778 due under the 10% senior secured debentures, $790,430 due under the Product Financing Arrangement, and $184 due under capital leases. Additionally, the Company received proceeds of $1,054,804 for borrowings under the Product Financing Arrangement.

In May 2006, the Company granted 50,500 options to purchase shares of its common stock at an exercise price of $0.54 per share to its employees under the New Plan.

On June 1, 2006, the Company entered into an amendment to the Product Financing Arrangement with a financial institution, increasing the debt facility available under the Product Financing Arrangement to $4,000,000. Under the terms of the amendment the Company granted warrants to purchase 192,307 shares of its common stock at an exercise price of $0.52 per share with an expiration date of May 31, 2008 to the financial institution. Additionally, the Company agreed to extend by one year to August 15, 2006, the expiration date of 576,923 warrants previously issued to the financial institution

                     Intraop Medical Corporation
         Index to Consolidated Financial Statements For the Years Ended
                           September 30, 2005 and 2004


Report of Independent Registered Public Accounting Firm for Year
Ended September 30, 2005                                                     Y-2
Report of Prior Independent Registered Public Accounting Firm for
Year Ended September 30, 2004                                                Y-3
Consolidated Balance Sheet as of September 30, 2005                          Y-4
Consolidated Statements of Operations for the Years Ended September
30, 2005 and September 30, 2004                                              Y-5
Consolidated Statement of Stockholder's Deficit for the Years
Ended September 30, 2005 and September 30, 2004                              Y-6
Consolidated Statements of Cash Flows for the Years Ended September
30, 2005 and September 30, 2004                                              Y-8
Notes to Consolidated Financial Statements                                  Y-10

             Report of Independent Registered Public Accounting Firm


To the Board of Directors and Stockholders of Intraop Medical Corporation:

We have audited the accompanying consolidated balance sheet of Intraop Medical Corporation, a Nevada corporation, as of September 30, 2005, and the related consolidated statements of operations, stockholders' deficit and cash flows for the fiscal year ending September 30, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Intraop Medical Corporation as of September 30, 2005, and the consolidated results of its operations and its cash flows for the year ending September 30, 2005 in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred substantial net losses and incurred substantial monetary liabilities in excess of monetary assets over the past several years and as of September 30, 2005, had an accumulated deficit of $20,854,817. These matters, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are described in Note 1. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.


/s/ Pohl, McNabola, Berg & Company, LLP
Pohl, McNabola, Berg & Company, LLP
San Francisco, California
December 16, 2005

             Report of Independent Registered Public Accounting Firm


Board of Directors
Intraop Medical Corporation
Santa Clara, California

We have audited the accompanying consolidated statements of operations and shareholders' deficit and cash flows of Intraop Medical Corporation for the year ended September 30, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations of Intraop Medical Corporation and its cash flows for the year ended September 30, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered significant recurring losses from operations and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Stonefield Josephson, Inc.
-------------------------------
STONEFIELD JOSEPHSON, INC.
Certified Public Accountants

San Francisco, California
October 15, 2004

Intraop Medical Corporation
Consolidated Balance Sheet
-----------------------------------------------------------------------------
                                                               September 30,
                                                                    2005
                                                              ---------------
ASSETS
Current assets:
  Cash and cash equivalents                                   $        43,441
  Accounts receivable                                                 929,303
  Inventories                                                       2,261,961
  Prepaid expenses and other current assets                           107,386
                                                              ---------------
         Total current assets                                       3,342,091

Property and equipment, net                                           114,706
Leased equipment, net                                                 631,114
Intangible assets, net                                                 41,057
Deferred financing cost                                               671,915
Deposits                                                              188,111
                                                              ---------------
        Total Assets                                          $     4,988,994
                                                              ===============

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable                                           $     1,573,664
   Accrued liabilities                                              1,160,292
   Capital lease obligations, current portion                           1,550
   Notes payable, related parties, current portion                  1,184,925
   Notes payable, other, current portion, net debt discounts
    due to warrants                                                 2,929,450
   Obligation for leased equipment                                  1,042,846
                                                              ---------------
         Total current liabilities                                  7,892,727

   Capital lease obligations, net of current portion                   10,192
   Notes payable, other, net of current portion, debt
    discounts due to warrants and beneficial conversion
    features                                                        1,348,924
                                                              ---------------
         Total liabilities                                          9,251,843
                                                              ---------------
Commitments and contingencies (see note 11)

Stockholders' deficit:
  Common stock, $0.001 par value: 100,000,000 shares
   authorized; 20,033,767 shares issued and outstanding;
   excluding mandatory redemption of 97,000 shares                     20,034
  Additional paid-in capital                                       16,721,934
  Treasury stock, at cost, 600,000 shares at $0.25 per share         (150,000)
  Accumulated deficit                                             (20,854,817)
                                                              ---------------
          Total stockholders' deficit                              (4,262,849)
                                                              ---------------
             Total liabilities and stockholders' deficit      $     4,988,994
                                                              ===============

The accompanying notes form an integral part of these consolidated financial statements.

Intraop Medical Corporation
Consolidated Statements of Operations
-----------------------------------------------------------------------------

                                                   Year Ended September 30,
                                                 ----------------------------
                                                      2005           2004
                                                 ------------     -----------
Revenues:
  Product sales                                  $  3,460,920     $ 1,273,885
  Leasing                                             248,671         642,520
  Service                                             125,284          76,300
                                                 ------------     -----------
  Total revenues                                    3,834,875       1,992,705
                                                 ------------     -----------
Cost of revenues:
  Product sales                                     2,976,511       1,154,901
  Leasing                                             371,506         449,836
  Service                                             168,000         181,924
                                                 ------------     -----------
  Total cost of revenues                            3,516,017       1,786,661
                                                 ------------     -----------
Gross margin                                          318,858         206,044

Operating expenses:
  Research and development                            491,123         436,506
  General and administrative                        3,101,057       1,685,042
  Sales and marketing                                 653,885         498,178
                                                 ------------     -----------
          Total operating expenses                  4,246,065       2,619,726
                                                 ------------     -----------
Loss from operations                               (3,927,207)     (2,413,682)
Other income                                           23,466               -
Gain on settlement of liability                       104,645               -
Interest expense                                   (1,921,706)     (1,002,897)
                                                 ------------     -----------
Loss from operations before taxes                  (5,720,802)     (3,416,579)

Provision for income taxes                                  -               -
                                                 ------------     -----------
Net loss                                         $ (5,720,802)    $(3,416,579)
                                                 ============     ===========
Basic and diluted net loss per share             $      (0.33)    $     (0.27)
                                                 ============     ===========
Weighted average number of shares used
 in calculating net loss per share:

  Basic and diluted                                17,106,732      12,701,919
                                                 ============     ===========

The accompanying notes form an integral part of these consolidated financial statements.


Intraop Medical Corporation
Consolidated Statements of Stockholders' Deficit
-----------------------------------------------------------------------------------------------------------------------


                                                     Common Stock     Additional
                                                 --------------------   Paid-In    Treasury   Accumulated
                                                   Shares     Amount    Capital     Stock       Deficit       Total
                                                 ----------- -------- ----------- ---------- ------------- ------------

Balance  at September 30, 2003                   11,359,692  $11,359  $8,754,192  $(150,000) $(11,717,436) $(3,101,885)
   Exercise of warrants for common stock at
    $0.50 per share                                  10,000       10       4,990          -             -        5,000
   Exercise of options for common stock at $1.25
    per share                                         5,000        5       6,245          -             -        6,250
   Issuance of common stock at $1.25 as
    collateral for note payable                   2,400,000    2,400      (2,400)         -             -            -
   Issuance of common  stock at $1.25 per share
    in exchange for cancellation of warrants.       100,000      100     124,900          -             -      125,000
   Stock based compensation                               -        -       1,489          -             -        1,489
   Relative fair value of warrant related to
    convertible notes                                     -        -       1,409          -             -        1,409
   Expense for warrants granted to non-employees          -        -      37,956          -             -       37,956
   Net loss                                               -        -           -          -    (3,416,579)  (3,416,579)
                                                 ----------- -------- ----------- ---------- ------------- ------------

 Balance at September 30, 2004                   13,874,692  $13,874  $8,928,781  $(150,000) $(15,134,015) $(6,341,360)
                                                 =========== ======== =========== ========== ============= ============

The accompanying notes form an integral part of these consolidated financial statements.


Intraop Medical Corporation
Consolidated Statements of Stockholders' Deficit (Continued)
--------------------------------------------------------------------------------------------------------------

                                                           Additional
                                        Common Stock        Paid-In     Treasury   Accumulated
                                    --------------------
                                      Shares     Amount     Capital      Stock       Deficit        Total
                                    ----------- --------  ------------ ---------- ------------- --------------

Balance at September 30, 2004       13,874,692  $13,874    $8,928,781  $(150,000) $(15,134,015)   $(6,341,360)
   Issuance of common stock for
    reverse merger                   2,351,735    2,353        (2,353)         -             -              -
   Common stock issued for anti-
    dilution                           300,336      300       375,121          -             -        375,421
   Issuance of common stock at
    $0.55 as collateral for note
    payable                          1,600,000    1,600        (1,600)         -             -              -
   Cancellation of common stock
    issued at $1.25 as collateral
    for note payable                (2,400,000)  (2,400)        2,400          -             -              -
   Mandatorily redeemable shares       (97,000)     (97)     (121,153)         -             -       (121,250)
   Stock based compensation            895,000      895     1,280,292          -             -      1,281,187
   Conversion of stockholders
    advances into common stock         625,713      626       437,374          -             -        438,000
   Conversion of notes into common
    stock                            2,726,080    2,726     2,079,309          -             -      2,082,035
   Conversion of notes interest
    payable into common stock          157,211      157       109,914          -             -        110,071

   Relative fair value of warrant
    related  to notes                        -        -     2,214,987          -             -      2,214,987
   Convertible debt beneficial
    conversion feature                       -        -     1,418,862          -             -      1,418,862
   Net loss                                                                         (5,720,802)    (5,720,802)
                                    ----------- --------  ------------ ---------- ------------- --------------

 Balance at September 30, 2005      20,033,767  $20,034   $16,721,934  $(150,000) $(20,854,817)   $(4,262,849)
                                    =========== ========  ============ ========== ============= ==============

The accompanying notes form an integral part of these consolidated financial statements.

Intraop Medical Corporation
Consolidated Statements of Cash Flows
------------------------------------------------------------------------------

                                                     Year Ended September 30,
                                                    --------------------------
                                                       2005          2004
                                                    ------------  ------------

Cash flows from operating activities:
Net loss                                            $(5,720,802)  $(3,416,579)
Adjustments to reconcile net loss to net cash
used for operating activities:
Depreciation of property and equipment                  233,154       331,623
Amortization of intangible assets                       223,353       154,960
Amortization of beneficial conversion rights             39,413             -
Amortization of debt discount                            90,456         2,802
Amortization of debt issuance costs                     522,500       328,175
Non-cash compensation  for options issued                 7,837         1,489
Non-cash compensation for warrants issued                68,245        37,956
Non-cash compensation for common stock issued         1,273,351             -
Non-cash expense related to issuance
  of anti-dilutive shares of common stock               375,421             -
Forgiveness of exercise price of warrants as
 compensation expense                                         -       125,000
Non-cash revenue received on leased equipment          (248,671)     (207,226)
Non-cash interest expense                               179,536       128,853
Changes in assets and liabilities:
Accounts receivable                                     204,993      (956,128)
Inventories                                            (290,215)   (1,682,250)
Prepaid expenses and other current assets               (24,982)      (57,308)
Decrease in  lease assets                                     -        21,408
Other assets                                            (61,697)      (15,900)
Accounts payable                                        585,614    (1,059,730)
Accrued liabilities                                     631,976       688,675
Foreign exchange translation                            (23,466)            -
                                                    ------------  ------------

Net cash used for operating activities               (1,933,984)   (5,574,180)
                                                    ------------  ------------

Cash flows used for investing activities:
Acquisition of fixed assets                             (55,584)      (27,537)
Acquisition of intangible assets                        (50,000)      (50,000)
                                                    ------------  ------------

Net cash used for investing activities                 (105,584)      (77,537)
                                                    ------------  ------------

Cash flows provided by financing activities:
  Proceeds from note payable, related party             565,500       272,000
  Proceeds from note payable, other                   8,247,000     5,918,480
  Payments on note payable, related party              (238,000)     (152,000)
  Payments on note payable, other                    (5,997,163)     (915,235)
  Debt issuance costs                                  (613,803)     (625,000)
  Proceeds from obligation for leased equipment               -     1,230,685
  Proceeds from issuance of common stock                      -        11,250
                                                    ------------  ------------

    Net cash provided by financing activities         1,963,534     5,740,180
                                                    ------------  ------------

Net increase (decrease) in cash and cash equivalents    (76,034)       88,463
Cash and cash equivalents, at beginning of period       119,475        31,012
                                                    ------------  ------------

Cash and cash equivalents, at end of period             $43,441      $119,475
                                                    ============  ============

The accompanying notes form an integral part of these consolidated financial statements.

Intraop Medical Corporation
Consolidated Statements of Cash Flows (Continued)
-----------------------------------------------------------------------------
                                                             Year Ended
                                                             September 30,
                                                       ----------------------
                                                           2005        2004
                                                       ------------ ---------

Supplemental disclosure of cash flow information:
Cash paid for interest                                 $   954,466 $  617,448
Income taxes paid                                                -      4,675

Supplemental disclosure of non-cash investing
  and financing activities:
  Inventory reclassified to leased equipment           $     1,136 $1,015,101
  Property and equipment, at book value, converted to
   inventory                                                 6,616          -
  Property and equipment acquired under capital leases      11,743          -
  Accounts payable, interest payable and royalty
   payable converted to notes payable                      529,559    252,499
  Conversion of stockholder advances and interest
   payable to common stock                                 438,000          -
  Conversion of promissory notes and interest payable
   to common stock                                       2,192,106          -
  Cancellation of common stock issued as collateral
   for note payable                                      3,000,000          -
  Issuance of common stock as collateral for note
   payable                                                 880,000  3,000,000
  Adjustment to common stock and additional paid in
   capital due to anti-dilutive issuance of 300,336
   shares of common stock                                  375,421          -
  Forgiveness of exercise price of warrants as
   compensation expense                                          -    125,000


The accompanying notes form an integral part of these consolidated financial statements.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

Formation and Business of the Company:

Intraop Medical Corporation (the "Company") was organized under the laws of the State of Nevada on November 5, 1999 under the name DigitalPreviews.com. On January 21, 2004, the Company filed a Certificate of Amendment with the Secretary of State of Nevada to change the name of the Company from DigitalPreviews.com, Inc. to Intraop Medical Corporation. The Company had been seeking viable business opportunities but had not commenced operations and was considered a development stage company as defined in Statement of Financial Accounting Standards No. 7. On March 9, 2005, Intraop Medical Corporation acquired all the outstanding shares of Intraop Medical, Inc., in exchange for restricted shares of its common stock.

Intraop Medical, Inc., was incorporated in Delaware in March 1993 to develop, manufacture, market, and service mobile electron beam treatment systems designed for intraoperative radiotherapy (IORT). IORT is the application of radiation directly to a cancerous tumor and/or tumor bed during surgery. In July 1998, the Company obtained FDA 510k clearance on its initial product, the "Mobetron". The business of Intraop Medical, Inc., is now the sole business of the Company.

Merger of Intraop Medical Corporation and Intraop Medical, Inc.:

On February 24, 2004, the Company signed a definitive agreement and plan of reorganization (the "Merger Agreement") with Intraop Medical, Inc., a privately-held Delaware corporation (the "Target"). The merger was consummated on March 9, 2005 (the "Merger"). Pursuant to the Merger Agreement, the Target was merged with and into the Company in a tax-free exchange of stock. Pursuant to the Merger Agreement, the Company issued one share of its restricted common stock in exchange for each outstanding share of the Target's common and preferred stock on the closing date of the Merger. All of the Target's obligations under its outstanding options, warrants, and convertible securities were assumed by the Company.

The acquisition has been accounted for as a reverse merger (recapitalization) with Intraop Medical, Inc., (the Target) deemed to be the accounting acquirer. The shell Company had nominal assets and liabilities, accordingly, no goodwill or intangible assets were recorded. Accordingly, the historical financial statements presented herein are those of the Target. The retained earnings of the accounting acquirer have been carried forward after the acquisition and the Target's basis of its assets and liabilities were carried over in the recapitalization. Operations prior to the business combination are those of the accounting acquirer. Weighted average shares and loss per share have been retroactively restated to reflect the effect of the Merger.

Pursuant to the Merger, all of the Target's 4,678,767 preferred Series 1, Series 2, Series 3, and Series 4 shares were exchanged for common stock of the Company. Additionally, due to certain anti-dilutive provisions related to the preferred shares of the Target, the Company issued an additional 300,336 shares of common stock to these stockholders based on certain cumulative anti-dilutive events occurring prior to the Merger. The shares were valued at $1.25 per share, the fair market value of the shares at the time of the events triggering the anti-dilutive provisions.


Further pursuant to the Merger, certain holders of convertible notes representing $295,000 of principal and $100,000 of principal due related parties under the Company Target's Promissory Note program, converted their notes to common stock upon completion of the Merger at a price of $1.25 per share.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (CONTINUED)

Further pursuant to the Merger, the Company had agreed upon the close of the Merger to issue 795,000 shares of common stock to certain service providers in exchange for services related to the Merger. These shares were valued at $1.53 per share, the price of the Company's common stock on March 9, 2005, the date of the close of the merger and were recorded as expense on the Company's books.

In April 2005, the Company received notices from stockholders representing an aggregate of 97,000 shares of common stock who had previously voted against the Merger that they wished to redeem their shares in accordance with certain dissenter's rights provisions. An accrual for the estimated redemption value of $121,250 and a corresponding offset to common stock and additional paid in capital has been recorded.

Basis of Consolidation:

The consolidated financial statements include the accounts of Intraop Medical Corporation and its wholly owned subsidiaries Intraop Medical Services, Inc. and Intraop Medical Services Louisville, LLC. All significant intercompany balances and transactions have been eliminated.

Going Concern:

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States, which contemplate continuation of the Company as a going concern. However, the Company has experienced net losses of $5,720,802 and $3,416,579 for the years ended September 30, 2005 and 2004, respectively. In addition, the Company has incurred substantial monetary liabilities in excess of monetary assets over the past several years and, as of September 30, 2005, has an accumulated deficit of $20,854,817. These matters, among others, raise substantial doubt about the Company's ability to continue as a going concern. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon the Company's ability to generate sufficient sales volume to cover its operating expenses and to raise sufficient capital to meet its payment obligations. Management is taking action to address these matters, which include:

     - Retention of experienced management personnel with particular skills in the development and sale of its products and services.

     - Development of new markets and expanding its sales efforts.

     - Evaluating funding strategies in the public and private markets.

Management plans to obtain revenues from product sales. In the absence of significant sales and profits, the Company may seek to raise additional funds to match its working capital requirements.

Historically, management has been able to raise additional capital. Subsequent to September 30, 2005, the Company obtained an additional $4.5 million in capital. The proceeds will be used for working capital. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (CONTINUED)

The successful outcome of future activities cannot be determined at this time and there is no assurance that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

Cash and Cash Equivalents:

The Company considers all highly liquid investments purchased with an original maturity of three months or less at the time of purchase to be cash equivalents. As of September 30, 2005, the Company maintains its cash and cash equivalents with a major bank.

Inventories:

Inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first-out method and market represents the estimated net realizable value. The Company records inventory write-downs for estimated obsolescence of unmarketable inventory based upon assumptions about future demand and market conditions.

Property and Equipment:

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases is classified as capital assets and amortized using the straight line method over the term of the lease or the estimated useful life, whichever is shorter. Minor replacements, maintenance, and repairs that do not increase the useful life of the assets are expensed as incurred.

The depreciation and amortization periods for property and equipment categories are as follows:

               Description                                   Useful Life
               -----------                                   -----------

         Equipment                                            5 years
         Computer equipment                                   3 years
         Furniture and fixtures                               5 years

Long-Lived Assets:

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 144 relates to assets that can be amortized and the life can be determinable. The Company reviews property and equipment and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the assets' carrying amount to future undiscounted net cash flows the assets are expected to generate. Cash flow forecasts are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future cash flows arising from the assets or their fair values, whichever is more determinable.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (CONTINUED)

Concentration of Credit Risk:

The Company maintains its cash in bank accounts, which at times may exceed federally insured limits. The Company has not experienced any losses on such accounts.

Credit risk with respect to account receivables is concentrated due to the number of large orders recorded in any particular period. One customer represents 96% of accounts receivable at September 30, 2005. The company reviews the credit quality of its customers but does not require collateral or other security to support customer receivables. Two customers accounted for 54.0% and 33.8% of net revenue for the year ended September 30, 2005. Three customers accounted for 59.2%, 22.9% and 10.4% of net revenue for the year ended September 30, 2004.

Use of Estimates:

The preparation of consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Management makes estimates that affect reserves for allowance for doubtful accounts, deferred income tax assets, estimated useful lives of property and equipment, accrued expenses, fair value of equity instruments and reserves for any other commitments or contingencies. Any adjustments applied to estimates are recognized in the year in which such adjustments are determined.

Fair Value of Financial Instruments:
The carrying amount of cash equivalents, accounts receivable, accounts payable, notes payable and obligations under capital leases approximates their fair value either due to the short duration to maturity or a comparison to market interest rates for similar instruments.

Revenue Recognition:

Revenue is recognized when earned in accordance with applicable accounting standards, including Staff Accounting Bulletins 104, "Revenue Recognition in Financial Statements" ("SAB 104"), and the interpretive guidance issued by the Securities and Exchange Commission and EITF issue number 00-21, "Accounting for Revenue Arrangements with Multiple Elements", of the FASB's Emerging Task Force. Revenue is generated from machine sales, leasing of machines, installations, and maintenance. Machine sales and installation revenue are recognized upon shipment, installation, or final customer acceptance, depending on specific contract terms provided any remaining obligations are inconsequential or perfunctory and collection of resulting receivable is deemed probable. Revenue from maintenance is recognized as services are completed or over the term of the maintenance agreements. Revenue from the leasing of machines is recognized over the term of the lease agreements.

During the years ended September 30, 2005 and September 30, 2004, the Company recognized revenue on service contracts with two institutions for the service of Mobetrons at the customer site. The customer paid for a one-year service contract for which they receive warranty-level labor and a credit for a certain contracted dollar amount of service-related parts. On each contract, the Company recorded a liability for parts equal to the amount of the parts credit contracted for by the customer with the remainder of the contract price recorded as labor related service contract liability.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (CONTINUED)

Lease Revenue and Leasing Transactions:

Included in leasing revenue for the years ended September 30, 2005 and September 30, 2004 is $0 and $198,000, respectively, in rental revenue pursuant to an operating lease between the Company and a customer entered into in September 1999. Pursuant to the terms of lease, the customer exercised their fixed price option to purchase the equipment at the end of the lease in September 2004 in the amount of $237,294. This amount is also included in revenue.

Revenue for the years ended September 30, 2005 and September 30, 2004 is partly comprised of revenue recognized on a Mobetron system delivered to our customer in Eindhoven, Holland in November 2003. At inception, as an equipment supplier, we received proceeds in the amount of $1,230,685 as the sale price of the equipment from a third party leasing company, who in turn leased the equipment to the hospital pursuant to a seventy month lease. The Company has no material obligations under the lease and the lease remains an unconditional obligation of the hospital as the lessee to make payments to the leasing company as lessor for the leasing company's own account.

However, as an inducement to the hospital to enter into the lease, the Company agreed in a contract with the hospital that, should the hospital decide, upon sixty days prior notice to the Company, to prepay the lease with the leasing company (a one-time option), at the end of the 18th month of its lease on May 31, 2005, the Company would reimburse the hospital for the cost of the hospital's exercise of the prepayment option to the leasing company. Following the reimbursement by the Company to the hospital for the prepayment amount, title to the equipment would revert to the Company.

Because of the potential reimbursement to the hospital at the end of month eighteen of the lease, the Company retains substantial risk of ownership in the leased property, and the transaction has therefore been accounted for in accordance with SFAS 13, "Accounting for Leases", specifically paragraphs 19, 21, and 22.

Accordingly, the Company recorded the entire $1,230,685 of proceeds received from the leasing company as obligation for leased equipment, a liability on its balance sheet and accounted for the item as borrowing. In accordance with APB Opinion 21, "Interest on Receivables and Payables" paragraphs 13 and 14, the Company determined an interest rate for the obligation of 14.5% based on other debt arrangements entered into by the Company at dates closest to the inception of the obligation for leased equipment. Further, although the Company is not entitled to the cash rental payments, the Company recognized rents revenue totaling $248,671 and $207,226 for the year ended September 30, 2005 and September 30, 2004 respectively. A portion of each month's rental revenue is recorded as interest and included in cost of revenue with the remainder recorded as a reduction in obligation for leased equipment.

Accordingly, the Company has recorded $1,016,238, the amount that the Company would otherwise have been the Company's cost of revenue for the transaction, as leased equipment, an asset on its balance sheet. The asset is being depreciated on a straight line base over the period of the Company's reimbursement obligation to the hospital down to a value equal to the estimated residual value of the equipment at the end of the obligation. The depreciation expense is included in cost of revenue.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (CONTINUED)

During the year ended September 30, 2005, the hospital notified the Company that it intends to exercise its prepayment option, however the Company has agreed to allow the hospital to continue to lease the equipment through January 1, 2006 and agreed to the new prepayment amount established by the leasing company. Pursuant to the lease extension, the Company continued to recognize revenue and expense on this transaction, including continued straight line depreciation to a new asset residual value of $631,114 based on extended usage, as described above through September 30, 2005.

Research and Development Costs:

Costs incurred for research and development, which include direct expenses and an allocation of research related overhead expenses, are expensed as incurred. The Company has not incurred significant costs for software development related to its Mobetron product.

Deferred Rent:

The Company has entered into operating lease agreements for its corporate office and warehouse, some of which contain provisions for future rent increases, or periods in which rent payments are reduced (abated). In accordance with generally accepted accounting principles, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to "Deferred rent."

Warranty Claims:

The Company's financial statements include accruals for warranty claims based on the Company's claims experience. Such costs are accrued at the time revenue is recognized and are included in "Accrued liabilities" in the accompanying Balance Sheet.

Deferred Financing Costs:

Costs relating to obtaining debt financing are capitalized and amortized over the term of the related debt using the effective interest method. When a loan is paid in full, any unamortized financing costs are removed from the related accounts and charged to interest expense.

Intangible Assets:

Intangible assets consist primarily of amounts paid for manufacturing and design rights and instructions related to the Mobetron and a medical device approval license. These manufacturing and design rights and instructions related to the Mobetron are amortized on a straight-line basis over their estimated useful lives of three to five years.

The medical device approval license has an indefinite life and therefore is not subject to amortization.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (CONTINUED)

Intangible Assets (continued):

The Company evaluates the carrying value of its intangible assets during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the asset below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. The Company's evaluation of intangible assets completed during the year resulted in no impairment losses.

Income Taxes:

The Company accounts for its income taxes using the Financial Accounting Standards Board Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of timing differences between the recognition of assets and liabilities for book and tax purposes during the year.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized for deductible temporary differences and operating loss, and tax credit carryforwards. A valuation allowance is established to reduce that deferred tax asset if it is "more likely than not" that the related tax benefits will not be realized.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (CONTINUED)

Basic and Diluted Loss Per Share:

In accordance with SFAS No. 128, "Earnings Per Share," the basic loss per share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Basic net loss per share excludes the dilutive effect of stock options or warrants and convertible notes. Basic net loss per share includes shares redeemable by stockholders in accordance with certain dissenter's rights provisions as these shares are pending repurchase as of September 30, 2005. Diluted net loss per share was the same as basic net loss per share for all periods presented, since the effect of any potentially dilutive securities is excluded, as they are anti-dilutive due to the Company's net losses.

The following table sets forth the computation of basic and diluted net loss per common share:

                                                 Year Ended September 30,
                                              ------------------------------
                                                       2005            2004
                                               -------------    ------------

Numerator
Net loss                                      $  (5,720,802)   $ (3,416,579)

Denominator
Weighted average common shares outstanding       17,009,732      12,701,919
Dissenter shares pending redemption                  97,000               -
                                               -------------    ------------

Total shares, basic                              17,106,732      12,701,919
                                               =============    ============

Net loss per common share:
  Basic and diluted                           $       (0.33)   $      (0.27)
                                               =============    ============


The potential shares, which are excluded from the determination of basic and diluted net loss per share as their effect is anti-dilutive, are as follows:

                                                   Year Ended September 30,
                                                  ---------------------------
                                                          2005          2004
                                                  -------------  ------------


Notes payable convertible to common stock            6,250,000     1,383,903
Options to purchase common stock                     1,127,500     1,016,500
Warrants to purchase common stock                   10,985,674       863,091
                                                  -------------  ------------

Potential equivalent shares excluded                18,363,174     3,263,494
                                                  =============  ============

NOTE 1- INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation:

The Company accounts for stock-based compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Under APB No. 25 compensation cost is recognized on the excess, if any, on the date of grant of the fair value of the Company's shares over the employee's exercise price. The Company has, since inception, granted options at the fair value of the stock and therefore has had no compensation expense to record.

When the exercise price of the option is less than the fair value price of the underlying shares on the grant date, deferred stock compensation is recognized and amortized to expense in accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 44 over the vesting period of the individual options.

Accordingly, if the exercise price of the Company's employee options equals or exceeds the market price of the underlying shares on the date of grant, no compensation expense is recognized.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No 123 and Emerging Issues Task Force ("EITF") No 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services and complies with the disclosure provisions of SFAS 148, Accounting for Stock-Based Compensation an Amendment of SFAS 123.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which amends, SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The transition provisions do not currently have an impact on the Company's consolidated financial position and results of operations as the Company has not elected to adopt the fair value-based method of accounting for stock-based employee compensation under SFAS NO. 123. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The Company adopted the disclosure requirements in the first quarter of fiscal year 2003.

The Company accounts for its stock option plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net loss, except when options granted under those plans had an exercise price less than the market value of the underlying common stock on the date of grant.

NOTE 1- INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (CONTINUED)

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.



                                                Year Ended September 30,
                                               2005                 2004
                                          ----------------    -----------------


 Net Loss                                  $  (5,720,802)      $   (3,416,579)
Compensation recognized under APB 25
Compensation recognized under SFAS 123           (47,637)             (16,319)
                                          ----------------    -----------------


Pro-forma net loss                         $  (5,768,439)      $   (3,432,898)
                                          ================    =================

Net loss per share:

  Basic and diluted - as reported          $       (0.33)      $        (0.27)
                                          ================    =================

  Basic and diluted - pro-forma            $       (0.34)      $        (0.27)
                                          ================    =================


The weighted average fair value of the stock options granted during the years ended September 30, 2005 and 2004 was approximately $0.54 and $0.19 per share.

The fair value of the Company's stock-based awards to employees was determined using the Black-Scholes option-pricing model and the following assumptions: (i) no expected dividends; (ii) a risk-free interest rate of ranging from 3.11% to 4.10% and between 2.61% to 4.16% during the years ended September 30, 2005 and 2004, respectively; (iii) expected volatility of 42.68% and .001% during the years ended September 30, 2005 and 2004, respectively; and (iv) an expected life of 4 to 10 years or the stated life of the option for options granted in 2005 and in 2004.

NOTE 1- INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (CONTINUED)

Accounting for Convertible Debt Securities:

The Company has issued convertible debt securities with non-detachable conversion features. The Company accounts for such securities in accordance with Emerging Issues Task Force Issue Nos. 98-5, 00-19, 00-27 and 05-02. For a contingent benefit conversion option, the Company records the intrinsic value, which is to be measured using the commitment date fair value of the underlying stock.

Comprehensive Loss:

Comprehensive loss consists of net loss and other gains and losses affecting shareholders' equity that, under generally accepted accounting principles, are excluded from net loss in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The Company, however, does not have any components of other comprehensive loss as defined by SFAS No. 130 and therefore, for the years ended September 30, 2005 and 2004, comprehensive loss is equivalent to the Company's reported net loss. Accordingly, a statement of comprehensive loss is not presented.

Segment:

The Company operates in a single business segment that includes the design, development, and manufacture of the Mobetron. The Company does disclose geographic area data, which is based on product shipment destination. The geographic summary of long-lived assets is based on physical location.

Recent Accounting Pronouncements:

In November 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not believe the adoption of SFAS No. 151 will have a material effect on its consolidated financial position, results of operations or cash flows

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS No. 153 is effective for nonmonetary asset exchanges beginning after June 15, 2005. The Company does not believe the adoption of SFAS No. 153 will have a material effect on its consolidated financial position, results of operations or cash flows.

NOTE 1- INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (CONTINUED)

In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment". Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In March 2005, the FASB issued Staff Accounting Bulletin No. 107 ("SAB 107") which provides additional guidance to the new stock option expensing provisions under SFAS 123(R). SAB 107 acknowledges that fair value estimates cannot predict actual future events and as long as the estimates are made in good faith, they will not be subsequently questioned no matter what the actual outcome. Historical volatility should be measured on an unweighted basis over a period equal to or longer than the expected option term or contractual term, depending on the option-pricing model that is used. Implied volatility is based on the market prices of a company's traded options or other financial instruments with option-like features, and is derived by entering the market price of the traded option into a closed-form model and solving for the volatility input. SAB 107 provides additional guidance for companies when estimating an option's expected term. In general, companies are not allowed to consider additional term reduction and the option term cannot be shorter than the vesting period. Companies are permitted to use historical stock option exercise experience to estimate expected term if it represents the best estimate for future exercise patterns. SAB 107 provides that companies should enhance MD&A disclosures related to equity compensation subsequent to adoption of Statement 123(R). SAB 107 provided that companies should provide all disclosures required by Statement 123 (R) in the first 10-Q filed after adoption of the new rules.

In December 2004 the Financial Accounting Standards Board issued two FASB Staff Positions--FSP FAS 109-1, Application of SFAS Statement 109 "Accounting for Income Taxes" to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

NOTE 1- INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (CONTINUED)

In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). FIN 47 clarifies that an entity must record a liability for a conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. Asset retirement obligations covered by FIN 47 are those for which an entity has a legal obligation to perform an asset retirement activity, even if the timing and method of settling the obligation are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. We do not expect there to be a material impact from the adoption of FIN 47 on our consolidated financial position, results of operations, or cash flows.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, most voluntary changes in accounting principles required recognition via a cumulative effect adjustment within net income of the period of the change. SFAS No. 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, this statement does not change the transition provisions of any existing accounting pronouncements. The Company does not believe adoption of SFAS No. 154 will have a material effect on its consolidated financial position, results of operations or cash flows.

In September 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-08, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature." EITF 05-08 is effective for financial statements beginning in the first interim or annual reporting period beginning after December 15, 2005. We do not expect there to be a material impact from the adoption of EITF 05-08 on our consolidated financial position, results of operations, or cash flows. In September 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-02, "The Meaning of 'Conventional Convertible Debt Instrument' in EITF Issue No. 00-19, 'Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.'" EITF 05-02 is effective for new instruments entered into and instruments modified in reporting periods beginning after June 29, 2005. We do not expect there to be a material impact from the adoption of EITF 05-02 on our consolidated financial position, results of operations, or cash flows.

In September 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-07, "Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues." EITF 05-7 is effective for future modifications of debt instruments beginning in the first interim or annual reporting period beginning after December 15, 2005. We do not expect there to be a material impact from the adoption of EITF 05-07 on our consolidated financial position, results of operations, or cash flows.

NOTE 2 - MAJOR CUSTOMERS AND VENDORS

One customer represented 96% of accounts receivable at September 30, 2005. Two customers accounted for 54.0% and 33.8% of net revenue for the year ended September 30, 2005. Three customers accounted for 59.2%, 22.9% and 10.4% of net revenue for the year ended September 30, 2004.

One supplier represented 38.6% of accounts payable at September 30, 2005. Purchases from this supplier during the year ended September 30, 2005, totaled approximately $2,120,000.

NOTE 3 - BALANCE SHEET COMPONENTS

Inventory:

Inventory consists of the following:

              Finished goods                                $       806,225
              Work-in-progress                                    1,134,762
              Purchased parts and raw material                      320,974
                                                            ---------------
                                                            $     2,261,961
                                                            ===============

Property and Equipment and Leased Equipment:

A summary is as follows:

              Property and Equipment
              Equipment                                     $       146,706
              Computer equipment                                     62,705
              Furniture & fixtures                                   57,979
                                                            -----------------
                                                                    267,390
              Less accumulated depreciation                        (152,684)
                                                            -----------------
                                                            $       114,706
                                                            =================

              Leased Equipment
              Leased equipment                              $     1,016,238
              Less accumulated depreciation                        (385,124)
                                                            -----------------
                                                            $       631,114
                                                            =================


Included in property and equipment is an asset acquired under capital lease obligations with an original cost of $11,742 as of September 30, 2005. Related accumulated depreciation and amortization of this asset was $196 as of September 30, 2005.

Intangible  assets:

A summary is as follows:

        Mobetron related intangibles:
        Manufacturing and design rights                        $        24,400
        Manufacturing instructions                                       8,700
        Medical device approval license                                 30,000
                                                               ----------------

        Total intangibles                                               63,100
        Less accumulated amortization                                  (22,043)
                                                               ----------------

        Intangibles, net                                       $        41,057
                                                               ================

        Mobetron related intangibles, net                      $        11,057
        Mobetron intangibles not subject to
         amortization                                                   30,000
                                                               ----------------

        Intangible assets, net                                 $        41,057
                                                               ================

Deferred financing cost:

      Debt issuance cost                                       $       692,252
      Less accumulated amortization                                    (20,337)
                                                               ----------------

      Deferred financing cost, net                             $       671,915
                                                               ================

Amortization expense for intangible assets and deferred financing costs totaled approximately $232,474 and $154,960 for the years ended September 30, 2005 and 2004, respectively. Amortization expense for the next five fiscal years is estimated as follows:


                Year Ending
               September 30,              Amount
            ---------------------    ------------------

                    2006                     $ 244,471
                    2007                       234,871
                    2008                       203,630
                    2009                             -
                    2010                             -
                                     ------------------
                                             $ 682,972
                                     ==================

The Company's historical and projected revenues are related to the sale and servicing of the Company's sole product, the Mobetron. Should revenues of the Mobetron product in future periods be significantly less than management's expectation, the benefit from the Company's Mobetron related intangibles would be limited and may result in an impairment of these assets.

Accrued liabilities:

A summary is as follows:

                                                       September 30,
                                                           2005
                                                    --------------------
            Accrued liabilities:
            Accrued sales tax                                $   59,040
            Commitment to redeem common stock                    91,250
            Accrued personal paid leave                          94,313
            Accrued royalty                                     150,000
            Accrued interest                                    164,502
            Accrued warranty                                    168,555
            Contract advances                                   371,652
            Other accrued liabilities                            60,980
                                                    --------------------
                                                            $ 1,160,292
                                                    ====================

Warranty:


The warranty periods for the Company's products are generally one year from the date of shipment. The Company is responsible for warranty obligations arising from its sales and provides for an estimate of its warranty obligation at the time of sale. The Company's contract manufacturers are responsible for the costs of any manufacturing defects. Management estimates and provides a reserve for warranty upon sale of a new machine based on historical warranty repair expenses of the Company's installed base.

The following table summarizes the activity related to the product warranty liability, which was included in accrued liabilities on the Company's consolidated balance sheets, at September 30, 2005.

            Warranty accrual at September 30, 2004              $  117,985

            Accrual for warranties during the year                 248,296
            Actual product warranty expenditures                  (197,726)
                                                                -----------

            Warranty accrual at September 30, 2005              $  168,555
                                                                ===========

NOTE 4 - BORROWINGS

Outstanding notes payable were as follows:

                                                                              Year ended
                                                                          September 30, 2005
                                                                          -------------------

Notes payable, related parties, current                                      $      1,184,925
                                                                          ===================
Revolving line of credit                                                     $      2,907,414
Senior secured debentures                                                           1,972,222
Convertible debentures                                                              2,500,000
Other Notes                                                                            55,144

Less debt discounts due to warrants                                                (1,776,957)
Less beneficial conversion features                                                (1,379,449)
                                                                          -------------------
Notes payable, net of debt discounts
  and beneficial conversion features                                                4,278,374
Less current portion                                                               (2,929,450)
                                                                          -------------------
Notes payable, other, net debt discounts due to warrants
  and beneficial conversion features, net of current portion                 $      1,348,924
                                                                          ===================

Notes payable, related parties:

Notes payable to related parties of $1,184,925 at September 30, 2005, include notes issued to various officers, directors, and stockholders of the Company. The notes are due on demand and bear interest at 9% per annum, payable quarterly unless otherwise specified by each holder. During the year ended September 30, 2005, $100,000 of notes were converted to 80,000 shares of common stock at $1.25 per share and $100,000 of notes were converted to 142,857 shares of common stock at $0.70 per share. Additionally, during the year ended September 30, 2005, the Company received note proceeds of $565,500 from related parties and repaid $238,000 of principal to related parties.

Revolving line:

In August 2005, the Company entered into a $3,000,000 revolving combined inventory financing and international factoring agreement (the "Revolving Line") with a financial institution. Under the terms of the agreement, the Company agreed to pay interest at the rate of 12% per annum on inventory financings and 24% per annum on factoring related borrowings under the line. The loan is secured by a lien on the financed inventory and receivables. As a further inducement, the Company also agreed to grant the financial institution a warrant, which included piggyback registration rights, for 576,923 shares of its common stock at an exercise price of $0.52 per share. The warrant has a two year term. The fair value attributable to the warrant of $120,608 was recorded as a note discount and will be amortized to interest over a one year period. At September 30, 2005 the outstanding principal balance under this agreement was $2,907,414 and the unamortized note discount was $110,557.

Senior secured debentures

In January 2001, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments". This pronouncement requires the use of the intrinsic value method for recognition of the detachable and imbedded equity features included with indebtedness, and requires amortization of the amount associated with the convertibility feature over the life of the debt instrument rather than the period for which the instrument first becomes convertible.

In August 2005, the Company sold $2,000,000 of 10% senior secured debentures to certain investors. The debentures bear interest at 10% per annum, payable monthly, and have three year term. Principal in the amount of $27,778 of the original principal is due monthly, with the remaining balance due at maturity. The debentures are secured by a blanket security interest in the Company's assets. In addition, the Company issued 1,600,000 shares of its common stock to the holders of the debentures as security for the debentures, which the Company estimated had a fair market value of $0.55 per share. As a further inducement, the Company granted the holders of the debentures warrants to purchase 2.5 million shares of its common stock at an exercise price of $0.40 per share with an expiration date of August 31, 2010. The relative fair values of the warrants issued were determined using the Black-Scholes option-pricing model. The Company determined that the relative fair value of the debt and warrants was $1,361,266 and $638,734, respectively. The fair value of the warrants was recorded as a note discount and will be amortized to interest over the life of the debentures. At September 30, 2005 the outstanding principal balance under the 10% senior secured debentures was $1,972,222 and the unamortized note discount was $615,293.

Convertible debentures

In August 2005, the Company sold $2,500,000 of 7% convertible debentures to certain investors. The debentures are convertible into the Company's common stock at $0.40 per share at the option of the debenture holders and bear interest at 7% per annum, payable quarterly. The debentures have a term of three years with principal due in full at maturity. As a further inducement, the Company granted the holders of the debentures warrants to purchase 3.125 million shares of the Company's common stock, expiring September 30, 2006, and warrants to purchase 3.125 million shares of the Company's common stock, expiring August 31, 2010. All warrants are exercisable at $0.40 per share. The debentures are deemed "conventional convertible debt instruments" in accordance with EITF 05-02 and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, with respect to (i) contingencies related to the exercise of the conversion option and (ii) convertible preferred stock with a mandatory redemption date. The relative fair values of the warrants issued were determined using the Black-Scholes option-pricing model. The Company determined that the relative fair value of the debt and warrants was $1,418,862 and $1,081,138, respectively. The relative fair value of the warrants was recorded as a note discount and will be amortized to interest over the life of the debentures.

The application of the provisions of EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," and EITF 00-27, "Application of Issue 98-5 to Certain Convertible Instruments" resulted in the calculation of an embedded beneficial conversion feature in the convertible debentures, which is required to be treated as an additional discount to the convertible debentures. The value of the beneficial conversion feature was limited to the relative fair value of the debentures, $1,418,862, and will be amortized to interest over the life of the debentures. At September 30, 2005 the outstanding principal balance of the 7% convertible debentures was $2,500,000 and the unamortized note discount was $2,430,555.

Other notes:

The Company converted an outstanding accounts payable balance into unsecured notes during fiscal year 2003. These unsecured notes accrue interest at rates between 5% and 6%. At September 30, 2005, the principal balance outstanding under these notes was $5,144.

The Company has a note payable to a former director in the amount of $50,000. This note is due on demand and bears interest at 9% per annum, payable quarterly.

NOTE 5 - CAPITAL LEASE


Capital lease

Capital lease obligations were as follows:

                                                           Year ended
                                                           September 30,
                                                               2005
                                                        ------------------

Capital lease for equipment                                     $   11,742

Less current portion                                               (1,550)
                                                        ------------------

Capital lease obligations, net of current portion               $   10,192
                                                        ==================

During the year ended September 30, 2005, the Company acquired equipment from a vendor, to be paid in monthly installments through November 2010. At September 30, 2005 the outstanding principal balance under the lease is $11,742 of which $1,550 is classified as current and $10,192 as long term.





                  (Remainder of page intentionally left blank)

NOTE 6 - OBLIGATION FOR LEASED EQUIPMENT


The Company delivered one of its Mobetron's to a hospital in the Netherlands in November 2003. As an equipment supplier, the Company received proceeds in the amount of $1,230,685 as sale price of the equipment from a third party leasing company, who in turn leased the equipment to the hospital pursuant to a seventy month lease (See Note 1, Lease Revenue and Leasing Transactions).

Because of the potential reimbursement to the hospital at the 18th month of the lease, the Company retains substantial risk of ownership in the leased property, and the transaction has therefore been accounted for in accordance with SFAS 13, "Accounting for Leases", specifically paragraphs 19, 21, and 22.

Accordingly, the Company recorded the entire $1,230,685 of proceeds received from the leasing company as obligation for leased equipment, a liability on its balance sheet and accounted for the item as borrowing. In accordance with APB Opinion 21, "Interest on Receivables and Payables" paragraphs 13 and 14, the Company determined an interest rate for the obligation of 14.5% based on other debt arrangements entered into by the Company at dates closest to the inception of the obligation for leased equipment. Further, although the Company is not entitled to the cash rental payments, the Company recognized rents revenue totaling $248,671 and $207,226 for the year ended September 30, 2005 and September 30, 2004 respectively. A portion of each month's rental revenue is recorded as interest and included in cost of revenue with the remainder recorded as a reduction in obligation for leased equipment.

During the year ended September 30, 2005, the hospital notified the Company that it intends to exercise its prepayment option, however the Company has agreed to allow the hospital to continue to lease the equipment through January 1, 2006 and agreed to the new prepayment amount established by the leasing company. Pursuant to the lease extension, the Company will continue to recognize revenue, expense and reduction on obligation for leased equipment on this transaction, as described above through September 30, 2005. At September 30, 2005, the obligation for leased equipment is $1,042,846.

NOTE 7 - COMMON STOCK

Shares Reserved for Future Issuance:

The Company has reserved shares of common stock for future issuance as follows:

                                                September 30,
                                                     2005
                                             ---------------------

            1995 Stock Option Plan                  2,027,000
            Common stock warrants                  10,985,674
                                             ---------------------

            Total                                  13,012,674
                                             =====================





                  (Remainder of page intentionally left blank)

Treasury Stock:

In November 1998, the Company repurchased 600,000 shares of its common stock at $0.25 per share.

Conversion of promissory notes into Common Stock:

During the year ended September 30, 2004, the holders of the Company's promissory notes elected to convert an aggregate of $2,082,035 principal amount of the debentures and $110,071 of related interest into 2,726,080 and 157,211 shares of the Company's common stock, respectively.

Conversion of advances from stockholders into Common Stock:

During the year ended September 30, 2004, stockholders of the Company elected to convert their advances for an aggregate of $438,000 into 625,713 shares of the Company's common stock.

Issuance of Common Stock as Collateral:

During the year ended September 30, 2004, the Company issued 1,600,000 shares of its common stock having a market value of $0.55 per share as collateral for a note payable. Also, the Company cancelled 2,400,000 shares previously issued as collateral on a previously issued note payable.

Issuance of Common stock for anti-dilution:

Effective with the Merger, due to certain anti-dilutive provisions related to the preferred shares of the Target, the Company issued an additional 300,336 shares of common stock to the stockholders based on certain cumulative anti-dilutive events occurring prior to the Merger.

Conversion of Preferred Stock into Common Stock:

Effective with the Merger, 4,678,767 shares (representing all issued and outstanding shares) of convertible preferred stock of the Target were converted into an equivalent number of shares of the Company's common stock. The transaction is presented as being effective as of September 30, 2003.

Issuance of Common Stock as Payment for Consulting Services:

During the year ended September 30, 2005, the Company issued an aggregate of 895,000 shares of Common Stock, valued at $1,281,187, to consultants in lieu of cash payments for consulting services performed under consulting agreements. The Company recorded compensation expense of $1,281,187 related to these share issuances in accordance with SFAS No. 123.





                  (Remainder of page intentionally left blank)

NOTE 8 - STOCK OPTIONS

In 1995, the Company adopted the 1995 Stock Option Plan (the "Plan") and reserved 2,400,000 shares of common stock for issuance under the Plan.

Under the Plan, incentive options to purchase the Company's common stock may be granted to employees at prices not lower than fair market value at the date of grant as determined by the Board of Directors. Non-statutory options (options that do not qualify as incentive options) may be granted to employees and consultants at prices no lower than 85% of fair market value at the date of grant as determined by the Board of Directors. In addition, incentive or non-statutory options may be granted to persons owning more than 10% of the voting power of all classes of stock at prices no lower than 110% of the fair market value at the date of grant as determined by options (no longer than ten years from the date of grant, five years in certain instances). Options granted generally vest at a rate of 33% per year.

Activity under the Plan is as follows:

                                                                             Weighted
                                          Shares                              Average
                                        Available         Number of          Exercise           Aggregate
                                        for Grant          Shares              Price              Price
                                       -------------    --------------    ----------------    --------------
Balance at September 30, 2003             1,095,500           936,500             $  0.67         $ 629,450
Options granted                            (88,000)            88,000                1.25           110,000
Options exercised                                 -           (5,000)              (1.25)           (6,250)
Options cancelled                             3,000           (3,000)              (1.25)           (3,750)
Option expired                                    -                 -                   -                 -
                                       -------------    --------------    ----------------    --------------

Balance at September 30, 2004             1,010,500         1,016,500                0.72           729,450
Options granted                           (116,000)           116,000                1.25           145,000
Options exercised                                 -                 -                   -                 -
Options cancelled                             5,000           (5,000)              (1.25)           (6,250)
Options expired                                   -                 -                   -                 -

                                       -------------    --------------    ----------------    --------------
Balance at September 30, 2005               899,500         1,127,500             $  0.77          $868,200
                                       =============    ==============    ================    ==============


At September 30, 2005 and 2004, options to purchase 1,046,833 and 935,389 shares of common stock were outstanding and exercisable respectively.

During the year ended September 30, 2005 and 2004, the Company issued options to purchase 88,500 and 84,500 shares of common stock respectively, to its employees and directors. The fair value of each option grant is computed on the date of grant using intrinsic value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees".

During the year ended September 30, 2005 and 2004, the Company issued options to purchase 27,500 and 3,500 shares of common stock for services rendered by non-employees respectively.

Total options under the Plan at September 30, 2004, comprised the following:

                                      Number                 Weighted               Number
                                    Outstanding               Average             Exercisable
                Option                 as of                 Remaining               as of
               Exercise            September 30,        Contractual Life        September 30,
                Price                  2004                   (Years)                2004
            ---------------    ----------------------    ------------------    ------------------
                $0.100                    30,000               1.12                  30,000
                 0.500                    97,000               3.87                  97,000
                 0.550                   300,000               3.20                 300,000
                 0.800                   386,500               7.53                 355,306
                 0.880                   120,000               6.55                 113,333
                 1.250                    68,000               9.01                  34,750
                 1.375                    15,000               9.01                   5,000
                               ----------------------                          ------------------
                Total                  1,016,500                                    935,389
                               ======================                          ==================

Total options under the Plan at September 30, 2005, comprised the following:

                                                                        Weighted
                                Options Outstanding           Average               Options
                Option               as of                   Remaining          Exercisable as of
               Exercise           September 30,              Contractual          September 30,
                Price                 2005                   Life (Years)              2005
            ---------------    ----------------------     -----------------    -------------------
                $0.100                   30,000                  0.12                    30,000
                 0.500                   97,000                  2.87                    97,000
                 0.550                  300,000                  2.20                   300,000
                 0.800                  386,500                  6.53                   386,250
                 0.880                  120,000                  5.55                   120,000
                 1.250                  164,000                  8.63                    98,583
                 1.375                   30,000                  8.51                    15,000
                               ----------------------                          -------------------
                Total                 1,127,500                                       1,046,833
                               ======================                          ===================







                  (Remainder of page intentionally left blank)

NOTE 9 - WARRANTS

The following warrants are each exercisable into one share of common stock:

                                                                         Weighted             Aggregate
                                              Number of Shares        Average Price             Price
                                             -------------------     -----------------     ----------------
 Balance at September 30, 2003                          765,091                $ 1.09            $ 832,500
 Warrants granted                                       608,000                  1.58              960,000
 Warrants exercised                                     (10,000)                (0.50)              (5,000)
 Warrants cancelled                                    (500,000)                (1.00)            (500,000)
 Warrants expired                                             -                     -                    -
                                             -------------------     -----------------     ----------------

 Balance at September 30, 2004                          863,091                  1.49            1,287,500
 Warrants granted                                    10,222,583                  0.42            4,250,200
 Warrants exercised                                           -                     -                    -
 Warrants cancelled                                           -                     -                    -
 Warrants repriced                                     (119,100)                (1.25)            (148,875)
 Warrants repriced                                      119,100                  0.70               83,370
 Warrants expired                                      (100,000)                (2.00)            (200,000)
                                             -------------------     -----------------     ----------------
 Balance at September 30, 2005                       10,985,674                $ 0.48          $ 5,272,195
                                             ===================     =================     ================







                  (Remainder of page intentionally left blank)

The common stock warrants are comprised of the following:

                                                                     Weighted
                                                                      Average
                                          Number Outstanding         Remaining
                                          as of September 30,       Contractual
                   Exercise Price              2004                 Life (Years)
                ---------------------    -------------------       -------------
                       $1.250                   594,000                  2.43
                        1.375                    69,091                  2.42
                        2.000                   100,000                  0.48
                        2.500                   100,000                  1.48
                                         --------------
                       Total                    863,091
                                         ==============

                                                                     Weighted
                                                                      Average
                                          Number Outstanding         Remaining
                                          as of September 30,       Contractual
                   Exercise Price              2005                Life (Years)
                ---------------------    -------------------       -------------
                       $0.400                 9,537,500                  3.64
                        0.520                   576,923                  1.88
                        0.700                   119,100                  4.92
                        1.250                   583,060                  1.85
                        1.375                    69,091                  1.42
                        2.500                   100,000                  0.50
                                         --------------
                        Total                10,985,674
                                         ==============

During the following fiscal years, the numbers of warrants to purchase common stock which will expire in the next five years if unexercised are:

                     Fiscal Year
                  Ending September 30,          Number
                 --------------------     ----------------
                        2006                   3,325,000
                        2007                     914,974
                        2008                      44,100
                        2009                     150,000
                        2010                   6,551,600
                                          ----------------
                                             10,985,674
                                          ================


During the year ended September 30, 2004, the Company issued an aggregate of 18,000 warrants to purchase common stock related to certain notes payable subsequently fully repaid in 2005. The fair value attributable to these warrants were $1,409 and were recorded as a discount to notes payable, and were accreted to interest over the life of the borrowing During fiscal year 2004, an additional 240,000 warrants with a fair value of $9,912 were issued related to the above mentioned notes payable to extend the maturity of the notes to various dates. Of the warrants issued related to the above mentioned notes payable, 35,000 warrants with immaterial amount of fair value were issued to related parties during the year ended September 2004.

During the year ended September 30, 2004, the Company issued 350,000 warrants to purchase common stock to various parties for services rendered to the company. The fair value of these warrants was $28,044, and was expensed upon issuance, as all of the warrants were fully exercisable upon issuance.

During the year ended September 30, 2004, 500,000 warrants with an exercise price of $1.00 per share were cancelled in exchange for the issuance of 100,000 shares of common stock at $1.25 per share to effect the cashless exercise feature of these warrants. The value of the newly issued stock was determined using the fair value of the stock, which price was the same as the conversion price for certain notes payable and the warrants issued for certain notes payable, as well as the price used for grants of employee and director options during fiscal 2004. In addition 10,000 warrants were exercised for cash at a price of $0.50 per share.

In January and April 2005, the Company issued warrants to purchase 88,160 shares of its common stock at an exercise price of $1.25 per share related to certain borrowings later consolidated under the Revolving Line (see Note 4). The fair value attributable to the warrants of $26,934 was recorded as a note discount and was amortized to interest over the estimated life of the borrowing. At September 30, 2005 the note discount was fully amortized.

In February 2005, the Company issued a warrant to a lender for 20,000 shares of its common stock at an exercise price of $1.25 per share for a borrowing which was fully repaid as of September 30, 2005. The relative fair value attributable to the warrants of $16,155 was recorded as a note discount and was amortized to interest over the life of the borrowing. As of September 30, 2005 the note discount was fully amortized.

On July 1, 2005, the Company agreed to extend by one year the expiration date of 244,000 warrants issued to holders of certain notes which were past due as consideration for their continued forbearance. On August 31, 2005, the Company further agreed to modify 119,100 of these 244,000 warrants by reducing the exercise price of the warrants from $1.25 to $0.70 per share and extending the expiration date to August 31, 2010 as additional consideration for agreements by some of these noteholders to convert their note balances into the Company's common stock at $0.70 per share on August 31, 2005. The remainder of the non-converting notes were repaid on or about August 31, 2005. As a result of the modifications, the Company recorded as warrant expense $42,696, the difference between the fair value of the warrants immediately preceding and immediately after the modifications using the Black-Scholes method.

On August 31, 2005, the Company issued to the holders of its 7% convertible debentures short-term warrants to purchase 3.125 million shares of its common stock, expiring September 30, 2006, and warrants to purchase 3.125 million shares of its common stock, expiring August 31, 2010. All warrants are exercisable at $0.40 per share. The debentures are deemed "conventional convertible debt instruments" in accordance with EITF 05-02 and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, with respect to (i) contingencies related to the exercise of the conversion option and (ii) convertible preferred stock with a mandatory redemption date. The Company determined that the relative fair value of the debentures and the warrants was $1,418,862 and $1,081,138, respectively. The fair value of the warrants was recorded as a note discount and will be amortized to interest over the life of the 7% convertible debentures.

On August 31, 2005, the Company issued five year warrants for 2.5 million shares of its common stock at an exercise price of $0.40 per share with an expiration date of August 31, 2010 to the holders of its 10% senior secured debentures (see
Note 4). The Company determined that the relative fair value of the debentures and the warrants was $1,361,266 and $638,734, respectively. The fair value of the warrants was recorded as a note discount and will be amortized to interest over the life of the 10% senior secured debentures.

In August 2005, the Company issued a warrant to purchase 576,923 shares of its common stock at an exercise price of $0.52 per share under the Revolving Line (see Note 4). The fair value attributable to the warrant of $120,608 was recorded as a note discount and will be amortized to interest over a one year period. As of September 30, 2005 the unamortized note discount was $110,557.

During the year ended September 30, 2005, the Company issued a five year warrant to purchase 787,500 shares of common stock at an exercise price of $0.40 per share for services rendered by a financial advisor in connection with sales of the 7% convertible debentures and 10% senior secured debentures (see Note 4). The fair value of these warrants of $288,450 was capitalized as debt issuance cost and amortized over the term of the debentures. At September 30, 2005 the unamortized debt issuance cost was $279,329.

The values of the warrants issued were determined using the Black-Scholes option-pricing model based on the following assumptions: volatilities of between 42.68% and 72.19% and of 0.01%; expected lives of between one and five years and between two and five years ; and risk free interest rates of between 3.09% and 4.06% and between 1.68% and 3.24% during the years ended September 30, 2005 and 2004, respectively; no dividends; and the fair market value of the Company's common stock on the date of issuance.

NOTE 10 - EMPLOYEE BENEFIT PLAN

The Company maintains a 401(k) defined contribution plan that covers substantially all of its employees. Participants may elect to contribute up to a maximum of 15% of their annual compensation (subject to a maximum limit imposed by federal tax law). The Company, at its discretion, may make annual matching contributions to the plan. The Company has made no matching contributions to the plan through September 30, 2005.


NOTE 11 - COMMITMENTS AND CONTENGENCIES

The Company leases offices and equipment under non-cancelable operating and capital leases with various expiration dates through 2011. Rent expense for the year ended September 30, 2005 and 2004 was $ 100,110 and $90,409 respectively. The terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid.



Future minimum lease payments under non-cancelable operating and capital leases are as follows:



                                                                      Capital           Operating
                   Year Ended September 30,                           Leases             Leases
---------------------------------------------------------------    --------------    ----------------
                             2006                                        $ 2,149           $ 187,063
                             2007                                          2,579             230,496
                             2008                                          2,579             237,625
                             2009                                          2,579             244,754
                             2010                                          2,579             233,838
                             2011                                            432                   -
                                                                   --------------    ----------------
Total minimum lease payments                                              12,897          $1,133,776
                                                                                     ================

Less: amount representing interest                                       (1,155)
                                                                   --------------

Present value of minimum lease payments                                   11,742
Less: current portion                                                    (1,550)
                                                                   --------------

Obligations under capital lease, net of current portion                 $ 10,192
                                                                   ==============



NOTE 12 - INCOME TAX

The Company has no taxable income and no provision for federal and state income taxes is required for 2005 and 2004.

A reconciliation of the statutory federal rate and the Company's effective tax rate for the year ended September 30, 2005 and 2004, is as follows:

   Statutory federal income tax rate                                      34 %
   Other utilization of net operating losses                             (34)%
                                                                      ----------

   Effective tax rate                                                      0%
                                                                      ==========

Significant components of the Company's deferred tax assets and liabilities as of September 30, 2005 and 2004, are as follows:


                                                                September 30,           September 30,
                                                                    2005                    2004
                                                             --------------------    -------------------
Deferred tax assets:
   Effect of net operating loss carryforwards                $     7,045,000          $    5,563,000
                                                             --------------------    -------------------

       Total deferred tax asset                                    7,045,000               5,563,000
       Less valuation allowance                                   (7,045,000)             (5,563,000)
                                                             --------------------    -------------------

       Net deferred tax asset                                $             -          $           -
                                                             ====================    ===================



Net operating loss carryforwards of approximately $18,460,000 and $14,100,000 for federal are available as of September 30, 2005 and 2004, to be applied against future taxable income. The net operating loss carryforwards expire in tax years 2016 through 2023 for federal purposes.

Utilization of the net operating loss carry forwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

NOTE 13 - OPERATING SEGMENT AND GEOGRAPHIC INFORMATION

Net revenues by geographic area are presented based upon the country of destination. No other foreign country represented 10% or more of net revenues for any of the fiscal years presented. Net revenues by geographic area were as follows:



                                               Year Ended September 30,
                                       -----------------------------------------
                                             2005                   2004
                                       ------------------     ------------------

            Italy                      $       2,069,179        $             -
            United States                      1,471,913                559,099
            Netherlands                          248,671                207,226
            Spain                                 41,282              1,178,926
            Poland                                 3,830                 47,454
                                       ------------------     ------------------
            Total Revenue              $       3,834,875        $     1,992,705
                                       ==================     ==================


Long lived assets includes property and equipment, intangible assets, and leased equipment each net of applicable depreciation or amortization residing in the following countries during the year ended September 30, 2005.

            Netherlands                        $ 631,114
            United States                        155,763
                                       ------------------
            Total                            $   786,877
                                       ==================

NOTE 14 - SUBSEQUENT EVENTS

In October 2005, the Company sold an additional $2,500,000 of 7% convertible debentures to certain investors. The debentures are convertible into Company common stock at $0.40 per share at the option of the note holders and bear interest at 7% per annum, payable quarterly. The debentures have a term of three years with principal due in full at maturity. As a further inducement, the Company granted the holders of the convertible debentures short-term warrants to purchase 3.125 million shares of its common stock, expiring November 2006, and warrants to purchase 3.125 million shares of its common stock, expiring October 2010. All warrants are exercisable at $0.40 per share.

In November 2005, the Company sold $2,000,000 of 7% convertible debentures to certain investors. The debentures are convertible to Company common stock at $0.40 per share at the option of the note holders and bear interest at 7% per annum, payable quarterly. The debentures have a term of three years with principal due in full at maturity. As a further inducement, the Company granted the holders of the convertible debentures short-term warrants to purchase 2.5 million shares of its common stock expiring December 4, 2006 and warrants to purchase 2.5 million shares of its common stock expiring November 4, 2010. All warrants are exercisable at $0.40 per share.

In connection with the sales of 7% convertible debentures disclosed above in this footnote, the Company paid a placement fee of $315,000 and issued five year warrants to purchase 787,500 shares of common stock at $0.40 per share for services rendered by the placement agent. The fair value of these warrants was $255,085 and was capitalized as debt issuance cost amortized over the term of the debentures.

In November 2005, the Company's customer in the Netherlands (see Note 6) notified the Company that the customer will exercise its option to terminate its lease for the Company's equipment and, as per prior agreement, requires the Company to reimburse the customer for the prepayment amount that the customer is required to make to the leasing company. The Company has agreed to allow the hospital to continue to lease the equipment through January 1, 2006 and agreed to the new prepayment amount established by the leasing company. The Company estimates that the amount of the refund, due on January 1, 2006, will be approximately $945,000 based on the prepayment price quoted by the lessor and contingent on the euro to dollar exchange rate at that time.

During the period starting October 1 through December 13, 2005, the Company repaid $91,250 of principal to certain stockholders who redeemed their shares in accordance with certain dissenter's rights provisions (see Note 1).

During the period starting October 1 through December 16, 2005, the Company converted $250,000 of principal and interest of notes due related parties (see
Note 4) into 431,034 shares of common stock at $0.58 per share. Additionally, the Company received note proceeds of $50,000 from related parties and repaid $317,500, $50,000, $432,771 and $55,556 of principal for notes to related parties, note to a former director, amounts under the Revolving Line and 10% senior secured debentures respectively. (see Note 4).

On December 7, 2005, the Company's Board of Directors voted to amend and restate the Company's 1995 Stock Option Plan to among other things, a) extend the expiration date of the Plan to December 7, 2015; b) change the name of the plan to the "2005 Equity Incentive Plan" (the "New Plan") and c) increase the number of shares reserved under the New Plan from 2,400,000 shares to 4,000,000 shares.

Contemporaneous with adoption of the New Plan, the Board of Directors granted a total of 270,000 options to the eight outside directors on the board; a total of 318,500 options to its employees; and a total of 5,000 options to certain service providers. The New Plan became effective when adopted by the Company's Board of Directors, but no option granted under the New Plan shall become exercisable and no shares shall be issuable under the New Plan unless and until the New Plan has been approved by the Company's stockholders.


NOTE 15 - SUBSEQUENT EVENTS - UNAUDITED

The following subsequent events occurred after February 9, 2006.

Subsequent to February 9, 2006, the Company repaid the following amounts of principal, $11,952 due under notes to related parties, $111,111 due under the 10% senior secured debentures, $1,399,999 due under the Product Financing Arrangement, and $732 due under capital leases. Additionally, the Company received proceeds of $1,787,317 for borrowings under the Revolving Line. The Company entered into a twelve months payment arrangement with a vendor in the amount of $312,500.

On February 11, 2006, the Company cancelled a total of 13,500 stock options under the New Plan following employee terminations.

In March 2006, the Company re-evaluated its classification of the convertible debentures as "conventional convertible debt instruments" under EITF 05-02 and EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". Prior to the reevaluation, the convertible debentures were classified as liability while the features of the convertible debentures were classified as equity. The Company subsequently determined that the debentures were not "conventional convertible debt instruments" requiring the convertible debentures and related debt features to be evaluated in accordance with SFAS 133 and EITF 00-19. In accordance with the guidelines provided by SFAS 133 and EITF 00-19, the default acceleration provisions of the convertible debentures did not qualify for a scope exemption under SFAS 133 and were required by SFAS 133 to be accounted for separately from the debt instrument and recorded as derivative financial instruments. SFAS133 requires periodic reevaluation of fair value of derivative financial instruments with potentially significant fluctuation in fair value from period to period. As of March 31, 2006, the Company assigned no fair value to the derivative features of the convertible debentures as the Company estimated the probability of occurrence of the events to be nil or extremely low. Accordingly, the change in the Company classification of the convertible debentures had no material impact on the Company financial statements presented at September 30, 2005. The Company will modify its disclosures related to the convertible debenture in its future filings.

As of March 31, 2006, the Company had not met the deadlines for having its Form SB 2 declared effective by the SEC as required by the terms of the registration rights agreements relating to its convertible and senior debentures. As a result, the Company was potentially subject to certain liquidated damages, as defined in the registration rights agreements. However, on April 18, 2006, the Company entered into an amendment to the registration rights agreements which extended the required effectiveness date of its initial registration statement to May 15, 2006 for investors subject to the August 31, 2005 registration rights agreement and extended to May 30, 2006 the date on which the Company must have an effective registration statement for 50% of the registrable shares for investors who were signatory to the October 25, 2005 registration rights agreement. On April 28, 2006 the Company's Form SB-2 initial registration statement for 10 million shares related to the senior and convertible debentures was declared effective, meeting the deadline required under the amended August 31, 2005 registration statement. This registration also represented 20.5% of the shares required to be registered under the October 25, 2005 registration rights agreement. On May 26, 2006 the Company's Form SB-2 second registration statement for 15.1 million shares related to the senior and convertible debentures was declared effective, meeting the deadline required under the amended October 25, 2005 registration statement. Following this registration the Company has an effective registration statement for more than 50% of the registrable shares for investors who were signatory to the October 25, 2005 registration rights agreement.

On April 7, 2006, the Company entered into an agreement with Emerging Markets Consulting, LLC ("EMC"). Pursuant to the Agreement, the Company issued to EMC 100,000 shares of common stock and a five-year warrant to purchase 100,000 shares of common stock at an exercise price of $1.00 per share. Upon the first day of the second six-month term of the Agreement, the Company will issue to EMC an additional 100,000 shares of common stock and an additional five-year warrant to purchase 100,000 shares of stock.

On April 10, 2006, the Company entered into an amendment to the Revolving Line (see Note 4) to clarify and amend certain terms and conditions pursuant to which the Company can obtain financing under the Revolving Line. Under the amendment to the Revolving Line (the "Product Financing Arrangement"), ownership of the inventory financed is transferred to the lending financial institution. The financial institution has a mandatory put option on the Company for repurchase of the financed inventory. No other changes than those described above were made under the Product Financing Agreement to the terms and conditions of the Revolving Line.

On June 1, 2006, the Company entered into an amendment to the Product Financing Arrangement with a financial institution, increasing the debt facility available under the Product Financing Arrangement to $4,000,000. Under the terms of the amendment the Company granted warrants to purchase 192,307 shares of its common stock at an exercise price of $0.52 per share with an expiration date of May 31, 2008 to the financial institution. Additionally, the Company agreed to extend by one year to August 15, 2006, the expiration date of 576,923 warrants previously issued to the financial institution.


In May 2006, the Company granted 50,500 options to purchase shares of its common stock at an exercise price of $0.54 per share to its employees under the New Plan.


                                      Y-42